As filed with the Securities and Exchange Commission on April 1, 2024

Registration No. 333-277190

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICROBOT MEDICAL INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	94-3078125
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

288 Grove Street, Suite 388

Braintree, MA 02184

(781) 875-3605

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Harel Gadot

Chief Executive Officer, President and Chairman

288 Grove Street, Suite 388

Braintree, MA 02184

(781) 875-3605

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Fox, Esq.

Ruskin Moscou Faltischek, PC

1425 RXR Plaza

15th Floor, East Tower

Uniondale, NY 11556

(516) 663-6600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 1, 2024

PRELIMINARY PROSPECTUS

1,005,965 Shares of Common Stock

This prospectus relates to the sale or other disposition from time to time of up to 1,005,965 shares of our common stock, $0.01 par value per share, representing shares held by the selling stockholders named in this prospectus, including their transferees, pledgees, donees or successors. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

The selling stockholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” beginning on page 65. The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission. No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering.

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “MBOT.” On March 27, 2024, the last reported closing price of our common stock on the Nasdaq Capital Market was $1.15.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2024.

i

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided in this prospectus and any prospectus supplement that we may authorize to be provided to you. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement that we may authorize to be provided to you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the cover of the document, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to carefully read this prospectus and any prospectus supplement, together with the information as described under the heading “Where You Can Find More Information.”

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Microbot” refer to Microbot Medical Inc., including our directly and indirectly wholly owned subsidiary. Unless the context otherwise requires, the historical business, financial statements and operations of Microbot include Microbot Medical Ltd., an Israeli corporation (“Microbot Israel”) which became a wholly-owned subsidiary of the Company on November 28, 2016.

We own or have rights to various U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including LIBERTY®. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus, appear with the trade name, trademark or service mark notice and then throughout the remainder of this prospectus without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

1

RISK FACTOR SUMMARY

The following is a summary of the principal risks that could adversely affect our business, operations, and financial results. A more thorough discussion of these and other risks are listed under the section entitled “Risk Factors” commencing on page 11.

Risks Relating to Microbot’s Financial Position and Need for Additional Capital

●	There is substantial doubt regarding our ability to continue as a going concern.

●	Microbot has had no revenue and has incurred significant operating losses since inception and is expected to continue to incur significant operating losses for the foreseeable future. The Company may never become profitable or, if achieved, be able to sustain profitability.

●	Microbot has a limited operating history outside of being a research and development-stage company, which may make it difficult to evaluate the prospects for the Company’s future viability.

●	Microbot will need additional funding. If Microbot is unable to raise capital when needed, it could be forced to delay, reduce or eliminate its product development programs or commercialization efforts.

Risks Relating to the Development and Commercialization of Microbot’s Product Candidates

●	Unsuccessful animal studies, clinical trials or procedures relating to product candidates under development could have a material adverse effect on Microbot’s prospects.

●	Microbot’s business depends heavily on the success of its sole lead product candidate, the LIBERTY® Endovascular Robotic Surgical System. If Microbot is unable to commercialize the LIBERTY® Endovascular Robotic Surgical System, or experiences significant delays in doing so, Microbot’s business will be materially harmed.

●	The results of Microbot’s research and development efforts are uncertain and there can be no assurance of the commercial success of Microbot’s product candidates.

●	Microbot may not meet its development and commercialization objectives in a timely manner or at all.

●	Microbot’s ability to expand its technology platforms for other uses may be limited.

●	At this time, Microbot does not know the extent of the clinical trial that the FDA will require it to submit in support of its future marketing applications for the LIBERTY® Endovascular Robotic Surgical System, which creates uncertainty for Microbot as well as the possibility of increased product development costs and time to market.

●	Microbot’s technology acquired from CardioSert and part of its One & Done® feature is subject to a buy-back clause which was triggered, thus causing us to lose rights to the technology.

●	Microbot will depend upon the ability of third parties, including contract research organizations, collaborative academic groups, future clinical trial sites and investigators, to conduct or to assist the Company in conducting clinical trials for its product candidates, if such trials become necessary.

●	Our research and development program is dependent on the availability of certain components from suppliers, the delay in delivery of which could materially adversely affect our ongoing development and ability to manufacture and package devices in the timeframes currently expected.

●	If the commercial opportunity for the LIBERTY® Endovascular Robotic Surgical System and any other commercial products that may be developed by Microbot is smaller than Microbot anticipates, Microbot’s future revenue from the LIBERTY® Endovascular Robotic Surgical System and such other products will be adversely affected and Microbot’s business will suffer.

2

●	Customers will be unlikely to buy the LIBERTY® Endovascular Robotic Surgical System or any other product candidates unless Microbot can demonstrate that they can be produced for sale to consumers at attractive prices.

●	Microbot has relied on, and intends to continue to rely on, third-party manufacturers to produce its product candidates.

●	If Microbot’s product candidates are not considered to be a safe and effective alternative to existing technologies, Microbot will not be commercially successful.

●	Microbot may be subject to penalties and may be precluded from marketing its product candidates if Microbot fails to comply with extensive governmental regulations.

●	If Microbot is not able to both obtain and maintain adequate levels of third-party reimbursement for procedures involving its product candidates after they are approved for marketing and launched commercially, it would have a material adverse effect on Microbot’s business.

●	Clinical outcome studies for the LIBERTY® Endovascular Robotic Surgical System may not provide sufficient data to make Microbot’s product candidates the standard of care.

●	Microbot products may in the future be subject to mandatory product recalls that could harm its reputation, business and financial results.

●	If Microbot’s future commercialized products cause or contribute to a death or a serious injury, Microbot will be subject to Medical Device Reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

●	Microbot could be exposed to significant liability claims if Microbot is unable to obtain insurance at acceptable costs and adequate levels or otherwise protect itself against potential product liability claims.

●	If Microbot fails to retain certain of its key personnel and attract and retain additional qualified personnel, Microbot might not be able to pursue its growth strategy effectively.

Risks Relating to International Business

●	If Microbot fails to obtain regulatory clearances in other countries for its product candidates under development, Microbot will not be able to commercialize these product candidates in those countries.

●	Microbot operations in international markets involve inherent risks that Microbot may not be able to control.

Risks Relating to Microbot’s Intellectual Property

●	Intellectual property litigation and infringement claims could cause Microbot to incur significant expenses or prevent Microbot from selling certain of its product candidates.

●	If Microbot or TRDF are unable to protect the patents or other proprietary rights relating to Microbot’s product candidates, or if Microbot infringes on the patents or other proprietary rights of others, Microbot’s competitiveness and business prospects may be materially damaged.

●	Dependence on patent and other proprietary rights and failing to protect such rights or to be successful in litigation related to such rights may result in Microbot’s payment of significant monetary damages or impact offerings in its product portfolios.

3

Risks Relating to Operations in Israel

●	Existing and historical risks relating to our operations in Israel are being exacerbated by the current military actions and operations, and related activities, that commenced with the surprise attack on the State of Israel on October 7, 2023.

●	Microbot has facilities located in Israel, and therefore, political conditions in Israel may affect Microbot’s operations and results.

●	Political relations could limit Microbot’s ability to sell or buy internationally.

●	Israel’s economy may become unstable.

●	Exchange rate fluctuations between the U.S. dollar and the NIS currencies may negatively affect Microbot’s operating costs.

●	Funding and other benefits provided by Israeli government programs may be terminated or reduced in the future and the terms of such funding may have a significant impact on future corporate decisions.

●	Some of Microbot’s employees are obligated to perform military reserve duty in Israel.

General Risks

●	The issuance of shares upon exercise of outstanding warrants and options could cause immediate and substantial dilution to existing stockholders.

4

PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 11, and the consolidated financial statements and related notes and the other information included in this prospectus.

Overview

Microbot is a preclinical medical device company specializing in the research, design and development of next generation robotic endoluminal surgery devices targeting the minimally invasive surgery space. Microbot is primarily focused on leveraging its robotic technologies with the goal of redefining surgical robotics while improving surgical outcomes for patients.

Using our LIBERTY® Endovascular Robotic Surgical System, we are developing the first ever fully disposable robot for various endovascular interventional procedures.

Recent Developments

Settlement of Lawsuit

As of January 26, 2024 (the “Effective Date”), we entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Empery Asset Master Ltd., Empery Tax Efficient, LP, Empery Tax Efficient III, LP and Hudson Bay Master Fund Ltd. (collectively, “Plaintiffs”), which resolved and settled the below referenced litigation between the Company and Plaintiffs. The Company previously announced that it was a defendant in a lawsuit captioned Empery Asset Master Ltd., Empery Tax Efficient, LP, Empery Tax Efficient II, LP, Hudson Bay Master Fund Ltd., Plaintiffs, against Microbot Medical Inc., Defendant, in the Supreme Court of the State of New York, County of New York (Index No. 651182/2020) (the “Lawsuit”), pursuant to which the Plaintiffs alleged, among other things, that the Company breached multiple representations and warranties contained in the Securities Purchase Agreement (the “SPA”) related to the Company’s June 8, 2017 equity financing (the “Financing”), of which the Plaintiffs participated, and fraudulently induced Plaintiffs into signing the SPA. The complaint sought rescission of the SPA and return of the Plaintiffs’ $6.75 million purchase price with respect to the Financing.

Pursuant to the Settlement Agreement, the Company paid Plaintiffs an aggregate of $2,154,000 (the “Total Settlement Amount”), consisting of a cash payment covered by the Company’s insurance carrier of $1,100,000 and 1,005,965 shares of restricted Company common stock (the “Shares”), which Shares represent the whole number of restricted shares of Company common stock calculated pursuant to the following formula: $1,054,000/[closing price of Company common stock on the Effective Date * 0.825]. Additionally, the Plaintiffs and the Company each agreed to fully release the other from all claims arising out of the Financing, the SPA and/or the allegations and claims asserted in the Lawsuit, subject to customary carve-outs.

In February 2024, the Plaintiffs filed a stipulation discontinuing the Lawsuit with prejudice.

We also agreed, pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”), to file a registration statement on Form S-1 or Form S-3 covering the resale of the Shares (the “Resale Registration Statement”), within 30 calendar days following the Effective Date, and to use reasonable best efforts to have such Resale Registration Statement declared effective by the SEC within 60 days (or, in the event of a “full review” by the Securities and Exchange Commission, within 90 days) following the Effective Date. We shall be required to make cash payments to the Plaintiffs in the event we fail to register the Shares and keep the Resale Registration Statement effective pursuant to the terms of the Registration Rights Agreement, and if we fail to remove the restrictions on the Shares pursuant to the terms of the Settlement Agreement.

5

Preferred Investment Option Inducement Transaction

The Company entered into a Preferred Investment Option Exercise and Inducement Letter on December 29, 2023 (the “Inducement Letter”) with certain selling stockholders (the “Stockholders”), the registered holders of existing (i) Series A preferred investment options to purchase shares of the Company’s common stock at an exercise price of $2.20 per share, issued on October 25, 2022, as amended on May 24, 2023, (ii) Series C preferred investment options to purchase shares of the Company’s common stock at an exercise price of $2.075 per share, issued on June 6, 2023, and (iii) Series D preferred investment options to purchase shares of the Company’s common stock at an exercise price of $3.19 per share issued on June 26, 2023 (the “Existing Investment Options”), pursuant to which the Stockholders agreed to exercise for cash their Existing Investment Options to purchase an aggregate of 1,685,682 shares of the Company’s common stock, at a reduced exercised price of $1.62 per share, in consideration for the Company’s agreement to issue new preferred investment options (the “Inducement Investment Options”) to purchase up to an aggregate of 1,685,682 shares of the Company’s common stock at an exercise price of $1.50 per share. The closings of the transactions contemplated by the Inducement Letter occurred on January 3, 2024. The Inducement Investment Options are immediately exercisable from the date of issuance until five and one-half (5.5) years following the date of issuance. No other changes to the Existing Investment Options were made.

Core-Business Focus Program

On May 15, 2023, the Board of Directors of the Company authorized, and the Company commenced, a core-business focus program while the Company seeks to raise additional capital to continue development of the LIBERTY® Endovascular Robotic Surgical System. This core-business focus program includes the cessation of research and development activities not related to the LIBERTY® Endovascular Robotic Surgical System, including terminating the Company’s agreement with CardioSert for, and returning and ceasing the maintenance of, that technology, and returning intellectual property relating to the SCS (ViRob) and TipCat to Technion Research and Development Foundation.

Cost Reduction Plan

In addition to the core-business focus program described above, the Board of Directors of the Company authorized, and the Company commenced, a cost reduction plan while the Company seeks to raise additional capital to continue development of the LIBERTY® Endovascular Robotic Surgical System.

In May and June 2023 and in January 2024, we raised sufficient capital that, together with the savings from the cost reduction plan, enabled us to continue our operations, including completion of the V&V study, perform the GLP study and submit the IDE to the U.S. Food & Drug Administration. We also, as of November 1, 2023, recommenced paying Rachel Vaknin, our CFO, and Simon Sharon, our CTO and General Manager, their regular salaries and benefits that were previously reduced as a result of the cost reduction plan, and as of January 1, 2024, recommenced paying Harel Gadot, our CEO, and the independent directors of our Board their regular salaries and benefits, or fees as the case may be, that were previously reduced as a result of the cost reduction plan. We continue to seek new sources of capital to stabilize our finances and provide operating runway. In the event the Company is not successful in raising additional capital, or if the results of the V&V study and first-in-human trials are not promising, the Company may be forced to take more drastic actions to conserve capital or shut down operations entirely.

6

First-In-Human Clinical Cases

On January 29, 2024, we submitted an Investigational Device Exemption (IDE) application with the U.S. Food and Drug Administration, in order to commence our pivotal clinical trial in humans, and as of the date of this prospectus, we are continuing our interaction with the FDA regarding our IDE submission process. See “Business–Government Regulation–U.S. Regulation–Description of the IDE process” below.

Israel-Hamas War

On October 7, 2023, the State of Israel, where the Company’s research and development and other operations are primarily based, suffered a surprise attack by hostile forces from Gaza, which led to the declaration by Israel of the “Iron Swords” military operation. This military operation and related activities are on-going as of the date of this prospectus.

The Company has considered various ongoing risks relating to the military operation and related matters, including:

●	That some of the Company’s Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities; and

●	A slowdown in the number of international flights in and out of Israel.

The Company is closely monitoring how the military operation and related activities could adversely effect its anticipated milestones and its Israel-based activities to support future clinical and regulatory milestones, including the Company’s ability to import materials that are required to construct the Company’s devices and to ship them outside of Israel. As of the date of this prospectus, the Company has determined that there have not been any materially adverse effects on its business or operations, but it continues to monitor the situation, as any future escalation or change could result in a material adverse effect on the ability of the Company’s Israeli office to support the Company’s clinical and regulatory activities. The Company does not have any specific contingency plans in the event of any such escalation or change.

Technological Platforms

LIBERTY® Endovascular Robotic Surgical System

On January 13, 2020, Microbot unveiled what it believes is the world’s first fully disposable robotic system for use in endovascular interventional procedures, such as cardiovascular, peripheral and neurovascular. The LIBERTY® Endovascular Robotic Surgical System features a unique compact design with the capability to be operated remotely, reduce radiation exposure and physical strain to the physician, reduce the risk of cross contamination, as well as the potential to eliminate the use of multiple consumables when used with its NovaCross® platform or possibly other guidewire/microcatheter technologies.

The LIBERTY® Endovascular Robotic Surgical System is designed to maneuver guidewires and over-the-wire devices (such as microcatheters) within the body’s vasculature. It eliminates the need for extensive capital equipment requiring dedicated Cath-lab rooms as well as dedicated staff.

We believe the addressable markets for the LIBERTY® Endovascular Robotic Surgical System are the Interventional Cardiology, Interventional Radiology and Interventional Neuroradiology markets.

7

The unique characteristics of the LIBERTY® Endovascular Robotic Surgical System - compact, mobile, disposable and remotely controlled - open the opportunity of expanding telerobotic interventions to patients with limited access to life-saving procedures, such as mechanical thrombectomy in ischemic stroke.

The LIBERTY® Endovascular Robotic Surgical System is being designed to have the following attributes:

●	Compact size - Eliminates the need for large capital equipment in dedicated cath-lab rooms with dedicated staff.

●	Fully disposable - To our knowledge, the first fully disposable, robotic system for endovascular procedures.

●	One & Done® - Can be made compatible with Microbot’s NitiLoop’s NovaCross® products or possibly other guidewire/microcatheter technologies, that combines guidewire and microcatheter into a single device.

●	State of the art maneuverability - Provides linear and rotational control of its guidewire, as well as linear and rotational control of a guide catheter, and the linear motion for an additional “over the wire” device.

●	Compatibility with a wide range of commercially-available guidewires, microcatheters and guide-catheters.

●	Enhanced operator safety and comfort - Aims to reduce exposure to ionizing radiation and the need for heavy lead vests otherwise to be worn during procedures, as well as reducing the exposure to Hospital Acquired Infections (HAI).

●	Ease of use - Its intuitive remote controls aims to simplify advanced procedures while shortening the physician’s learning curve.

●	Telemedicine compatible - Capable of supporting tele-catheterization, carried out remotely by highly trained specialists.

On August 17, 2020, Microbot announced the successful conclusion of its feasibility animal study using the LIBERTY® Endovascular Robotic Surgical System. The study met all of its end points with no intraoperative adverse events, which supports Microbot’s objectives to allow physicians to conduct a catheter-based procedure from outside the catheterization laboratory (cath-lab), avoiding radiation exposure, physical strain and the risk of cross contamination. The study was performed by two leading physicians in the neuro vascular and peripheral vascular intervention spaces, and the results demonstrated robust navigation capabilities, intuitive usability and accurate deployment of embolic agents, most of which was conducted remotely from the cath-lab’s control room.

On May 3, 2023, we announced that the LIBERTY® Endovascular Robotic Surgical System has surpassed its 100th catheterization during multiple preclinical studies, with a 95% success rate of reaching pre-determined vascular targets, such as distal branches of hepatic, gastric, splenic, mesenteric, renal and hypogastric arteries. Moreover, all of the procedures were completed without notable signs of intraoperative injury.

8

On June 29, 2023, we announced the successful completion of a two-day preclinical study held by leading key opinion leaders at a New York-based research lab, where they performed dozens of catheterizations, including the utilization of the LIBERTY® Endovascular Robotic Surgical System’s remote operation capabilities, to pre-determined vascular targets, with a 100% success rate of reaching the intended target with no observable on-site complications.

In October 2023, we announced the successful initial outcomes from our pivotal preclinical study with the LIBERTY® Endovascular Robotic Surgical System. The pivotal study was conducted by three leading interventional radiologists that utilized the LIBERTY® Endovascular Robotic Surgical System to reach a total of 48 animal targets. A total of 6 LIBERTY® Endovascular Robotic Surgical Systems were used in the study. All 6 LIBERTY® Endovascular Robotic Surgical Systems performed flawlessly, with 100% usability and technical success. No acute adverse events or complications were visually observed intra-operative. In December 2023, we announced that the final histopathology and lab report supplements our previous findings, and that the results of the study will support our IDE submission to the FDA to commence human clinical study. On January 29, 2024, the Company submitted an Investigational Device Exemption (IDE) application with the U.S. Food and Drug Administration, in order to commence its pivotal clinical trial in humans, and as of the date of this prospectus, we are continuing our interaction with the FDA regarding our IDE submission process. See “–Government Regulation–U.S. Regulation–Description of the IDE process” below.

On October 24, 2023, we announced that we received confirmation for the commencement of the process to support our future CE Mark approval, and to ultimately allow us to market the LIBERTY® Endovascular Robotic Surgical System in Europe as well as other regions who accept the CE Mark. According to the confirmation, we will commence audits for ISO 13485 certification to ensure compliance with the Quality Management System (QMS) requirements of the EU Medical Devices Regulation (MDR 2017/745), during the first half of 2024. We had previously taken the first step to advance our European program by engaging with a leading Notified Body, who recently confirmed dates for conducting the required audits.

NovaCross®

On October 6, 2022, we purchased substantially all of the assets, including intellectual property, devices, components and product related materials of Nitiloop Ltd., an Israeli limited liability company. The assets include intellectual property and technology in the field of intraluminal revascularization devices with anchoring mechanism and integrated microcatheter, and the products or potential products incorporating the technology owned by Nitiloop and designated by Nitiloop as “NovaCross”, “NovaCross Xtreme” and “NovaCross BTK” and any enhancements, modifications and improvements. This technology is also expected to be incorporated in our One & Done® feature.

Other Technologies and Platforms

During the second and third quarters of 2023, as a result of our core-business focus program and our cost reduction plan, described above, we ceased research and development activities relating to the technology we acquired from CardioSert, and with respect to our SCS and TipCat platforms. As a result, we terminated the Company’s agreement with CardioSert for that technology, ceased maintaining the intellectual property with respect to that technology, and are returning the acquired intellectual property to CardioSert, and returned intellectual property relating to the SCS (ViRob) and TipCat to Technion Research and Development Foundation.

Corporate Information

Our Company was incorporated on August 2, 1988 in the State of Delaware under the name Cellular Transplants, Inc. The original Certificate of Incorporation was restated on February 14, 1992 to change the name of the Company to CytoTherapeutics, Inc. On May 24, 2000, the Certificate of Incorporation as restated was further amended to change the name of the Company to StemCells, Inc. On November 28, 2016, C&RD Israel Ltd., a wholly-owned subsidiary the Company, completed its merger with and into Microbot Medical Ltd., or Microbot Israel, an Israeli corporation that then owned our assets and operated our current business, with Microbot Israel surviving as a wholly-owned subsidiary of ours. We refer to this transaction as the “Merger”. On November 28, 2016, in connection with the Merger, we changed our name from “StemCells, Inc.” to Microbot Medical Inc., and each outstanding share of Microbot Israel capital stock was converted into the right to receive shares of our common stock. In addition, all outstanding options to purchase the ordinary shares of Microbot Israel were assumed by us and converted into options to purchase shares of the common stock of Microbot Medical Inc. Prior to the Merger, we were a biopharmaceutical company that operated in one segment, the research, development, and commercialization of stem cell therapeutics and related technologies. Substantially all of the material assets relating to the stem cell business were sold on November 29, 2016. On November 29, 2016, our common stock began trading on the Nasdaq Capital Market under the symbol “MBOT”.

Our principal executive office address is 288 Grove Street, Suite 388, Braintree, MA 02184. Microbot also has an executive office at 6 Hayozma Street, Yokneam, P.O.B. 242, Israel 2069204. Our telephone number is (781) 875-3605. We maintain an Internet website at www.microbotmedical.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

9

THE OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 1,005,965 shares of our common stock, issued to the Plaintiffs pursuant to the settlement of the Empery/Hudson Bay Lawsuit. See “ Prospectus Summary–Recent Developments–Settlement of Lawsuit” above.

Common stock offered by the selling stockholders	1,005,965 shares
Common stock outstanding before the offering (1)	14,398,964 shares
Common stock to be outstanding after the offering	14,398,964 shares
Nasdaq Capital Market Symbol	MBOT

(1)	Based on the number of shares outstanding as of March 27, 2024.

Use of Proceeds

The 1,005,965 shares of common stock that are being offered for resale by the selling stockholders will be sold for the accounts of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of such shares of common stock offered for resale hereby will go to the selling stockholders and we will not receive any proceeds from the resale of those shares of common stock by the selling stockholders.

We will incur all costs associated with this registration statement and prospectus.

Dividend Policy

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future.

Risk Factors

Investing in our common stock involves a high degree of risk. Please read the information contained under the heading “Risk Factors” beginning on page 11 of this prospectus.

10

RISK FACTORS

This prospectus contain forward-looking statements that involve risks and uncertainties. Our business, operating results, financial performance, and share price may be materially adversely affected by a number of factors, including but not limited to the following risk factors, any one of which could cause actual results to vary materially from anticipated results or from those expressed in any forward-looking statements made by us in this prospectus or in other reports, press releases or other statements issued from time to time. Additional factors that may cause such a difference are set forth elsewhere in this prospectus. Forward-looking statements speak only as of the date of this report. We do not undertake any obligation to publicly update any forward-looking statements.

Risks Relating to Microbot’s Financial Position and Need for Additional Capital

There is substantial doubt regarding our ability to continue as a going concern.

As stated elsewhere in this prospectus, we have not generated any revenues, have sustained losses and have accumulated a significant deficit since our inception. Also, we estimate that our cash resources are only sufficient to fund our operations for less than one year from the filing date of this prospectus. As a result, our continued existence is dependent upon our ability to obtain additional debt or equity financing and to ultimately become a commercially viable organization. As of December 31, 2023, the Company had unrestricted cash, cash equivalents and marketable securities of approximately $6.4 million. This does not include the approximately $2.4 million in net proceeds we received in our warrant reset transaction that closed on January 3, 2024.

We will need to raise additional capital to fund our operations and continue to support our planned development and commercialization activities. There can be no assurance that the additional necessary debt or equity financing will be available, or will be available on terms acceptable to us, in which case we may be unable to meet our obligations or fully implement our business plan, if at all. Additionally, should we be unable to realize our assets and discharge our liabilities in the normal course of business, the net realizable value of our assets may be materially less than the amounts recorded in our financial statements. As a result of the foregoing and our current cash position, these conditions raise substantial doubt about Microbot’s ability to continue as a going concern, which could adversely affect our ability to raise capital, expand our business and develop our planned products.

Microbot has had no revenue and has incurred significant operating losses since inception and is expected to continue to incur significant operating losses for the foreseeable future. The Company may never become profitable or, if achieved, be able to sustain profitability.

Microbot has incurred significant operating losses since its inception and expects to incur significant losses for the foreseeable future as Microbot continues its preclinical and clinical development programs for its existing product candidates, primarily the LIBERTY® Endovascular Robotic Surgical System; its research and development of any other future product candidates; and all other work necessary to obtain regulatory clearances or approvals for its product candidates in the United States and other markets. In the future, Microbot intends to continue conducting micro-robotics research and development; performing necessary animal and clinical testing; working towards medical device regulatory compliance; and, if the LIBERTY® Endovascular Robotic Surgical System or other future product candidates are approved or cleared for commercial distribution, engaging in appropriate sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in Microbot incurring further significant losses for the foreseeable future.

Microbot is a development-stage medical device company and currently generates no revenue from product sales, and may never be able to commercialize the LIBERTY® Endovascular Robotic Surgical System or other future product candidates. Microbot does not currently have the required approvals or clearances to market or test in humans the LIBERTY® Endovascular Robotic Surgical System or any other future product candidates and Microbot may never receive them. Microbot does not anticipate generating significant revenues until it can successfully develop, commercialize and sell products derived from its product pipeline, of which Microbot can give no assurance. Even if Microbot or any of its future development partners succeed in commercializing any of its product candidates, Microbot may never generate revenues significant enough to achieve profitability.

11

Because of the numerous risks and uncertainties associated with its product development pipeline and strategy, Microbot cannot accurately predict when it will achieve profitability, if ever. Failure to become and remain profitable would depress the value of the Company and could impair its ability to raise capital, which may force the Company to curtail or discontinue its research and development programs and/or day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis.

Microbot has a limited operating history outside of being a research and development-stage company, which may make it difficult to evaluate the prospects for the Company’s future viability.

Microbot has a limited operating history upon which an evaluation of its business plan or performance and prospects can be made. The business and prospects of Microbot must be considered in the light of the potential problems, delays, uncertainties and complications that may be encountered in connection with a newly established business. The risks include, but are not limited to, the possibility that Microbot will not be able to develop functional and scalable products, or that although functional and scalable, its products will not be economical to market; that its competitors hold proprietary rights that may preclude Microbot from marketing such products; that its competitors market a superior or equivalent product; that Microbot is not able to upgrade and enhance its technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances or approvals for its products. To successfully introduce and market its products at a profit, Microbot must establish brand name recognition and competitive advantages for its products. There are no assurances that Microbot can successfully address these challenges. If it is unsuccessful, Microbot and its business, financial condition and operating results could be materially and adversely affected.

Microbot’s operations to date have been limited to organizing the company, entering into licensing arrangements to initially obtain rights to its technologies, developing and securing its technologies, raising capital, developing regulatory and reimbursement strategies for its product candidates, preparing for preclinical and clinical trials of product candidates from time to time and, most recently, commencing pre-commercialization planning for the LIBERTY® Endovascular Robotic Surgical System. Microbot has not yet demonstrated its ability to successfully complete development of any product candidate, obtain marketing clearance or approval, manufacture a commercial-scale product or arrange for a third-party to do so on its behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions made about Microbot’s future success or viability may not be as accurate as they could be if Microbot had a longer operating history.

Microbot will need additional funding. If Microbot is unable to raise capital when needed, it could be forced to delay, reduce or eliminate its product development programs or commercialization efforts.

To date, Microbot has funded its operations primarily through offerings of debt and equity securities and grants. Microbot does not know when, or if, it will generate any revenue, but does not expect to generate significant revenue unless and until it obtains regulatory clearance or approval of and commercializes one of its current or future product candidates. It is anticipated that the Company will continue to incur losses for the foreseeable future, and that losses will increase as it continues the development of, and seeks regulatory review of, its product candidates, and begins to commercialize any approved or cleared products following a successful regulatory review.

Microbot expects the research and development expenses of the Company to continue to increase substantially in future periods as it conducts preclinical studies in large animals and potentially clinical trials for the LIBERTY® Endovascular Robotic Surgical System, and especially if it initiates additional research programs for future product candidates. This is the case even with the recent suspension and termination of the research and development programs relating to the SCS device, One & Done® and other programs. In addition, if the Company obtains marketing clearance or approval for any of its product candidates, it expects to incur significant commercialization expenses related to product manufacturing, marketing and sales. Furthermore, Microbot incurs substantial costs associated with operating as a public company in the United States. Accordingly, the Company may need to obtain substantial additional funding in connection with its continuing operations through its projected profitability, of which it can give no assurance of success. If the Company is unable to raise capital when needed or on attractive terms, it could be forced to delay, reduce or eliminate its research and development programs or any future commercialization efforts.

12

The Company intends to continue to opportunistically strengthen its balance sheet by raising additional funds through equity offerings, including possibly through its existing but currently suspended At-the-Market offering, or otherwise in order to meet expected future liquidity needs, including the introduction of the LIBERTY® Endovascular Robotic Surgical System. The Company’s future capital requirements, generally, will depend on many factors, including:

●	the timing and outcomes of the product candidates’ regulatory reviews, subsequent approvals or clearances, or other regulatory actions;

●	the costs, design, duration and any potential delays of the clinical trials that could be conducted at the FDA’s request using Microbot’s product candidates;

●	the costs of acquiring, licensing or investing in new and existing businesses, product candidates and technologies;

●	the costs to maintain, expand and defend the scope of Microbot’s intellectual property portfolio;

●	the costs to secure or establish sales, marketing and commercial manufacturing capabilities or arrangements with third parties regarding same;

●	the Company’s need and ability to hire additional management and scientific and medical personnel; and

●	the costs to operate as a public company in the United States.

Risks Relating to the Development and Commercialization of Microbot’s Product Candidates

Unsuccessful animal studies, clinical trials or procedures relating to product candidates under development could have a material adverse effect on Microbot’s prospects.

The regulatory approval process for new products and new indications for existing products requires extensive data and procedures, including the development of regulatory and quality standards and, potentially, certain clinical studies. Unfavorable or inconsistent data from current or future clinical trials or other studies conducted by Microbot or third parties, or perceptions regarding such data, could adversely affect Microbot’s ability to obtain necessary device clearance or approval and the market’s view of Microbot’s future prospects.

Failure to successfully complete the studies or trials in a timely and cost-effective manner could have a material adverse effect on Microbot’s prospects with respect to the LIBERTY® Endovascular Robotic Surgical System or other product candidates. Because animal trials, clinical trials and other types of scientific studies are inherently uncertain, there can be no assurance that these trials or studies will be completed in a timely or cost-effective manner or result in a commercially viable product. Clinical trials or studies may experience significant setbacks even if earlier preclinical or animal studies have shown promising results. Furthermore, preliminary results from clinical trials may be contradicted by subsequent clinical analysis. Results from clinical trials may also not be supported by actual long-term studies or clinical experience. If preliminary clinical results are later contradicted, or if initial results cannot be supported by actual long-term studies or clinical experience, Microbot’s business could be adversely affected. Clinical trials also may be suspended or terminated by us, the FDA or other regulatory authorities at any time if it is believed that the trial participants face unacceptable health risks. The FDA may disagree with our interpretation of the data from our clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate safety and effectiveness of the product candidate. The FDA may also require additional preclinical studies or clinical trials which could further delay approval of our product candidates.

13

Microbot’s business depends heavily on the success of its sole lead product candidate, the LIBERTY® Endovascular Robotic Surgical System. If Microbot is unable to commercialize the LIBERTY® Endovascular Robotic Surgical System, or experiences significant delays in doing so, Microbot’s business will be materially harmed.

Generally, after all necessary clinical and performance data supporting the safety and effectiveness of the LIBERTY® Endovascular Robotic Surgical System, or any other product candidate, are collected, Microbot must still obtain FDA clearance or approval to market the system and those regulatory processes can take several months to several years to be completed. Therefore, Microbot’s ability to generate product revenues will not occur for at least the next few years, if at all, and will depend heavily on the successful commercialization of the LIBERTY® Endovascular Robotic Surgical System, or any of our other product candidates from time to time. The success of commercializing any of our product candidates, include the LIBERTY® Endovascular Robotic Surgical System, will depend on a number of factors, including the following:

●	our ability to obtain additional capital;

●	successful completion of animal studies and human clinical trials and the collection of sufficient data to demonstrate that the device is safe and effective for its intended use;

●	receipt of marketing approvals or clearances from the FDA and other applicable regulatory authorities, which we continue to seek;

●	establishing commercial manufacturing arrangements with one or more third parties;

●	obtaining and maintaining patent and trade secret protections;

●	protecting Microbot’s rights in its intellectual property portfolio;

●	establishing sales, marketing and distribution capabilities;

●	generating commercial sales, if and when approved, whether alone or in collaboration with other entities;

●	acceptance of our product candidates, if and when commercially launched, by the medical community, patients and third-party payors;

●	effectively competing with existing and competitive products on the market and any new competing products that may enter the market; and

●	maintaining quality and an acceptable safety profile of our products following clearance or approval.

We recently suspended our research and development programs for all of our product candidates and platforms other than the LIBERTY® Endovascular Robotic Surgical System as a result of, among other things, some of the above factors, and our short and medium term success is no longer tied to multiple product candidates but rather just the LIBERTY® Endovascular Robotic Surgical System. If Microbot does not achieve one or more of these factors in a timely manner or at all, it could experience significant delays or an inability to successfully commercialize the LIBERTY® Endovascular Robotic Surgical System or any other product candidate, which would materially harm its business.

The results of Microbot’s research and development efforts are uncertain and there can be no assurance of the commercial success of Microbot’s product candidates.

Microbot believes that its success will depend in part on its ability to expand its product offerings and continue to improve its existing product candidates in response to changing technologies, customer demands and competitive pressures. As such, Microbot expects to continue dedicating significant resources in research and development. The product candidates and services being developed by Microbot may not be technologically successful. In addition, the length of Microbot’s product candidates and service development cycle may be greater than Microbot originally expected.

Microbot may not meet its development and commercialization objectives in a timely manner or at all.

Microbot has established internal goals, based upon expectations with respect to its technologies, which Microbot has used to assess its progress toward developing its product candidates. These goals relate to technology and design improvements as well as to dates for achieving specific development results. If the product candidates exhibit technical defects or are unable to meet cost or performance goals, Microbot’s commercialization schedule could be delayed and potential purchasers of its initial commercialized products may decline to purchase such products or may opt to pursue alternative products, which would materially harm its business.

Microbot’s ability to expand its technology platforms for other uses may be limited.

Microbot has decided to focus on expanding all of its technology platforms for use in segments of the endovascular, cardiovascular and neurosurgery markets. Microbot’s ability to expand its technology platforms for use in such markets will be limited by its ability to develop and/or refine the necessary technology, obtain the necessary regulatory approvals for their use on humans, and the marketing of its products and otherwise obtaining market acceptance of its product in the United States and in other countries.

14

At this time, Microbot does not know the extent of the clinical trial that the FDA will require it to submit in support of its future marketing applications for the LIBERTY® Endovascular Robotic Surgical System, which creates uncertainty for Microbot as well as the possibility of increased product development costs and time to market.

Microbot has identified a predicate device for the LIBERTY® Endovascular Robotic Surgical System, which it intended to use in its 510(k) application. However, there is no guarantee that the FDA will agree with the Company’s determination or that the FDA would accept the predicate device that Microbot intends to submit in its 510(k). The FDA also may request additional data in response to a 510(k) or require Microbot to conduct further testing or compile more data in support of its 510(k). It is unclear at this time whether and how various activities initiated or announced by the FDA to modernize the U.S. medical device regulatory system could affect the marketing pathway or timeline for our product candidate, given their nature.

The FDA requires clinical data to be submitted as part of the LIBERTY® Endovascular Robotic Surgical System marketing submission, any type of clinical study performed in humans will require the investment of substantial expense, professional resources and time. In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, a company must, among other things, apply for and obtain Institutional Review Board, or IRB, approval of the proposed investigation. In addition, the sponsor of the investigation must also submit and obtain FDA approval of an Investigational Device Exemption, or IDE, application, which we have submitted and are continuing the submission process with the FDA. Microbot may not be able to obtain FDA and/or IRB approval to undertake clinical trials in the United States for any new devices Microbot intends to market in the United States in the future. Moreover, the timing of the commencement, continuation and completion of any future clinical trial may be subject to significant delays attributable to various causes, including scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, failure of patients to complete the clinical trial, delay in or failure to obtain IRB approval to conduct a clinical trial at a prospective site, and shortages of supply in the investigational device.

Thus, the addition of one or more mandatory clinical trials to the development timeline for the LIBERTY® Endovascular Robotic Surgical System or any other product candidate would significantly increase the costs associated with developing and commercializing the product and delay the timing of U.S. regulatory authorization. The current uncertainty regarding near-term medical device regulatory changes by the FDA could further affect our development plans for the LIBERTY® Endovascular Robotic Surgical System or any other product candidate, depending on their nature, scope and applicability. Microbot and its business, financial condition and operating results could be materially and adversely affected as a result of any such costs, delays or uncertainty.

Microbot’s technology acquired from CardioSert and part of its One & Done® feature is subject to a buy-back clause which was triggered, causing us to lose rights to the technology.

Pursuant to the agreement with CardioSert we entered into in January 2018 to acquire its technology, we were required to meet certain commercialization deadlines or CardioSert may terminate the agreement and buy back the technology for $1.00, subject to certain limited exceptions. One of the exceptions in the agreement is if “The First Commercial Sale does not occur within 50 months of the Effective Date” of the contract. 50 months have expired in 2022 and Microbot did not meet the commercialization deadlines.

As a result of our failure to meet the applicable commercialization deadline, and as a result of our May 2023 core-business focus program and cost reduction plan which resulted in our terminating the January 2018 agreement with CardioSert effective as of August 17, 2023 and ceasing development and maintenance of the technology, CardioSert exercised its right to re-acquire the technology for nominal consideration. Such sale would materially adversely affect our ability to develop and commercialize, or materially delay the development and commercialization of, our One & Done® feature, as, if and when we restart that feature with our Nitiloop technology.

15

Microbot will depend upon the ability of third parties, including contract research organizations, collaborative academic groups, future clinical trial sites and investigators, to conduct or to assist the Company in conducting clinical trials for its product candidates, if such trials become necessary.

As a development-stage, preclinical company, Microbot has no prior experience in designing, initiating, conducting and monitoring human clinical trials. Microbot will depend upon its ability and/or the ability of future collaborators, contract research organizations, clinical trial sites and investigators to successfully design, initiate, conduct and monitor such clinical trials.

Failure by Microbot or by any of these future collaborating parties to timely and effectively initiate, conduct and monitor a future clinical trial could significantly delay or materially impair Microbot’s ability to complete those clinical trials and/or obtain regulatory clearance or approval of its product candidates and, consequently, could delay or materially impair its ability to generate revenues from the commercialization of those products.

Our research and development program is dependent on the availability of certain components from suppliers, the delay in delivery of which could materially adversely affect our ongoing development and ability to manufacture and package devices in the timeframes currently expected.

Our research and development program is dependent on the availability of the component parts that we use to manufacture our LIBERTY® Endovascular Robotic Surgical System and packaging. Our business, therefore, could be adversely impacted by factors affecting our suppliers (such as the lack of employees due to military actions, a work stoppage or strike by our suppliers’ employees or the failure of our suppliers to provide materials of the requisite quality).

As a result of the Israel-Hamas war, we are currently experiencing delays in the supply for certain components from Israeli-based vendors. We cannot determine with any certainty as to whether these shortages will continue and if so, for how long. Consequently, our operational and development timeline could be adversely affected if we were unable to obtain these components from our suppliers in the quantities or based on the timeline we require. Although we believe in most cases that we could identify alternative suppliers, we can give no assurance that our research and development timelines will not be delayed while we identify and retain replacement suppliers. Accordingly, any material delay in delivery of any component parts or packaging could materially adversely affect our ability to obtain FDA approval and otherwise meet our expected timeframes.

If the commercial opportunity for the LIBERTY® Endovascular Robotic Surgical System and any other commercial products that may be developed by Microbot is smaller than Microbot anticipates, Microbot’s future revenue from the LIBERTY® Endovascular Robotic Surgical System and such other products will be adversely affected and Microbot’s business will suffer.

If the size of the commercial opportunities in any of Microbot’s target markets is smaller than it anticipates, Microbot may not be able to achieve profitability and growth. It is difficult to predict the penetration, future growth rate or size of the market for Microbot’s product candidate.

The commercial success of the LIBERTY® Endovascular Robotic Surgical System or any other product candidates will require broad acceptance of the devices by the doctors and other medical professionals who specialize in the procedures targeted by each device, a limited number of whom may be able to influence device selection and purchasing decisions. If Microbot’s technologies are not broadly accepted and perceived as having significant advantages over existing medical devices, then it will not meet its business objectives. Such perceptions are likely to be based on a determination by medical facilities and physicians that Microbot’s product candidates are safe and effective, are cost-effective in comparison to existing devices, and represent acceptable methods of treatment. Microbot cannot assure that it will be able to establish the relationships and arrangements with medical facilities and physicians necessary to support the market uptake of its product candidates. In addition, its competitors may develop new technologies for the same markets Microbot is targeting that are more attractive to medical facilities and physicians. If doctors and other medical professionals do not consider Microbot product candidates to be suitable for application in the procedures we are targeting and an improvement over the use of existing or competing products, Microbot’s business goals will not be realized.

16

Customers will be unlikely to buy the LIBERTY® Endovascular Robotic Surgical System or any other product candidates unless Microbot can demonstrate that they can be produced for sale to consumers at attractive prices.

To date, Microbot has focused primarily on research and development of the LIBERTY® Endovascular Robotic Surgical System and first generation versions of other current and former product candidates. Consequently, Microbot has no experience in manufacturing its product candidates, and intends to manufacture its product candidates through third-party manufacturers. Microbot can offer no assurance that either it or its manufacturing partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass produce its commercial products. Even if its manufacturing partners are successful in developing such manufacturing capability and quality processes, including the assurance of good manufacturing practice (GMP) compliant device manufacturing, there can be no assurance that Microbot can timely meet its product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on Microbot’s business and financial results.

The proposed price of Microbot’s product candidates, once approved for sale, will be dependent on material and other manufacturing costs. Microbot cannot offer any assurances that its manufacturing partner will be able manufacture its product candidates at a competitive price or that achieving cost reductions will not cause a reduction in the performance, reliability and longevity of its product candidates.

Microbot has relied on, and intends to continue to rely on, third-party manufacturers to produce its product candidates.

Microbot currently relies, and expects to rely for the foreseeable future, on third-party manufacturers to produce and supply its product candidates, and it expects to rely on third parties to manufacture the commercialized products as well, should they receive the necessary regulatory clearance or approval. Reliance on third-party manufacturers entails risks to which Microbot would not be subject if Microbot manufactured its product candidates or future commercial products itself, including:

●	limitations on supply availability resulting from capacity, internal operational problems or scheduling constraints of third parties;

●	potential regulatory non-compliance or other violations by the third-party manufacturer that could result in quality assurance;

●	the possible breach of manufacturing agreements by third parties because of various factors beyond Microbot’s control; and

●	the possible termination or non-renewal of manufacturing agreements by third parties for various reasons beyond Microbot’s control, at a time that is costly or inconvenient to Microbot.

If Microbot is not able to maintain its key manufacturing relationships, Microbot may fail to find replacement manufacturers or develop its own manufacturing capabilities, which could delay or impair Microbot’s ability to obtain regulatory clearance or approval for its product candidates and could substantially increase its costs or deplete profit margins, if any. If Microbot does find replacement manufacturers, Microbot may not be able to enter into agreements with them on terms and conditions favorable to it and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other foreign regulatory authorities.

If Microbot’s product candidates are not considered to be a safe and effective alternative to existing technologies, Microbot will not be commercially successful.

The LIBERTY® Endovascular Robotic Surgical System and any other of our product candidates from time to time rely or are expected to rely on new technologies, and Microbot’s success will depend on acceptance of these technologies by the medical community as safe, clinically effective, cost effective and a preferred device as compared to products of its competitors. Microbot does not have long-term data regarding efficacy, safety and clinical outcomes associated with the use of the LIBERTY® Endovascular Robotic Surgical System or any other product candidates. Any data that is generated in the future may not be positive or may not support the product candidates’ regulatory dossiers, which would negatively affect market acceptance and the rate at which its product candidates are adopted. Equally important will be physicians’ perceptions of the safety of Microbot’s product candidates because Microbot’s technologies are relatively new. If, over the long term, Microbot’s product candidates do not meet surgeons’ expectations as to safety, efficacy and ease of use, they may not become widely adopted.

17

Market acceptance of Microbot’s product candidates will also be affected by other factors, including Microbot’s ability to convince key opinion leaders to provide recommendations regarding its product candidates; convince distributors that its technologies are attractive alternatives to existing and competing technologies; supply and service sufficient quantities of products directly or through marketing alliances; and price products competitively in light of the current macroeconomic environment, which is increasingly price sensitive.

Microbot may be subject to penalties and may be precluded from marketing its product candidates if Microbot fails to comply with extensive governmental regulations.

Microbot believes that its medical device product candidates will be categorized as Class II devices, which typically require a 510(k) or 510(k) de-novo premarket submission to the FDA. However, the FDA has not made any determination about whether Microbot’s medical product candidates are Class II medical devices and may disagree with that classification. If the FDA determines that Microbot’s product candidates should be reclassified as Class III medical devices, Microbot could be precluded from marketing the devices for clinical use within the United States for months, years or longer, depending on the specifics of the change in classification. Reclassification of any of Microbot’s product candidates as Class III medical devices could significantly increase Microbot’s regulatory costs, including the timing and expense associated with required clinical trials and other costs.

The FDA and non-U.S. regulatory authorities require that Microbot product candidates be manufactured according to rigorous standards. These regulatory requirements significantly increase Microbot’s production costs, which may prevent Microbot from offering products within the price range and in quantities necessary to meet market demands. If Microbot or one of its third-party manufacturers changes an approved manufacturing process, the FDA may need to review the process before it may be used. Failure to comply with applicable pre-market and post-market regulatory requirements could subject Microbot to enforcement actions, including warning letters, fines, injunctions and civil penalties, recall or seizure of its products, operating restrictions, partial suspension or total shutdown of its production, and criminal prosecution.

If Microbot is not able to both obtain and maintain adequate levels of third-party reimbursement for procedures involving its product candidates after they are approved for marketing and launched commercially, it would have a material adverse effect on Microbot’s business.

Healthcare providers and related facilities are generally reimbursed for their services through payment systems managed by various governmental agencies worldwide, private insurance companies, and managed care organizations. The manner and level of reimbursement in any given case may depend on the site of care, the procedure(s) performed, the final patient diagnosis, the device(s) utilized, available budget, or a combination of these factors, and coverage and payment levels are determined at each payor’s discretion. The coverage policies and reimbursement levels of these third-party payors may impact the decisions of healthcare providers and facilities regarding which medical products they purchase and the prices they are willing to pay for those products. Microbot cannot assure you that its sales will not be impeded and its business harmed if third-party payors fail to provide reimbursement for Microbot products that healthcare providers view as adequate.

In the United States, Microbot expects that its product candidates, once approved, will be purchased primarily by medical institutions, which then bill various third-party payors, such as the Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare program through Medicare Administrative Contractors, and other government health care programs and private insurance plans, for the healthcare products and services provided to their patients. The process involved in applying for coverage and incremental reimbursement from CMS is lengthy and expensive. Moreover, many private payors look to CMS in setting their reimbursement policies and amounts. If CMS or other agencies limit coverage for procedures utilizing Microbot’s products or decrease or limit reimbursement payments for doctors and hospitals utilizing Microbot’s products, this may affect coverage and reimbursement determinations by many private payors.

18

If a procedure involving a medical device is not reimbursed separately by a government or private insurer, then a medical institution would have to absorb the cost of Microbot’s products as part of the cost of the procedure in which the products are used. At this time, Microbot does not know the extent to which medical institutions would consider insurers’ payment levels adequate to cover the cost of its products. Failure by hospitals and surgeons to receive an amount that they consider to be adequate reimbursement for procedures in which Microbot products are used could deter them from purchasing Microbot products and limit sales growth for those products.

Microbot has no control over payor decision-making with respect to coverage and payment levels for its medical device product candidates, once they are approved. Additionally, Microbot expects many payors to continue to explore cost-containment strategies (e.g., comparative and cost-effectiveness analyses, so-called “pay-for-performance” programs implemented by various public government health care programs and private third-party payors, and expansion of payment bundling initiatives, and other such methods that shift medical cost risk to providers) that may potentially impact coverage and/or payment levels for Microbot’s current product candidates or products Microbot develops in the future.

As Microbot’s product offerings are used across diverse healthcare settings, they will be affected to varying degrees by the different payment systems.

Clinical outcome studies for the LIBERTY® Endovascular Robotic Surgical System may not provide sufficient data to make such product candidate the standard of care.

Microbot’s business plan with respect to the LIBERTY® Endovascular Robotic Surgical System relies on the broad adoption by surgeons of the product for its planned applications.

Clinical studies may not show an advantage in the LIBERTY® Endovascular Robotic Surgical System based procedures in a timely manner, or at all, and outcome studies have not been designed at this time, and may be too large and too costly for Microbot to conduct. Both situations could prevent broad adoption of the LIBERTY® Endovascular Robotic Surgical System and materially impact Microbot’s business.

Microbot products may in the future be subject to mandatory product recalls that could harm its reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture that could pose a risk of injury to patients. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death, although in most cases this mandatory recall authority is not used because manufacturers typically initiate a voluntary recall when a device violation is discovered. In addition, foreign governmental bodies have the authority to require the recall of Microbot products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by Microbot or one of its distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any Microbot products would divert managerial and financial resources and have an adverse effect on Microbot’s financial condition and results of operations, and any future recall announcements could harm Microbot’s reputation with customers and negatively affect its sales. In addition, the FDA could take enforcement action, including any of the following sanctions for failing to timely report a recall to the FDA:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	detention or seizure of Microbot products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for 510(k) clearance or premarket approval of new products or modified products;

●	withdrawing 510(k) clearances or other types of regulatory authorizations -that have already been granted;

19

●	refusing to grant export approval for Microbot products; or

●	criminal prosecution.

If Microbot’s future commercialized products cause or contribute to a death or a serious injury, Microbot will be subject to Medical Device Reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under FDA regulations, Microbot will be required to report to the FDA any incident in which a marketed medical device product may have caused or contributed to a death or serious injury or in which a medical device malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. In addition, all manufacturers placing medical devices in European Union markets are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the relevant authority in whose jurisdiction the incident occurred.

Microbot anticipates that in the future it is likely that we may experience events that would require reporting to the FDA pursuant to the Medical Device Reporting (MDR) regulations. Any adverse event involving a Microbot product could result in future voluntary corrective actions, such as product actions or customer notifications, or agency actions, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending Microbot in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Microbot could be exposed to significant liability claims if Microbot is unable to obtain insurance at acceptable costs and adequate levels or otherwise protect itself against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Product liability insurance is expensive and may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent the successful commercialization of Microbot’s products, cause a significant financial burden on Microbot, or both, which in any case could have a material adverse effect on Microbot’s business and financial condition.

If Microbot fails to retain certain of its key personnel and attract and retain additional qualified personnel, Microbot might not be able to pursue its growth strategy effectively.

Microbot is dependent on its senior management, in particular Harel Gadot, Microbot’s Chairman, President and Chief Executive Officer, and Simon Sharon, its General Manager and Chief Technology Officer. Although Microbot believes that its relationship with members of its senior management is positive, there can be no assurance that the services of any of these individuals will continue to be available to Microbot in the future. In particular, as part of our May 2023 cost reduction program, we reduced all executive officers’ salaries by between 30%-50%. Although the salaries of all executives have since been reinstated, we can give no assurance that any of our executives will remain with our company in light of such reductions. Microbot’s future success will depend in part on its ability to retain its management and scientific teams, to identify, hire and retain additional qualified personnel with expertise in research and development and sales and marketing, and to effectively provide for the succession of senior management, when necessary. Competition for qualified personnel in the medical device industry is intense and finding and retaining qualified personnel with experience in the industry is very difficult. Microbot believes that there are only a limited number of individuals with the requisite skills to serve in key positions at Microbot, particularly in Israel, and it competes for key personnel with other medical equipment and technology companies, as well as research institutions.

Microbot does not carry, and does not intend to carry, any key person life insurance policies on any of its existing executive officers.

20

Risks Relating to International Business

If Microbot fails to obtain regulatory clearances in other countries for its product candidates under development, Microbot will not be able to commercialize these product candidates in those countries.

In order for Microbot to market its product candidates in countries other than the United States, it must comply with the safety and quality regulations in such countries.

In Europe, these regulations, including the requirements for approvals, clearance or grant of Conformité Européenne, or CE, Certificates of Conformity and the time required for regulatory review, vary from country to country. Failure to obtain regulatory approval, clearance or CE Certificates of Conformity (or equivalent) in any foreign country in which Microbot plans to market its product candidates may harm its ability to generate revenue and harm its business. Approval and CE marking procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval or CE Certificate of Conformity in other countries might differ from that required to obtain FDA clearance. The regulatory approval or CE marking process in other countries may include all of the risks detailed above regarding FDA clearance in the United States. Regulatory approval or the CE marking of a product candidate in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval or a CE Certificate of Conformity in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval or a CE Certificate of Conformity in other countries or any delay or setback in obtaining such approval could have the same adverse effects described above regarding FDA clearance in the United States.

Although we engaged with a leading notified body to secure a CE Mark for sales of the LIBERTY® Endovascular Robotic Surgical System in Europe, it is not yet certain as to when we will secure the CE Mark, and we cannot be certain that we will be successful in complying with the requirements of the CE Certificate of Conformity and receiving a CE Mark for the LIBERTY® Endovascular Robotic Surgical System or other product candidates or in continuing to meet the requirements of the Medical Devices Directive in the European Economic Area (EEA).

Israel’s Medical Devices Law generally requires the registration of all medical products with the Ministry of Health, or MOH, Registrar through the submission of an application to the Ministry of Health Medical Institutions and Devices Licensing Department, or AMAR. If the application includes a certificate issued by a competent authority of a “recognized” country, which includes Australia, Canada, the European Community Member States, Japan or the United States, the registration process is expedited, but is generally still expected to take 6 to 9 months for approval. If certification from a recognized country is not available, the registration process takes significantly longer and a license is rarely issued under such circumstances, as the MOH may require the presentation of significant additional clinical data. Once granted, a license (marketing authorization) for a medical device is valid for five years from the date of registration of the device, except for implants with a life-supporting function, for which the validity is for only two years from the date of registration. Furthermore, the holder of the license must meet several additional requirements to maintain the license. Microbot cannot be certain that it will be successful in applying for a license from the MOH for its product candidates.

Microbot operations in international markets involve inherent risks that Microbot may not be able to control.

Microbot’s business plan includes the marketing and sale of its proposed product candidates internationally, and specifically in Europe and Israel. Accordingly, Microbot’s results could be materially and adversely affected by a variety of factors relating to international business operations that it may or may not be able to control, including:

●	adverse macroeconomic conditions affecting geographies where Microbot intends to do business;

●	closing of international borders, including as a result of biohazards or pandemics;

●	foreign currency exchange rates;

●	political or social unrest or economic instability in a specific country or region;

●	higher costs of doing business in certain foreign countries;

21

●	infringement claims on foreign patents, copyrights or trademark rights;

●	difficulties in staffing and managing operations across disparate geographic areas;

●	difficulties associated with enforcing agreements and intellectual property rights through foreign legal systems;

●	trade protection measures and other regulatory requirements, which affect Microbot’s ability to import or export its product candidates from or to various countries;

●	adverse tax consequences;

●	unexpected changes in legal and regulatory requirements;

●	military conflict, terrorist activities, natural disasters and medical epidemics; and

●	Microbot’s ability to recruit and retain channel partners in foreign jurisdictions.

Microbot’s financial results may be affected by fluctuations in exchange rates and Microbot’s current currency hedging strategy may not be sufficient to counter such fluctuations.

Microbot’s financial statements are denominated in U.S. dollars and the financial results of the Company are denominated in U.S. dollars, while a significant portion of Microbot’s business is conducted, and a substantial portion of its operating expenses are payable, in currencies other than the U.S. dollar. Exchange rate fluctuations may have an adverse impact on Microbot’s future revenues or expenses as presented in the financial statements. Microbot may in the future use financial instruments, such as forward foreign currency contracts, in its management of foreign currency exposure. These contracts would primarily require Microbot to purchase and sell certain foreign currencies with or for U.S. dollars at contracted rates. Microbot may be exposed to a credit loss in the event of non-performance by the counterparties of these contracts. In addition, these financial instruments may not adequately manage Microbot’s foreign currency exposure. Microbot’s results of operations could be adversely affected if Microbot is unable to successfully manage currency fluctuations in the future.

Risks Relating to Microbot’s Intellectual Property

Intellectual property litigation and infringement claims could cause Microbot to incur significant expenses or prevent Microbot from selling certain of its product candidates.

The medical device industry is characterized by extensive intellectual property litigation. From time to time, Microbot might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of Microbot’s management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against Microbot could result in its payment of significant monetary damages and/or royalty payments or negatively impact its ability to sell current or future products in the affected category and could have a material adverse effect on its business, cash flows, financial condition or results of operations.

22

If Microbot or TRDF are unable to protect the patents or other proprietary rights relating to Microbot’s product candidates, or if Microbot infringes on the patents or other proprietary rights of others, Microbot’s competitiveness and business prospects may be materially damaged.

Microbot’s success depends on its ability to protect its intellectual property (including its licensed intellectual property) and its proprietary technologies. Microbot’s commercial success depends in part on its ability to obtain and maintain patent protection and trade secret protection for its product candidates, proprietary technologies, and their uses, as well as its ability to operate without infringing upon the proprietary rights of others.

Microbot currently holds, through licenses or otherwise, an intellectual property portfolio that includes U.S. and international patents and pending patents, and other patents under development. Microbot intends to continue to seek legal protection, primarily through patents, including the remaining TRDF licensed patents that relate to the LIBERTY® Endovascular Robotic Surgical System technology, for its proprietary technology. Seeking patent protection is a lengthy and costly process, and there can be no assurance that patents will be issued from any pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad or strong to protect its proprietary technology. There is also no guarantee that any patents Microbot holds, through licenses or otherwise, will not be challenged, invalidated or circumvented, or that the patent rights granted will provide competitive advantages to Microbot. Microbot’s competitors have developed and may continue to develop and obtain patents for technologies that are similar or superior to Microbot’s technologies. In addition, the laws of foreign jurisdictions in which Microbot develops, manufactures or sells its product candidates may not protect Microbot’s intellectual property rights to the same extent as do the laws of the United States.

Adverse outcomes in current or future legal disputes regarding patent and other intellectual property rights could result in the loss of Microbot’s intellectual property rights, subject Microbot to significant liabilities to third parties, require Microbot to seek licenses from third parties on terms that may not be reasonable or favorable to Microbot, prevent Microbot from manufacturing, importing or selling its product candidates, or compel Microbot to redesign its product candidates to avoid infringing third parties’ intellectual property. As a result, Microbot may be required to incur substantial costs to prosecute, enforce or defend its intellectual property rights if they are challenged. Any of these circumstances could have a material adverse effect on Microbot’s business, financial condition and resources or results of operations.

Microbot has the first right, but not the obligation, to control the prosecution, maintenance or enforcement of the remaining licensed patents from TRDF. However, there may be situations in which Microbot will not have control over the prosecution, maintenance or enforcement of the patents that Microbot licenses, or may not have sufficient ability to consult and input into the patent prosecution and maintenance process with respect to such patents. If Microbot does not control the patent prosecution and maintenance process with respect to the remaining TRDF licensed patents, TRDF may elect to do so but may fail to take the steps that are necessary or desirable in order to obtain, maintain and enforce the licensed patents.

Microbot’s ability to develop intellectual property depends in large part on hiring, retaining and motivating highly qualified design and engineering staff and consultants with the knowledge and technical competence to advance its technology and productivity goals. To protect Microbot’s trade secrets and proprietary information, Microbot has entered into confidentiality agreements with its employees, as well as with consultants and other parties. If these agreements prove inadequate or are breached, Microbot’s remedies may not be sufficient to cover its losses.

Dependence on patent and other proprietary rights and failing to protect such rights or to be successful in litigation related to such rights may result in Microbot’s payment of significant monetary damages or impact offerings in its product portfolios.

Microbot’s long-term success largely depends on its ability to market technologically competitive product candidates. If Microbot fails to obtain or maintain adequate intellectual property protection, it may not be able to prevent third parties from using its proprietary technologies or may lose access to technologies critical to our product candidates. Also, Microbot currently pending or future patent applications may not result in issued patents, and issued patents are subject to claims concerning priority, scope and other issues.

23

Furthermore, Microbot has not filed applications for all of our patents internationally and it may not be able to prevent third parties from using its proprietary technologies or may lose access to technologies critical to its product candidates in other countries.

Risks Relating to Operations in Israel

Existing and historical risks relating to our operations in Israel are being exacerbated by the current military actions and operations, and related activities, that commenced with the surprise attack on the State of Israel on October 7, 2023.

The ongoing risks of operating in Israel are being exacerbated as a result of the October 7, 2023 surprise attack by hostile forces from Gaza, which led to the declaration by Israel of the “Iron Swords” military operation. These include security and economic risks, risks relating to our ability to sell or buy internationally, risk of economic instability, risk of exchange rate fluctuation negatively affecting operating costs, and the risk of employees leaving to perform military service. This military operation and related activities are on-going as of the date of this prospectus.

The Company has considered various ongoing risks relating to the military operation and related matters, including:

●	That some of the Company’s Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities; and

●	A slowdown in the number of international flights in and out of Israel.

The Company is closely monitoring how the military operation and related activities could adversely effect its anticipated milestones and its Israel-based activities to support future clinical and regulatory milestones, including the Company’s ability to import materials that are required to construct the Company’s devices and to ship them outside of Israel. As of the date of this prospectus, the Company has determined that there have not been any materially adverse effects on its business or operations, but it continues to monitor the situation, as any future escalation or change could result in a material adverse effect on the ability of the Company’s Israeli office to support the Company’s clinical and regulatory activities. The Company does not have any specific contingency plans in the event of any such escalation or change.

Microbot has facilities located in Israel, and therefore, political conditions in Israel may affect Microbot’s operations and results.

Microbot has facilities located in Israel. In addition, one of its seven directors, its General Manager and Chief Technology Officer, and its Chief Financial Officer, as well as substantially all of its research and development team and non-management employees, are residents of Israel. Accordingly, political, economic and military conditions in Israel will directly or indirectly affect Microbot’s operations and results. Most recently, for example, the current political situation in Israel where the ruling parties are attempting to implement laws that essentially allow the parliament to enact laws that are preemptively immune to judicial review could adversely affect our business and results of operations. In addition, since the establishment of the State of Israel, a number of armed conflicts have taken place between Israel and its Arab neighbors. An ongoing state of hostility, varying in degree and intensity has led to security and economic problems for Israel. For a number of years there have been continuing hostilities between Israel and the Palestinians. This includes hostilities with the Islamic movement Hamas in the Gaza Strip, which have adversely affected the peace process and at times resulted in armed conflicts, including the current armed conflict. Such hostilities have negatively influenced Israel’s economy as well as impaired Israel’s relationships with several other countries. Israel also faces threats from Hezbollah militants in Lebanon, from ISIS and rebel forces in Syria, from the government of Iran and other potential threats from additional countries in the region. Moreover, some of Israel’s neighboring countries have recently undergone or are undergoing significant political changes. These political, economic and military conditions in Israel could have a material adverse effect on Microbot’s business, financial condition, results of operations and future growth.

24

Political relations could limit Microbot’s ability to sell or buy internationally.

Microbot could be adversely affected by the interruption or reduction of trade between Israel and its trading partners. Some countries, companies and organizations continue to participate in a boycott of Israeli firms and others doing business with Israel, with Israeli companies or with Israeli-owned companies operating in other countries. Foreign government defense export policies towards Israel could also make it more difficult for us to obtain the export authorizations necessary for Microbot’s activities. Also, over the past several years there have been calls in the United States, Europe and elsewhere to reduce trade with Israel. There can be no assurance that restrictive laws, policies or practices directed towards Israel or Israeli businesses will not have an adverse impact on Microbot’s business.

Israel’s economy may become unstable.

From time to time, Israel’s economy may experience inflation or deflation, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. For these and other reasons, the government of Israel has intervened in the economy employing fiscal and monetary policies, import duties, foreign currency restrictions, controls of wages, prices and foreign currency exchange rates and regulations regarding the lending limits of Israeli banks to companies considered to be in an affiliated group. The Israeli government has periodically changed its policies in these areas. Reoccurrence of previous destabilizing factors could make it more difficult for Microbot to operate its business and could adversely affect its business.

Exchange rate fluctuations between the U.S. dollar and the NIS currencies may negatively affect Microbot’s operating costs.

A significant portion of Microbot’s expenses are paid in New Israeli Shekels, or NIS, but its financial statements are denominated in U.S. dollars. As a result, Microbot is exposed to the risks that the NIS may appreciate relative to the U.S. dollar, or the NIS instead devalues relative to the U.S. dollar, and the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the U.S. dollar cost of Microbot’s operations in Israel would increase and Microbot’s U.S. dollar-denominated results of operations would be adversely affected. Microbot cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the NIS against the U.S. dollar.

Microbot’s primary expenses paid in NIS that are not linked to the U.S. dollar are employee expenses in Israel and lease payments on its Israeli facility. As Microbot does not hedge against its position in NIS, a change in the value of the NIS compared to the U.S. dollar could increase Microbot’s research and development expenses, labor costs and general and administrative expenses, and as a result, have a negative impact on Microbot’s financial condition.

Funding and other benefits provided by Israeli government programs may be terminated or reduced in the future and the terms of such funding may have a significant impact on future corporate decisions.

Microbot participates in programs under the auspices of the Israeli Innovation Authority, for which it receives funding for the development of its technologies and product candidates. If Microbot fails to comply with the conditions applicable to this program, it may be required to pay additional penalties or make refunds and may be denied future benefits. From time to time, the government of Israel has discussed reducing or eliminating the benefits available under this program, and therefore these benefits may not be available in the future at their current levels or at all.

Microbot’s research and development efforts from inception until now have been financed in part through such Israeli Innovation Authority royalty bearing grants in an aggregate amount of approximately $1.8 million through December 31, 2023. During 2023, total grants approved from the Israeli Innovation Authority was in the amount of approximately NIS 1.6 million, to further finance the development of the Company’s manufacturing process of the LIBERTY® Endovascular Robotic Surgical System.

Furthermore the Company received approval for a grant from the Ministry of Economy of the State of Israel in the amount of approximately NIS 300,000, to further finance the marketing activities of the LIBERTY® Endovascular Robotic Surgical System in the U.S. market.

In addition, as a result of our 2018 agreement with CardioSert and our 2022 agreement with Nitiloop, we took over the liability to repay CardioSert’s and Nitiloop’s IIA grants in the aggregate amount of approximately $530,000 and $925,000, respectively, although we expect that we will cease to have any obligations under the CardioSert grants once that technology is returned.

25

With respect to such grants Microbot is committed to pay royalties at a rate of between 3% to 3.5% on sales proceeds up to the total amount of grants received, linked to the dollar, plus interest at an annual rate of SOFR, a benchmark interest rate which replaced LIBOR. In addition, as a recipient of Israeli Innovation Authority grants, Microbot must comply with the requirements of the Israeli Encouragement of Industrial Research and Development Law, 1984, or the R&D Law, and related regulations. Under the terms of the grants and the R&D Law, Microbot is restricted from transferring any technologies, know-how, manufacturing or manufacturing rights developed using Israeli Innovation Authority grants outside of Israel without the prior approval of Israeli Innovation Authority. Therefore, if aspects of its technologies are deemed to have been developed with Israeli Innovation Authority funding, the discretionary approval of an Israeli Innovation Authority committee would be required for any transfer to third parties outside of Israel of the technologies, know-how, manufacturing or manufacturing rights related to such aspects. Furthermore, the Israeli Innovation Authority may impose certain conditions on any arrangement under which it permits Microbot to transfer technology or development outside of Israel or may not grant such approvals at all.

If approved, the transfer of Israeli Innovation Authority-supported technology or know-how outside of Israel may involve the payment of significant fees, which will depend on the value of the transferred technology or know-how, the total amount Israeli Innovation Authority funding received by Microbot, the number of years since the funding and other factors. These restrictions and requirements for payment may impair Microbot’s ability to sell its technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the amount of consideration available to Microbot’s shareholders in a transaction involving the transfer of technology or know-how developed with Israeli Innovation Authority funding outside of Israel (such as through a merger or other similar transaction) may be reduced by any amounts that Microbot is required to pay to the Israeli Innovation Authority.

Some of Microbot’s employees are obligated to perform military reserve duty in Israel.

Generally, Israeli adult male citizens and permanent residents are obligated to perform annual military reserve duty up to a specified age. They also may be called to active duty at any time under emergency circumstances, which could have a disruptive impact on Microbot’s workforce.

It may be difficult to enforce a non-Israeli judgment against Microbot or its officers and directors.

The operating subsidiary of the Company is incorporated in Israel. Some of Microbot’s executive officers and directors are not residents of the United States, and a substantial portion of Microbot’s assets and the assets of its executive officers and directors are located outside the United States. Therefore, a judgment obtained against Microbot, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law often involves the testimony of expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against Microbot in Israel, it may be impossible to collect any damages awarded by either a U.S. or foreign court.

Risks Relating to Microbot’s Securities, Governance and Other Matters

If we fail to comply with the continued listing requirements of The Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards. In 2018, we effected a 1:15 reverse stock split to address our stock price falling below the minimum share price required by Nasdaq. Failure to again meet applicable Nasdaq continued listing standards could result in a further reverse stock split or a delisting of our common stock. A delisting of our common stock from The Nasdaq Capital Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business opportunities. Additionally, if we are not eligible for quotation or listing on another exchange, trading of our common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the OTC Marketplace. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further, and it may be more difficult to raise capital on acceptable terms or at all.

26

We do not expect to pay cash dividends on our common stock.

We anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying cash dividends on our common stock in the future. Investors seeking cash dividends should not invest in our common stock for that purpose.

Anti-takeover provisions in the Company’s charter and bylaws under Delaware law may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the Company difficult.

Provisions in the Company’s certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors. In addition, because the Company is incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits stockholders owning in excess of 15% of outstanding voting stock from merging or combining with the Company unless the Company meets the requirements of such section. Although the Company believes these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the Company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the Company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing members of management.

General Risks

Raising additional capital may cause dilution to the Company’s investors, restrict its operations or require it to relinquish rights to its technologies or product candidates.

Until such time, if ever, as the Company can generate substantial product revenues, it expects to finance its cash needs through a combination of equity offerings, including possibly through its existing but currently suspended At-the-Market offering, licensing, collaboration or similar arrangements, grants and debt financings. The Company does not have any committed external source of funds. To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holder of the Company’s common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends or other distributions, selling or licensing intellectual property rights, and other operating restrictions that could adversely affect the Company’s ability to conduct its business.

If the Company raises additional funds through licensing, collaboration or similar arrangements, it may have to relinquish valuable rights to its technologies, future revenue streams, research and development programs or product candidates or to grant licenses on terms that may not be favorable to the Company. If the Company is unable to raise additional funds through equity or debt financings or other arrangements when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself.

Microbot operates in a competitive industry and if its competitors have products that are marketed more effectively or develop products, treatments or procedures that are similar, more advanced, safer or more effective, its commercial opportunities will be reduced or eliminated, which would materially harm its business.

Our competitors may develop products, treatments or procedures that directly compete with our products and potential products and which are similar, more advanced, safer or more effective than ours. The medical device industry is very competitive and subject to significant technological and practice changes. Microbot expects to face competition from many different sources with respect to the LIBERTY® Endovascular Robotic Surgical System and any other products that it may from time to time seek to develop or commercialize in the future.

27

Competing against large established competitors with significant resources may make establishing a market for any products that it develops difficult which would have a material adverse effect on Microbot’s business. Microbot’s commercial opportunities could also be reduced or eliminated if its competitors develop and commercialize products, treatments or procedures quicker, that are safer, more effective, are more convenient or are less expensive than the LIBERTY® Endovascular Robotic Surgical System or any other product that Microbot may develop. Many of Microbot’s potential competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than Microbot may have. Mergers and acquisitions in the medical device industry market may result in even more resources being concentrated among a smaller number of Microbot’s potential competitors.

Our business strategy in part relies on identifying, acquiring and developing complementary technologies and products, which entails risks which could negatively affect our business, operations and financial condition.

We have in the past and may again in the future pursue other acquisitions of businesses and technologies. Acquisitions entail numerous risks, including:

●	difficulties in the integration of acquired operations, services and products;

●	failure to achieve expected synergies;

●	diversion of management’s attention from other business concerns;

●	assumption of unknown material liabilities of acquired companies;

●	amortization of acquired intangible assets, which could reduce future reported earnings;

●	Lack of funding to properly and adequately develop and commercialize the technologies acquired;

●	potential loss of clients or key employees of acquired companies; and

●	dilution to existing stockholders.

As part of our growth strategy, we may consider, and from time to time may engage in, discussions and negotiations regarding transactions, such as acquisitions, mergers and combinations within our industry. The purchase price for possible acquisitions could be paid in cash, through the issuance of common stock or other securities, borrowings or a combination of these methods.

We cannot be certain that we will be able to identify, consummate and successfully integrate acquisitions, and no assurance can be given with respect to the timing, likelihood or business effect of any possible transaction. For example, we could begin negotiations that we subsequently decide to suspend or terminate for a variety of reasons. Similarly, we could acquire a technology or asset, and later determine that such technology or asset no longer fits in our business strategy or goals or do not have the capital to advance its development or commercialization. However, opportunities may arise from time to time that we will evaluate. Any transactions that we consummate would involve risks and uncertainties to us. These risks could cause the failure of any anticipated benefits of an acquisition to be realized, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The market price for our common stock may be volatile.

The market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	conditions in markets generally;

●	changes in the economic performance or market valuations of companies similar to ours;

●	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	our intellectual property position; and

●	general economic or political conditions in the United States, Israel or elsewhere.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

The issuance of shares upon exercise of outstanding warrants and options could cause immediate and substantial dilution to existing stockholders.

The issuance of shares upon exercise of outstanding warrants and options could result in substantial dilution to the interests of other stockholders since the holders of such securities may ultimately convert and sell the full amount issuable on conversion.

28

USE OF PROCEEDS

The 1,005,965 shares of common stock that are being offered for resale by the selling stockholders will be sold for the accounts of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of such shares of common stock offered for resale hereby will go to the selling stockholders and we will not receive any proceeds from the resale of those shares of common stock by the selling stockholders.

We will incur all costs associated with this registration statement and prospectus.

MARKET FOR COMMON STOCK

Our common stock is listed on the NASDAQ Capital Market under the symbol “MBOT” since November 29, 2016. Prior to that, our common stock was traded under the symbol “STEM.”

As of March 27, 2024, there were approximately 97 holders of record of our common stock, and the closing price of our common stock as reported on the NASDAQ Capital Market was $1.15.

We have never paid cash dividends on our common stock and we do not anticipate paying cash dividends on common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition, debt covenants in place, and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on a stockholders’ investment will only occur if our stock price appreciates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of such statements, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited and unaudited financial statements and related notes included elsewhere in this prospectus.

Overview

Microbot is a preclinical medical device company specializing in the research, design and development of next generation robotic endoluminal surgery devices targeting the minimally invasive surgery space. Microbot is primarily focused on leveraging its robotic technologies with the goal of redefining surgical robotics while improving surgical outcomes for patients.

Financial Operations Overview

Research and Development Expenses, net

Research and development expenses consist primarily of salaries and related expenses and overhead for Microbot’s research, development and engineering personnel, prototype materials and research studies, obtaining and maintaining Microbot’s patent portfolio, net of government grants. Microbot expenses its research and development costs as incurred.

General and Administrative Expenses, net

General and administrative expenses consist primarily of the costs associated with management salaries and benefits, professional fees for accounting, auditing, consulting, legal services, and insurance expenses, net of insurance loss recoveries.

Microbot expects that its general and administrative expenses will increase over the long-term, even if a period-to-period comparison may show a decrease, as it expands its operating activities, maintains compliance with exchange listing and SEC requirements. Microbot expects these potential increases will likely include management costs, legal fees, accounting fees, directors’ and officers’ liability insurance premiums and expenses associated with investor relations.

Income Taxes

Microbot has incurred net losses and has not recorded any income tax benefits for the losses. It is still in its development stage and has not yet generated revenues, therefore, it is more likely than not that sufficient taxable income will not be available for the tax losses to be fully utilized in the future.

Critical Accounting Policies and Significant Judgments and Estimates

Management’s discussion and analysis of Microbot’s financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires Microbot to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Microbot bases its estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

While Microbot’s significant accounting policies are described in more detail in the notes to its consolidated financial statements, Microbot believes the following accounting policies are the most critical for fully understanding and evaluating its consolidated financial condition and results of operations.

30

Contingencies

Management records and discloses legal contingencies in accordance with Accounting Standards Codification (“ASC”) Topic 450 Contingencies. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company monitors the stage of progress of its litigation matters to determine if any adjustments are required.

Fair Value of Financial Instruments

The Company measures the fair value of certain of its financial instruments on a recurring basis.

A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Results of Operations

Comparison of Years Ended December 31, 2023 and 2022

The following table sets forth the key components of Microbot’s results of operations for the years ended December 31, 2023 and 2022 (in thousands):

	For the Years Ended December 31,
	2023	2022	Change
Research and development expenses, net	$(5,724)	$(7,736)	$2,012
General and administrative expenses, net	(4,131)	(5,545)	1,414
Financing income, net	228	118	110
Loss on disposal of property and equipment	(2)	(5)	3
Loss on legal settlement, net	(1,111)	-	(1,111)

Research and Development Expenses, net. The decrease in research and development expenses of approximately $2.0 million in 2023 as compared to 2022 was primarily due to the Company’s cost reduction plan, which commenced in the second quarter of 2023. The cost reduction plan involved cutting expenses by, among other things, implementing employee terminations, reducing management salaries, eliminating bonus accruals and pausing independent directors’ payments. The Company also reduced costs by decreasing expenses related to subcontractors, advisory board members and patents. Additionally, in comparison to the same period in 2022, the Company incurred expenses in 2022 due to the development of the SCS technology, whereas in 2023, lower expenses were recorded for that project as it was suspended in October 2022 and later terminated. In 2023, government grants were deducted from research and development expenses as the applicable costs are incurred.

General and Administrative Expenses, net. The decrease in general and administrative expenses of approximately $1.4 million in 2023 as compared to 2022 was primarily due to a decrease in the Company’s directors and officers insurance premiums in 2023, combined with execution of the cost reduction plan as described above. Additionally, for the year ended 2023, the Company recorded lower share-based compensation expenses compared to the comparable period in 2022, due to older options becoming fully vested. In 2023, insurance loss recoveries reduced the Company’s general and administrative expenses.

Financing Income, net. Financing income for the year ended December 31, 2023 included income from interest, net, totaling $283,000 and was partially offset by exchange rate losses of $55,000, compared to 2022, which consisted of income from interest, net, totaling $54,000, combined with exchange rate gains of $64,000.

Loss on legal settlement, net. Loss on legal settlement, net for the year ended December 31, 2023 is related to the January 2024 issuance of restricted shares of our common stock to settle the Lawsuit pursuant to the Settlement Agreement. See “Part I–Recent Developments–Settlement of Lawsuit.

Liquidity and Capital Resources

To date, Microbot has not generated revenues from operations. Microbot has incurred losses since inception and negative cash flows from operating activities for all periods presented. As of December 31, 2023, Microbot had a net working capital of approximately $4.1 million, consisting primarily of cash and cash equivalents and marketable securities. This compares to net working capital of approximately $6.7 million as of December 31, 2022. Microbot anticipates that it will continue to incur net losses for the foreseeable future as it continues research and development efforts of its primary product candidate and continues to incur costs associated with being a public company.

Microbot has funded its operations through the issuance of capital stock, grants from the Israeli Innovation Authority, and convertible debt. Since inception (November 2010) through December 31, 2023, Microbot has raised cash proceeds of approximately $66.0 million and incurred a total cumulative loss of approximately $79.5 million.

31

Microbot Israel obtained from the Israeli Innovation Authority (“IIA”) grants for participation in research and development for the years 2013 through December 31, 2023 in the total amount of approximately $1.8 million. This amount includes amounts received in 2023 of approximately $304,000, which are a portion of an additional grant from the IIA in the amount of approximately NIS 1.6 million (approximately $447,000) approved by the IIA on June 1, 2023, to further finance the development of the manufacturing process of the LIBERTY® Endovascular Robotic Surgical System. On January 4, 2018, Microbot Israel entered into an agreement with CardioSert to acquire certain of its patent-protected technology, which we expect to return shortly. CardioSert received grants from the IIA in the aggregate amount of approximately $530,000 and Microbot Israel took over the liability to repay such grants, although we expect that we will cease to have any obligations under the CardioSert grants once that technology is returned. On October 6, 2022, Microbot Israel entered into an agreement with Nitiloop Ltd. to acquire substantially all of its assets. Nitiloop received grants from the IIA in the aggregate amount of approximately $925,000 and Microbot Israel took over the liability to repay such grants.

Microbot Israel is obligated to pay royalties amounting to 3%-5% of its future sales up to the amount of the grants. The grants are linked to the exchange rate of the dollar to the New Israeli Shekel and bears interest at an annual rate of SOFR, a benchmark interest rate which replaced LIBOR. Under the terms of the grants and applicable law, Microbot is restricted from transferring any technologies, know-how, manufacturing or manufacturing rights developed using the grant outside of Israel without the prior approval of the Israel Innovation Authority. Microbot has no obligation to repay the grants, if the applicable project fails, is unsuccessful or aborted before any sales are generated; accordingly, as we have discontinued the CardioSert program and are returning the technology to CardioSert, we do not expect to repay, or have the obligation to repay, the grants relating to that technology. The financial risk is assumed completely by the IIA.

On March 2, 2023, the Company announced that it received approval for a grant from the Ministry of Economy in the amount of approximately NIS 300,000, which based on an exchange rate on such date of NIS 1.00 = $0.2923, would be approximately $88,000, to further finance the marketing activities of the LIBERTY® Endovascular Robotic Surgical System in the U.S. market.

In relation to the Ministry of Economy grant, the Company is obligated to pay royalties amounting to 3% of future sales of the LIBERTY® Endovascular Robotic Surgical System up to the grant amount plus interest.

During the second fiscal quarter of 2023, Microbot commenced a core-business focus program and a cost reduction plan while it sought to raise sufficient additional capital to continue development of the LIBERTY® Endovascular Robotic Surgical System. In May and June 2023, Microbot raised aggregate gross proceeds of approximately $7.6 million, before fees and expenses of approximately $1.1 million, from investors, to continue to fund its operations and research and development activities and will need additional funds to continue the FDA approval process for the LIBERTY® Endovascular Robotic Surgical System. We also raised approximately $2.7 million in gross proceeds from financing activities in January 2024. To the extent available, Microbot intends to raise capital through future public and private issuances of debt and/or equity securities. The capital raises from issuances of convertible debt and equity securities could result in additional dilution to Microbot’s shareholders. In addition, to the extent Microbot determines to incur additional indebtedness, Microbot’s incurrence of additional debt could result in debt service obligations and operating and financing covenants that would restrict its operations. Microbot can provide no assurance that financing will be available in the amounts it needs, at the times it needs it or on terms acceptable to it, if at all.

Management believes we have sufficient funds for our operations for less than one year. As a result of the foregoing and our current cash position, these conditions raise substantial doubt about Microbot’s ability to continue as a going concern, which could adversely affect our ability to raise capital, expand our business and develop our planned products. The accompanying consolidated annual financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

32

Cash Flows

The following table provides a summary of the net cash flow activity for each of the periods presented (in thousands):

	For the Years Ended December 31,
	2023	2022
Net cash flows from operating activities	$(8,533)	$(11,549)
Net cash flows from investing activities	1,973	(3,836)
Net cash flows from financing activities	6,558	4,324
Net decrease in cash, cash equivalents and restricted cash	$(2)	$(11,061)

The decrease in 2023 of cash flows used in operating activities compared to 2022 was primarily from a decrease in research and development expenses relating to the LIBERTY® Endovascular Robotic Surgical System in 2023 as a result of the Company’s May 2023 cost reduction plan and core-business focus program.

Net cash flows from investing activities increased in 2023 compared to 2022 by approximately $5.8 million, primarily from the net purchases of marketable securities in 2022.

Net cash flows from financing activities increased in 2023 by approximately $2.2 million due to increased issuances of common stock and warrants in 2023.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Microbot’s cash and cash equivalents as of December 31, 2023 consisted of readily available checking and money market funds. Microbot’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in Microbot’s portfolio, a sudden change in market interest rates would not be expected to have a material impact on Microbot’s financial condition and/or results of operations. Microbot does not believe that its cash or cash equivalents have significant risk of default or illiquidity. While Microbot believes its cash and cash equivalents do not contain excessive risk, Microbot cannot provide absolute assurance that in the future its investments will not be subject to adverse changes in market value. In addition, Microbot maintains significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

Foreign Exchange Risks

Our financial statements are denominated in U.S. dollars and financial results are denominated in U.S. dollars, while a significant portion of our business is conducted, and a substantial portion of our operating expenses are payable, in currencies other than the U.S. dollar.

Exchange rate fluctuations may have an adverse impact on our future revenues, if any, or expenses as presented in the financial statements. We may in the future use financial instruments, such as forward foreign currency contracts, in its management of foreign currency exposure. These contracts would primarily require us to purchase and sell certain foreign currencies with or for U.S. dollars at contracted rates. We may be exposed to a credit loss in the event of non-performance by the counterparties of these contracts. In addition, these financial instruments may not adequately manage our foreign currency exposure. Our results of operations could be adversely affected if we are unable to successfully manage currency fluctuations in the future.

Effects of Inflation

Inflation generally affects Microbot by increasing its research and development expenses. Microbot does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein, but may have a significant, adverse impact in 2024.

33

BUSINESS

Overview

Microbot is a preclinical medical device company specializing in the research, design and development of next generation robotic endoluminal surgery devices targeting the minimally invasive surgery space. Microbot is primarily focused on leveraging its robotic technologies with the goal of redefining surgical robotics while improving surgical outcomes for patients.

Using our LIBERTY® Endovascular Robotic Surgical System, we are developing the first ever fully disposable robot for various endovascular interventional procedures.

Technological Platforms

LIBERTY® Endovascular Robotic Surgical System

On January 13, 2020, Microbot unveiled what it believes is the world’s first fully disposable robotic system for use in endovascular interventional procedures, such as cardiovascular, peripheral and neurovascular. The LIBERTY® Endovascular Robotic Surgical System features a unique compact design with the capability to be operated remotely, reduce radiation exposure and physical strain to the physician, reduce the risk of cross contamination, as well as the potential to eliminate the use of multiple consumables when used with its NovaCross® platform or possibly other guidewire/microcatheter technologies.

The LIBERTY® Endovascular Robotic Surgical System is designed to maneuver guidewires and over-the-wire devices (such as microcatheters) within the body’s vasculature. It eliminates the need for extensive capital equipment requiring dedicated Cath-lab rooms as well as dedicated staff.

We believe the addressable markets for the LIBERTY® Endovascular Robotic Surgical System are the Interventional Cardiology, Interventional Radiology and Interventional Neuroradiology markets.

The unique characteristics of the LIBERTY® Endovascular Robotic Surgical System - compact, mobile, disposable and remotely controlled - open the opportunity of expanding telerobotic interventions to patients with limited access to life-saving procedures, such as mechanical thrombectomy in ischemic stroke.

The LIBERTY® Endovascular Robotic Surgical System is being designed to have the following attributes:

●	Compact size - Eliminates the need for large capital equipment in dedicated cath-lab rooms with dedicated staff.

●	Fully disposable - To our knowledge, the first fully disposable, robotic system for endovascular procedures.

●	One & Done® - Can be made compatible with Microbot’s NitiLoop’s NovaCross® products or possibly other guidewire/microcatheter technologies, that combines guidewire and microcatheter into a single device.

●	State of the art maneuverability - Provides linear and rotational control of its guidewire, as well as linear and rotational control of a guide catheter, and the linear motion for an additional “over the wire” device.

●	Compatibility with a wide range of commercially-available guidewires, microcatheters and guide-catheters.

●	Enhanced operator safety and comfort - Aims to reduce exposure to ionizing radiation and the need for heavy lead vests otherwise to be worn during procedures, as well as reducing the exposure to Hospital Acquired Infections (HAI).

●	Ease of use - Its intuitive remote controls aims to simplify advanced procedures while shortening the physician’s learning curve.

●	Telemedicine compatible - Capable of supporting tele-catheterization, carried out remotely by highly trained specialists.

34

On August 17, 2020, Microbot announced the successful conclusion of its feasibility animal study using the LIBERTY® Endovascular Robotic Surgical System. The study met all of its end points with no intraoperative adverse events, which supports Microbot’s objectives to allow physicians to conduct a catheter-based procedure from outside the catheterization laboratory (cath-lab), avoiding radiation exposure, physical strain and the risk of cross contamination. The study was performed by two leading physicians in the neuro vascular and peripheral vascular intervention spaces, and the results demonstrated robust navigation capabilities, intuitive usability and accurate deployment of embolic agents, most of which was conducted remotely from the cath-lab’s control room.

On May 3, 2023, we announced that the LIBERTY® Endovascular Robotic Surgical System has surpassed its 100th catheterization during multiple preclinical studies, with a 95% success rate of reaching pre-determined vascular targets, such as distal branches of hepatic, gastric, splenic, mesenteric, renal and hypogastric arteries. Moreover, all of the procedures were completed without notable signs of intraoperative injury.

On June 29, 2023, we announced the successful completion of a two-day preclinical study held by leading key opinion leaders at a New York-based research lab, where they performed dozens of catheterizations, including the utilization of the LIBERTY® Endovascular Robotic Surgical System’s remote operation capabilities, to pre-determined vascular targets, with a 100% success rate of reaching the intended target with no observable on-site complications.

In October 2023, we announced the successful initial outcomes from our pivotal preclinical study with the LIBERTY® Endovascular Robotic Surgical System. The pivotal study was conducted by three leading interventional radiologists that utilized the LIBERTY® Endovascular Robotic Surgical System to reach a total of 48 animal targets. A total of 6 LIBERTY® Endovascular Robotic Surgical Systems were used in the study. All 6 LIBERTY® Endovascular Robotic Surgical Systems performed flawlessly, with 100% usability and technical success. No acute adverse events or complications were visually observed intra-operative. In December 2023, we announced that the final histopathology and lab report supplements our previous findings, and that the results of the study will support our IDE submission to the FDA to commence human clinical study. On January 29, 2024, the Company submitted an Investigational Device Exemption (IDE) application with the U.S. Food and Drug Administration, in order to commence its pivotal clinical trial in humans, and as of the date of this prospectus, we are continuing our interaction with the FDA regarding our IDE submission process. See “–Government Regulation–U.S. Regulation–Description of the IDE process” below.

35

On October 24, 2023, we announced that we received confirmation for the commencement of the process to support our future CE Mark approval, and to ultimately allow us to market the LIBERTY® Endovascular Robotic Surgical System in Europe as well as other regions who accept the CE Mark. According to the confirmation, we will commence audits for ISO 13485 certification to ensure compliance with the Quality Management System (QMS) requirements of the EU Medical Devices Regulation (MDR 2017/745), during the first half of 2024. We had previously taken the first step to advance our European program by engaging with a leading Notified Body, who recently confirmed dates for conducting the required audits.

NovaCross®

On October 6, 2022, we purchased substantially all of the assets, including intellectual property, devices, components and product related materials of Nitiloop Ltd., an Israeli limited liability company. The assets include intellectual property and technology in the field of intraluminal revascularization devices with anchoring mechanism and integrated microcatheter, and the products or potential products incorporating the technology owned by Nitiloop and designated by Nitiloop as “NovaCross”, “NovaCross Xtreme” and “NovaCross BTK” and any enhancements, modifications and improvements. This technology is also expected to be incorporated in our One & Done® feature.

Other Technologies and Platforms

During the second and third quarters of 2023, as a result of our core-business focus program and our cost reduction plan, described below, we ceased research and development activities relating to the technology we acquired from CardioSert, and with respect to our SCS and TipCat platforms. As a result, we terminated the Company’s agreement with CardioSert for that technology, ceased maintaining the intellectual property with respect to that technology, and are returning the acquired intellectual property to CardioSert, and returned intellectual property relating to the SCS (ViRob) and TipCat to Technion Research and Development Foundation.

Recent Developments

Settlement of Lawsuit

As of January 26, 2024 (the “Effective Date”), we entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Empery Asset Master Ltd., Empery Tax Efficient, LP, Empery Tax Efficient III, LP and Hudson Bay Master Fund Ltd. (collectively, “Plaintiffs”), which resolved and settled the below referenced litigation between the Company and Plaintiffs. The Company previously announced that it was a defendant in a lawsuit captioned Empery Asset Master Ltd., Empery Tax Efficient, LP, Empery Tax Efficient II, LP, Hudson Bay Master Fund Ltd., Plaintiffs, against Microbot Medical Inc., Defendant, in the Supreme Court of the State of New York, County of New York (Index No. 651182/2020) (the “Lawsuit”), pursuant to which the Plaintiffs alleged, among other things, that the Company breached multiple representations and warranties contained in the Securities Purchase Agreement (the “SPA”) related to the Company’s June 8, 2017 equity financing (the “Financing”), of which the Plaintiffs participated, and fraudulently induced Plaintiffs into signing the SPA. The complaint sought rescission of the SPA and return of the Plaintiffs’ $6.75 million purchase price with respect to the Financing.

Pursuant to the Settlement Agreement, the Company paid Plaintiffs an aggregate of $2,154,000 (the “Total Settlement Amount”), consisting of a cash payment covered by the Company’s insurance carrier of $1,100,000 and 1,005,965 shares of restricted Company common stock (the “Shares”), which Shares represent the whole number of restricted shares of Company common stock calculated pursuant to the following formula: $1,054,000/[closing price of Company common stock on the Effective Date * 0.825]. Additionally, the Plaintiffs and the Company each agreed to fully release the other from all claims arising out of the Financing, the SPA and/or the allegations and claims asserted in the Lawsuit, subject to customary carve-outs.

In February 2024, the Plaintiffs filed a stipulation discontinuing the Lawsuit with prejudice.

We also agreed, pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”), to file a registration statement on Form S-1 or Form S-3 covering the resale of the Shares (the “Resale Registration Statement”), within 30 calendar days following the Effective Date, and to use reasonable best efforts to have such Resale Registration Statement declared effective by the SEC within 60 days (or, in the event of a “full review” by the Securities and Exchange Commission, within 90 days) following the Effective Date. We shall be required to make cash payments to the Plaintiffs in the event we fail to register the Shares and keep the Resale Registration Statement effective pursuant to the terms of the Registration Rights Agreement, and if we fail to remove the restrictions on the Shares pursuant to the terms of the Settlement Agreement.

36

Preferred Investment Option Inducement Transaction

The Company entered into a Preferred Investment Option Exercise and Inducement Letter on December 29, 2023 (the “Inducement Letter”) with certain selling stockholders (the “Stockholders”), the registered holders of existing (i) Series A preferred investment options to purchase shares of the Company’s common stock at an exercise price of $2.20 per share, issued on October 25, 2022, as amended on May 24, 2023, (ii) Series C preferred investment options to purchase shares of the Company’s common stock at an exercise price of $2.075 per share, issued on June 6, 2023, and (iii) Series D preferred investment options to purchase shares of the Company’s common stock at an exercise price of $3.19 per share issued on June 26, 2023 (the “Existing Investment Options”), pursuant to which the Stockholders agreed to exercise for cash their Existing Investment Options to purchase an aggregate of 1,685,682 shares of the Company’s common stock, at a reduced exercised price of $1.62 per share, in consideration for the Company’s agreement to issue new preferred investment options (the “Inducement Investment Options”) to purchase up to an aggregate of 1,685,682 shares of the Company’s common stock at an exercise price of $1.50 per share. The closings of the transactions contemplated by the Inducement Letter occurred on January 3, 2024. The Inducement Investment Options are immediately exercisable from the date of issuance until five and one-half (5.5) years following the date of issuance. No other changes to the Existing Investment Options were made.

Core-Business Focus Program

On May 15, 2023, the Board of Directors of the Company authorized, and the Company commenced, a core-business focus program while the Company seeks to raise additional capital to continue development of the LIBERTY® Endovascular Robotic Surgical System. This core-business focus program includes the cessation of research and development activities not related to the LIBERTY® Endovascular Robotic Surgical System, including terminating the Company’s agreement with CardioSert for, and returning and ceasing the maintenance of, that technology, and returning intellectual property relating to the SCS (ViRob) and TipCat to Technion Research and Development Foundation.

Cost Reduction Plan

In addition to the core-business focus program described above, the Board of Directors of the Company authorized, and the Company commenced, a cost reduction plan while the Company seeks to raise additional capital to continue development of the LIBERTY® Endovascular Robotic Surgical System.

In May and June 2023 and in January 2024, we raised sufficient capital that, together with the savings from the cost reduction plan, enabled us to continue our operations, including completion of the V&V study, perform the GLP study and submit the IDE to the U.S. Food & Drug Administration. We also, as of November 1, 2023, recommenced paying Rachel Vaknin, our CFO, and Simon Sharon, our CTO and General Manager, their regular salaries and benefits that were previously reduced as a result of the cost reduction plan, and as of January 1, 2024, recommenced paying Harel Gadot, our CEO, and the independent directors of our Board their regular salaries and benefits, or fees as the case may be, that were previously reduced as a result of the cost reduction plan. We continue to seek new sources of capital to stabilize our finances and provide operating runway. In the event the Company is not successful in raising additional capital, or if the results of the V&V study and first-in-human trials are not promising, the Company may be forced to take more drastic actions to conserve capital or shut down operations entirely.

First-In-Human Clinical Cases

On January 29, 2024, we submitted an Investigational Device Exemption (IDE) application with the U.S. Food and Drug Administration, in order to commence our pivotal clinical trial in humans, and as of the date of this prospectus, we are continuing our interaction with the FDA regarding our IDE submission process. See “–Government Regulation–U.S. Regulation–Description of the IDE process” below.

37

Israel-Hamas War

On October 7, 2023, the State of Israel, where the Company’s research and development and other operations are primarily based, suffered a surprise attack by hostile forces from Gaza, which led to the declaration by Israel of the “Iron Swords” military operation. This military operation and related activities are on-going as of the date of this prospectus.

The Company has considered various ongoing risks relating to the military operation and related matters, including:

●	That some of the Company’s Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities; and

●	A slowdown in the number of international flights in and out of Israel.

The Company is closely monitoring how the military operation and related activities could adversely effect its anticipated milestones and its Israel-based activities to support future clinical and regulatory milestones, including the Company’s ability to import materials that are required to construct the Company’s devices and to ship them outside of Israel. As of the date of this prospectus, the Company has determined that there have not been any materially adverse effects on its business or operations, but it continues to monitor the situation, as any future escalation or change could result in a material adverse effect on the ability of the Company’s Israeli office to support the Company’s clinical and regulatory activities. The Company does not have any specific contingency plans in the event of any such escalation or change.

Industry Overview

Minimally Invasive Robot-Assisted Endovascular Interventions

Minimally Invasive Surgery, or MIS, refers to surgical procedures performed through tiny incisions instead of a single large opening. Because the incisions are small, patients tend to have quicker recovery times and experience less trauma than with conventional surgery. The global MIS surgery is expected to grow from $24 billion in 2020 to $42 billion in 2026, representing a CAGR of 9.85%. MIS involves three major categories of devices: surgical, monitoring and visualization, and endoscopy. The market for surgical devices, including ablation, electrosurgery and medical robotic systems, accounts for the largest share of revenue and is also expected to show the highest rate of growth. According to the Society of Robotic Surgery, the U.S. market growth in endoluminal robotic surgery is projected to be 15-25% by 2025.

Vascular disease is the most common precursor to ischemic heart disease and stroke, which are two of the leading causes of death worldwide. Advances in endovascular intervention in recent years have transformed patient survival rates and post-surgical quality of life. It is estimated that more than three million percutaneous coronary interventions (PCI) and over two million of peripheral vascular interventions are performed annually worldwide. The incidence of stroke in the U.S. alone is estimated at 900,000 cases annually. Compared to open surgery, it has the advantages of faster recovery, reduced need for general anesthesia, reduced blood loss and significantly lower mortality. However, the current practice of endovascular procedures, which virtually has remained unchanged since the introduction of Intervention four decades ago, is limited by a number of factors, including physical strain and exposure to X-Ray radiation of the operator, and involves complex maneuvering of intervention tools, such as guidewires and catheters, to reach target areas in the vasculature. Despite recent advancements in technology and devices, manual procedures are still highly dependent on the technical skills and training of the operator, what makes the access to expert medical centers and advanced emergent treatments, such as endovascular thrombectomy for acute ischemic stroke, geographically limited. In addition, we believe that demand for physicians continues to grow faster than supply.

Endovascular robotic systems are aimed to increase the stability and precision of guidewires and catheters, protecting the physicians from ionizing radiation and physical strain by removing them from the radiation source, helping in closing shortages of skilled physicians and skill gaps and enable tele-interventions (e.g. the Hub & Spoke hospital model).

38

Today, there are only a few commercially available robotic systems for endovascular interventions. We believe these systems have major drawbacks, such as limited maneuverability, the requirement to exchange and use multiple expensive surgical tools, being cumbersome to set-up and operate, and requiring significant up-front capital expenditures.

Microbot believes that with the LIBERTY® Endovascular Robotic Surgical System, coupled with its own NovaCross® products and other off-the-shelf products, it is well-positioned to deliver a value-added endovascular robotic system, with a focus on improving the ease and access and enhancing the safety of endovascular interventions.

Strategy

Microbot’s goal is to generate sales of its products, once they have received regulatory approval, by establishing the LIBERTY® Endovascular Robotic Surgical System as the standard-of-care in the eyes of medical practitioners, patients and medical facilities, as well as getting the support of payors and insurance companies. Microbot believes that it can achieve this objective by working with health care providers and systems to demonstrate the key benefits of its products. Microbot’s strategy includes the following key elements:

●	Continue to refine existing product candidates and develop additional surgical robotic solutions. As Microbot prepares to bring its initial product through the support of preclinical and clinical trials, it continues gathering patients, patient and clinical data, and patient and physician feedback post-market. Microbot also expects to continue to innovate in the surgical robotics field by continuing to find ways of using its core technology to solve unmet needs, with the overarching goal of providing a safer, more effective and more efficient surgical environment for patients and physicians.

●	Establish and leverage relationships with key institutions and leading clinicians. Microbot’s objective will be to maintain clinical focus with leading hospitals and clinics so as to establish the LIBERTY® Endovascular Robotic Surgical System, as well as possibly other future products, as the standard of care in such institutions for their respective procedures. Microbot also expects to identify Key Opinion Leaders (KOLs) with the relevant specialties (for instance interventional radiology) with the expectation that such clinical focus will accelerate the adoption of its candidate products.

●	Continuously invest in research and development. Microbot’s most significant expense has historically been research and development, and Microbot expects to continue investing in research and development activities, including expenses it expects to incur to improve on its prototype products in order to respond to clinical data, to develop additional applications using its technologies and to develop future product candidates.

●	Explore partnerships for the introduction of Microbot’s products. In parallel to its efforts to establish direct sales and marketing capabilities, Microbot intends to continue its efforts on pursuing collaborations with global medical device companies that have established sales and distribution networks. Microbot will seek to enter collaborations and partnerships with strategic players that offer synergies with Microbot’s product candidates and expertise.

●	Seek additional IP and technologies to complement and strengthen Microbot’s current IP portfolio. Microbot intends to continue exploring new technologies, IP and know-how to add to its current portfolio through licensing, mergers and/or acquisitions and to allow Microbot to enter new spaces and strengthen its overall product portfolio.

Competition

LIBERTY® Competitive Landscape

We believe the main competitor to the LIBERTY® Endovascular Robotic Surgical System is the CorPath GRX vascular robotics system by Corindus Vascular Robotics, a Siemens Healthineers company. To our knowledge, CorPath GRX system is FDA-approved and CE-marked for percutaneous coronary and vascular procedures, is CE-marked for neurovascular interventions and is pending FDA approval for neurovascular interventions. Another competitor is Robocath (CE Marked for PCI only). We believe these systems have drawbacks, such as limited maneuverability, the requirement to exchange and use multiple expensive surgical tools, being cumbersome to set-up and operate, and requiring significant upfront capital expenditures. We also expect that we could be competing with other technologies that are in different stages of development, including preclinical and without CE/FDA approvals, such as LN Robotics and Endoways, of which additional competitive data will be required to better explore their respective positioning in the competitive landscape.

39

Microbot’s existing and planned products could also be rendered obsolete or uneconomical by technological advances developed in the future by existing or new competitors. Some of Microbot’s competitors currently have significantly greater resources than Microbot does; have established relationships with healthcare professionals, customers and third-party payors; and have long-term contracts with group purchasing organizations in the United States. In addition, some of Microbot’s competitors have established distributor networks, greater resources for product development, sales and marketing, additional lines of products and the ability to offer financial incentives such as rebates, bundled products or discounts on other product lines that Microbot cannot provide.

Intellectual Property

General

The LIBERTY® Endovascular Robotic Surgical System’s core technology is co-owned by Microbot and The Technion Research and Development Foundation Ltd., or TRDF. The NovaCross® device is based on technologies acquired by Microbot from Nitiloop Ltd. Microbot may develop other medical-robotic solutions through internal research and development, to strengthen its intellectual property position, and to continue exploring strategic collaborations and accretive acquisition opportunities. Microbot currently holds an intellectual property portfolio of 12 patents issued/allowed and 47 patent applications pending worldwide. Microbot also holds 10 design patents issued/allowed and 5 design patents pending worldwide. It also has registered trademarks in Israel, Europe, UK and the U.S. relating to the LIBERTY® Endovascular Robotic Surgical System, and also has trademarks relating to its proprietary Microbot Medical wordmark and logo registered in Israel, Europe, and UK, and pending in the U.S. and China, in addition to having registered trademarks for the “One & Done” wordmark in Israel, Europe, the U.S., UK, and Japan. Microbot also has a registered trademark in the U.S. for the NovaCross trademark.

Microbot relies or intends to rely on intellectual property licensed or developed, including patents, trade secrets, trademarks, technical innovations, laws of unfair competition and various licensing agreements, to provide its future growth, to build its competitive position and to protect its technology. As Microbot continues to expand its intellectual property portfolio, it is critical for Microbot to continue to invest in filing patent applications to protect its technology, inventions, and improvements.

Microbot requires its employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with Microbot. Microbot also requires its employees and consultants who work on its product candidates to agree to disclose and assign to Microbot all inventions conceived during the term of their service, while using Microbot property, or which relate to Microbot’s business.

Patent applications in the United States and in foreign countries are maintained in secrecy for a period of time after filing, which results in a delay between the filing date of the patent applications and the time when they are published. Patents issued and patent applications filed relating to medical devices are numerous, and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to product candidates, products, devices or processes used or proposed to be used by Microbot. Microbot believes that the technologies it employs in its products and systems do not infringe the valid claims of any third-party patents. There can be no assurance, however, that third parties will not seek to assert that Microbot devices and systems infringe their patents or seek to expand their patent claims to cover aspects of Microbot’s products and systems.

The medical device industry in general has been characterized by substantial litigation regarding patents and other intellectual property rights. Any such claims, regardless of their merit, could be time-consuming and expensive to respond to and could divert Microbot’s technical and management personnel. Microbot may be involved in litigation to defend against claims of infringement by other patent holders, to enforce patents issued to Microbot, or to protect Microbot’s trade secrets. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceeding, Microbot could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign Microbot’s products, devices or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to Microbot or that Microbot would be successful in any attempt to redesign products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses, could potentially prevent Microbot from manufacturing and selling its products.

40

Microbot’s issued U.S. patents, which cover Microbot’s product candidates, will expire between 2032 and 2040, not including any patent term adjustments that may be available. Issued patents outside of the United States directed to Microbot’s product candidates will expire between 2032 and 2040.

License Agreement with the Technion

In June 2012, Microbot entered into a license agreement with TRDF, the technology transfer subsidiary of The Technion Institute of Technology, pursuant to which it obtained an exclusive, worldwide, royalty-bearing, sub-licensable license to certain patents and inventions relating to the SCS and TipCAT technology platforms invented by Professor Moshe Shoham, a former director of and an advisor to the Company, and in certain circumstances other TRDF-related persons. During the second and third quarters of 2023, as a result of our core-business focus program and our cost reduction plan, we ceased research and development activities relating to the SCS and TipCat platforms. As a result, we returned intellectual property relating to the SCS (ViRob) and TipCat to TRDF.

The LIBERTY® Endovascular Robotic Surgical System, which was invented by employees of Microbot together with Professor Moshe Shoham of the Technion, in his capacity as a consultant to Microbot, is co-owned by Microbot and TRDF, and the parties established the LIBERTY® Endovascular Robotic Surgical System as a “Joint Invention” in accordance with the terms of the License Agreement. Once the Joint Invention is established, Microbot will have to pay TRDF royalties of between 1.5% and 3.0% of net sales of products covered by this Joint Invention.

Research and Development

Microbot’s research and development programs are generally pursued by engineers and scientists employed by Microbot in its offices in Israel on a full-time basis or as consultants, or through partnerships with industry leaders in manufacturing and design and researchers in academia. Microbot is also working with subcontractors in developing specific components of its technologies.

The primary objectives of Microbot’s research and development efforts are to continue to introduce incremental enhancements to the capabilities of its candidate products and to advance the development of proposed products.

Microbot Israel has received grants from the Israeli Innovation Authority (“IIA”) for participation in research and development since 2013 through December 31, 2023 totaling approximately $1.8 million. This amount includes amounts received in 2023 of approximately $304,000, which are a portion of an additional grant from the IIA in the amount of approximately NIS 1.6 million (approximately $447,000) approved by the IIA on June 1, 2023, to further finance the development of the manufacturing process of the LIBERTY® Endovascular Robotic Surgical System.

In addition, as a result of the agreement with CardioSert on January 4, 2018, Microbot Israel took over the liability to repay CardioSert’s IIA grants in the aggregate amount of approximately $530,000, which liability will remain for so long as the Company continues to own the CardioSert assets. As a result of CardioSert’s recent exercise to have the assets returned, we expect that this will cease to be a liability upon return.

As a result of the agreement with Nitiloop, on October 6, 2022, Microbot Israel took over the liability to repay Nitiloop’s IIA grants in the aggregate amount of approximately $925,000.

In relation to the IIA grants described above, the Company is obligated to pay royalties amounting to 3%-5% of its future sales of the products relating to such grants.

The grants are linked to the exchange rate of the dollar to the New Israeli Shekel and bears interest of SOFR per year (SOFR is a benchmark interest rate which replaced LIBOR).

The repayment of the grants is contingent upon the successful completion of the Company’s research and development programs and generating sales. The Company has no obligation to repay these grants, if the project fails, is unsuccessful or aborted or if no sales are generated. The financial risk is assumed completely by the Government of Israel. The grants are received from the Government on a project-by-project basis.

41

On December 11, 2022, the Company received approval for a grant from the Ministry of Economy, in the amount of NIS 300,000 (approximately $83,000), for participation in expenses related to the LIBERTY® Endovascular Robotic Surgical System in the U.S. market.

As of December 31, 2023, the Company received approximately $27,000 of such amount.

In relation with the Ministry of Economy grant, the Company is obligated to pay royalties amounting to 3% of future sales of the LIBERTY® Endovascular Robotic Surgical System up to the grant amount plus interest.

Microbot expects to continue to access government funding in the future.

For the fiscal years ended December 31, 2022 and 2023, respectively, Microbot incurred research and development expenses of approximately $7,736,000 and $5,724,000.

Manufacturing

Microbot does not have any manufacturing facilities or manufacturing personnel. Microbot currently relies, and expects to continue to rely, on third parties for the manufacturing of its product candidates for preclinical and clinical testing, as well as for commercial manufacturing if its product candidates receive marketing approval.

During 2022 Microbot initiated the transfer to production by means of designing and building molds for plastic injection of parts which is a more cost-effective method for producing high quantities compared to conventional machined production of these parts. Some molds are already operative while others are being designed and built. We expect completing the molds during 2024.

On August 4, 2023, we signed a Turn-Key Manufacturing Agreement with a subcontractor that is suited to assemble and test our products under applicable regulatory requirements and regulations. As of the date of this prospectus, we are working with the subcontractor to transfer the production to the subcontractor.

Commercialization

Microbot has not yet established a sales, marketing or product distribution infrastructure for the LIBERTY® Endovascular Robotic Surgical System or any other product candidate, which are still in development stages. Microbot plans to access the U.S. markets with its initial device offerings through direct sales, distributors, as well as strategic partnerships. Microbot has not yet developed a commercial strategy outside of the United States, but it most likely would utilize distributors and strategic partnerships.

Government Regulation

General

Microbot’s medical technology products and operations are subject to extensive regulation in the United States and other countries. Most notably, if Microbot seeks to sell its products in the United States, its products will be subject to the Federal Food, Drug, and Cosmetic Act (FDCA) as implemented and enforced by the U.S. Food and Drug Administration (FDA). The FDA regulates the development, bench and clinical testing, manufacturing, labeling, storage, record-keeping, promotion, marketing, sales, distribution and post-market support and reporting of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. Regulatory policy affecting its products can change at any time.

42

Advertising and promotion of medical devices in the United States, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims.

Foreign countries where Microbot wishes to sell its products may require similar or more onerous approvals to manufacture or market its products. Government agencies in those countries also enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of medical device products. These regulatory requirements can change rapidly with relatively short notice.

Other regulations Microbot encounters in the United States and in other jurisdictions are the regulations that are common to all businesses, such as employment legislation, implied warranty laws, and environmental, health and safety standards, to the extent applicable. In the future, Microbot will also encounter industry-specific government regulations that would govern its products, if and when they are developed for commercial use.

U.S. Regulation

The FDA governs the following activities that Microbot performs, will perform, upon the clearance or approval of its product candidates, or that are performed on its behalf, to ensure that medical products distributed domestically or exported internationally are safe and effective for their intended uses:

●	product design, and development;

●	product safety, testing, labeling and storage;

●	record keeping procedures; and

●	product marketing.

There are numerous FDA regulatory requirements governing the approval or clearance and subsequent commercial marketing of Microbot’s products. These include:

●	the timely submission of product listing and establishment registration information, along with associated establishment user fees;

●	continued compliance with the Quality System Regulation, or QSR, which require specification developers and manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

●	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;

●	clearance or approval of product modifications that could significantly affect the safety or effectiveness of the device or that would constitute a major change in intended use;

●	Medical Device Reporting regulations (MDR), which require that manufacturers keep detailed records of investigations or complaints against their devices and to report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

●	adequate use of the Corrective and Preventive Actions process to identify and correct or prevent significant systemic failures of products or processes or in trends which suggest same;

43

●	post-approval restrictions or conditions, including post-approval study commitments;

●	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device; and

●	notices of correction or removal and recall regulations.

Unless an exemption applies, before Microbot can commercially distribute medical devices in the United States, Microbot must obtain, depending on the classification of the device, either prior 510(k) clearance, 510(k) de-novo clearance or premarket approval (PMA), from the FDA. The FDA classifies medical devices into one of three classes based on the degree of risk associated with each medical device and the extent of regulatory controls needed to ensure the device’s safety and effectiveness:

●	Class I devices, which are low risk and subject to only general controls (e.g., registration and listing, medical device labeling compliance, MDRs, Quality System Regulations, and prohibitions against adulteration and misbranding) and, in some cases, to the 510(k) premarket clearance requirements;

●	Class II devices, which are moderate risk and generally require 510(k) or 510(k) de-novo premarket clearance before they may be commercially marketed in the United States as well as general controls and potentially special controls like performance standards or specific labeling requirements; and

●	Class III devices, which are devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a predicate device. Class III devices generally require the submission and approval of a PMA supported by clinical trial data.

Microbot expects the medical products in its pipeline currently to be classified as Class II. Class II devices are those for which general controls alone are insufficient to provide reasonable assurance of safety and effectiveness and there is sufficient information to establish special controls. Special controls can include performance standards, post-market surveillance, patient histories and FDA guidance documents. Premarket review and clearance by the FDA for these devices is generally accomplished through the 510(k) or 510(k) de-novo premarket notification process. As part of the 510(k) or 510(k) de-novo notification process, FDA may require the following:

●	Development of comprehensive product description and indications for use;

●	Comprehensive review of predicate devices and development of data supporting the new product’s substantial equivalence to one or more predicate devices; and

●	If appropriate and required, certain types of clinical trials (IDE submission and approval may be required for conducting a clinical trial in the U.S.).

Clinical trials involve use of the medical device on human subjects under the supervision of qualified investigators in accordance with current Good Clinical Practices (GCPs), including the requirement that all research subjects provide informed consent for their participation in the clinical study. A written protocol with predefined end points, an appropriate sample size and pre-determined patient inclusion and exclusion criteria, is required before initiating and conducting a clinical trial. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s Investigational device Exemption, or IDE, regulations that among other things, govern investigational device labeling, prohibit promotion of the investigational device, and specify recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” as defined by the FDA, the agency requires the device sponsor to submit an IDE application, which must become effective prior to commencing human clinical trials.

Description of the IDE process. The IDE will become effective 30 days after receipt by the FDA, unless the FDA otherwise informs the sponsor prior to the 30-day period that the IDE is approved, approved with conditions, or disapproved. If the FDA determines that additional information is required, the FDA may permit a clinical trial to proceed under a conditional approval. In case of disapproval, the Company can continue its existing IDE process interaction with the FDA, and supply FDA with additional information to obtain approval or conditional approval. In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board (IRB) for each clinical site. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but it must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements.

510(k) clearance typically involves the following:

●	Assuming successful completion of all required testing, a detailed 510(k) premarket notification or 510(k) de-novo is submitted to the FDA requesting clearance to market the product. The notification includes all relevant data from pertinent preclinical and clinical trials, together with detailed information relating to the product’s manufacturing controls and proposed labeling, and other relevant documentation.

●	A 510(k) clearance letter from the FDA will authorize commercial marketing of the device for one or more specific indications for use.

44

●	After 510(k) clearance, Microbot will be required to comply with a number of post-clearance requirements, including, but not limited to, Medical Device Reporting and complaint handling, and, if applicable, reporting of corrective actions. Also, quality control and manufacturing procedures must continue to conform to QSRs. The FDA periodically inspects manufacturing facilities to assess compliance with QSRs, which impose extensive procedural, substantive, and record keeping requirements on medical device manufacturers. In addition, changes to the manufacturing process are strictly regulated, and, depending on the change, validation activities may need to be performed. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with QSRs and other types of regulatory controls.

●	After a device receives 510(k) clearance from the FDA, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use or technological characteristics, requires a new 510(k) clearance or could require a PMA. The FDA requires each manufacturer to make the determination of whether a modification requires a new 510(k) notification or PMA in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance or PMA for a particular change, the FDA may retroactively require the manufacturer to seek 510(k) clearance or PMA. The FDA can also require the manufacturer to cease U.S. marketing and/or recall the modified device until additional 510(k) clearance or PMA approval is obtained.

●	The FDA and the Federal Trade Commission, or FTC, will also regulate the advertising claims of Microbot’s products to ensure that the claims Microbot makes are consistent with its regulatory clearances, that there is scientific data to substantiate the claims and that product advertising is neither false nor misleading.

To obtain 510(k) clearance, Microbot must submit a notification to the FDA demonstrating that its proposed device is substantially equivalent to a predicate device (i.e., a device that was in commercial distribution before May 28, 1976, a device that has been reclassified from Class III to Class I or Class II, or a 510(k)-cleared device). The FDA’s 510(k) clearance process generally takes from three to 12 months from the date the application is submitted but also can take significantly longer. If the FDA determines that the device or its intended use is not substantially equivalent to a predicate device, the device is automatically placed into Class III, requiring the submission of a PMA.

There is no guarantee that the FDA will grant Microbot 510(k) clearance for its pipeline medical device products, and failure to obtain the necessary clearances for its products would adversely affect Microbot’s ability to grow its business. Delays in receipt or failure to receive the necessary clearances, or the failure to comply with existing or future regulatory requirements, could reduce its business prospects.

Devices that cannot be cleared through the 510(k) process due to lack of a predicate device but would be considered low or moderate risk may be eligible for the 510(k) de-novo process. In 1997, the Food and Drug Administration Modernization Act, or FDAMA added the de novo classification pathway now codified in section 513(f)(2) of the FD&C Act. This law established an alternate pathway to classify new devices into Class I or II that had automatically been placed in Class III after receiving a Not Substantially Equivalent, or NSE, determination in response to a 510(k) submission. Through this regulatory process, a sponsor who receives an NSE determination may, within 30 days of receipt, request FDA to make a risk-based classification of the device through what is called a “de novo request.” In 2012, section 513(f)(2) of the FD&C Act was amended by section 607 of the Food and Drug Administration Safety and Innovation Act (FDASIA), in order to provide a second option for de novo classification. Under this second pathway, a sponsor who determines that there is no legally marketed device upon which to base a determination of substantial equivalence can submit a de novo request to FDA without first submitting a 510(k).

45

In the event that Microbot receives a Not Substantially Equivalent determination for either of its device candidates in response to a 510(k) submission, the Microbot device may still be eligible for the 510(k) de-novo classification process.

Devices that cannot be cleared through the 510(k) or 510(k) de-novo classification process require the submission of a PMA. The PMA process is much more time consuming and demanding than the 510(k) notification process. A PMA must be supported by extensive data, including but not limited to data obtained from preclinical and/or clinical studies and data relating to manufacturing and labeling, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. After a PMA application is submitted, the FDA’s in-depth review of the information generally takes between one and three years and may take significantly longer. If the FDA does not grant 510(k) clearance to its products, there is no guarantee that Microbot will submit a PMA or that if Microbot does, that the FDA would grant a PMA approval of Microbot’s products, either of which would adversely affect Microbot’s business.

Foreign Regulation

In addition to regulations in the United States, Microbot will be subject to a variety of foreign regulations governing clinical trials, marketing authorization and commercial sales and distribution of its products in foreign countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval or clearance. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

International sales of medical devices are subject to foreign governmental regulations which vary substantially from country to country. Whether or not Microbot obtains FDA approval or clearance for its products, Microbot will be required to make new regulatory submissions to the comparable regulatory authorities of foreign countries before Microbot can commence clinical trials or marketing of the product in such countries. The time required to obtain certification or approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. Below are summaries of the regulatory systems for medical devices in Europe and Israel, where Microbot currently anticipates marketing its products. However, its products may also be marketed in other countries that have different systems or minimal requirements for medical devices.

Europe. The primary regulatory body in Europe is the European Union, or E.U., which consists of 27 member states and has a coordinated system for the authorization of medical devices.

The E.U. has adopted legislation, in the form of directives to be implemented in each member state, concerning the regulation of medical devices within the European Union. The directives include, among others, the Medical Device Regulation, or MDR, that establishes certain requirements with which medical devices must comply before they can be commercialized in the European Economic Area, or EEA (which comprises the member states of the E.U. plus Norway, Liechtenstein and Iceland). Under the MDR, medical devices are classified into four Classes, I, IIa, IIb, and III, with Class I being the lowest risk and Class III being the highest risk.

In order to commercialize medical devices in the European Union, a CE Mark certificate is needed. This certification verifies that a device meets all regulatory requirements for medical devices under the new Medical Devices Regulation (MDR 2017/745). The CE approval process in Europe is summarized below:

1. To obtain CE Marking certification, comply with European Commission Regulation (EU) No. 2017/745, commonly known as the Medical Device Regulation (MDR).

2. Appoint a Person Responsible for Regulatory Compliance (PRRC). Determine classification of device - Class I (self-certified); Class I (sterile, measuring or reusable surgical instrument); Class IIa, Class IIb, or Class III.

3. For all devices, implement a Quality Management System (QMS) in accordance with the MDR. Companies usually apply the EN ISO 13485 standard to achieve compliance. The QMS must include Clinical Evaluation, Post-Market Surveillance (PMS) and Post Market Clinical Follow-up (PMCF) plans. Make arrangements with suppliers about unannounced Notified Body audits. For Class I (self-certified), implement a QMS though Notified Body intervention is not required.

46

4. Prepare a CE Technical Documentation or Design Dossier (Class III) providing information about the device and its intended use plus testing reports, Clinical Evaluation Report (CER), risk management file, Instruction For Use (IFU), labeling and more. Obtain a Unique Device Identifier (UDI) for the device. All devices, even legacy products in use for decades, will require clinical data. Most of these data should refer to the subject device. Clinical studies are generally required for implantable and Class III devices. Existing clinical data may be acceptable. Clinical trials in Europe must be pre-approved by a European Competent Authority.

5. If the company does not have a location in Europe, appoint an Authorized Representative (EC REP) located in the EU who is qualified to handle regulatory issues. Place the EC REP name and address on device label. Obtain a Single Registration Number from the regulators.

6. For all devices except Class I (self-certified), the QMS and Technical Documentation or Design Dossier must be audited by a Notified Body, a third-party accredited by European authorities to audit medical device companies and products.

7. For all devices except Class I (self-certified), the company will be issued a European CE Marking Certificate for the device and an ISO 13485 certificate for the company’s facility following successful completion of the Notified Body audit. ISO 13485 certification must be renewed every year. CE Marking certificates are typically valid for a maximum of 5 years, but are typically reviewed during the annual surveillance audit.

8. Prepare a Declaration of Conformity, a legally binding document prepared by the manufacturer stating that the device is in compliance with the applicable European requirements. At this time, the CE Marking may be affixed.

9. Register the device and its Unique Device Identifier (UDI) in the EUDAMED database. UDI must be on label and associated with the regulatory documents.

10. For Class I (self-certified), annual NB audits are not required. However, CER, Technical File, and PMS activities must be kept updated. For all other classes, the company will be audited each year by a Notified Body to ensure ongoing compliance with the MDR. Failure to pass the audit will invalidate the CE Marking certificate. The company must perform Clinical Evaluation, PMS, and PMCF.

Microbot intends to apply for the CE Mark for each of its medical device products. There is no guarantee that Microbot will be granted a CE Mark for all or any of its pipeline products and failure to obtain the CE Mark would adversely affect its ability to grow its business.

On October 24, 2023, we announced that we received confirmation for the commencement of the process to support our future CE Mark approval, and to ultimately allow us to market the LIBERTY® Endovascular Robotic Surgical System in Europe as well as other regions who accept the CE Mark. According to the confirmation, we will commence audits for ISO 13485 certification to ensure compliance with the Quality Management System (QMS) requirements of the EU Medical Devices Regulation (MDR 2017/745), during the first half of 2024. We had previously taken the first step to advance our European program by engaging with a leading Notified Body, who recently confirmed dates for conducting the required audits.

Israel. Israel’s Medical Devices Law generally requires the registration of all medical products with the Ministry of Health, or MOH, Registrar as a precondition for production and distribution in Israel. Special exemptions may apply under limited circumstances and for purposes such as the provision of essential medical treatment, research and development of the medical device, and personal use, among others.

Registration of medical devices requires the submission of an application to the Ministry of Health Medical Institutions and Devices Licensing Department, or AMAR. An application for the registration of a medical device includes the following:

●	Name and address of the manufacturer, and of the importer as applicable;

47

●	Description of the intended use of the medical device and of its medical indications;

●	Technical details of the medical device and of its components, and in the event that the device or the components are not new, information should be provided on the date or renovation;

●	Certificate attesting to the safety of the device, issued by a competent authority of one of the following countries: Australia, Canada, European Community (EC), Member States (MSs), Israel, Japan, or the United States;

●	Information on any risk which may be associated with the use of the device (including precautionary measures to be taken);

●	Instructions for use of the device in Hebrew; the MOH may allow the instructions to be in English for certain devices;

●	Details of the standards to which the device complies;

●	Description of the technical and maintenance services, including periodic checks and inspections; and

●	Declaration, as appropriate: of the local manufacturer/importer, and of the foreign manufacturer.

If the application includes a certificate issued by a competent authority of one of the following “recognized” countries: Australia, Canada, European Community (CE) Member States (MSs), Japan, or the United States, the registration process is generally expedited, but could still take 6-9 months for approval. If such certificate is not available, the registration process will take significantly longer and a license is rarely issued. Furthermore, the MOH will determine what type of testing is needed. In general, in the case of Israeli manufactured devices that are not registered or authorized in any “recognized” country, the application requires presentation of a risk analysis, a clinical evaluation, a summary of the clinical trials, and expert opinions regarding the device’s safety and effectiveness. Additional requirements may apply during the registration period, including follow-up reviews, to improve the quality and safety of the devices.

According to regulations issued by Israel’s Minister of Health in June 2013, a decision on a request to register a medical device must be delivered by AMAR within 120 days from the date of the request, although this rarely occurs. The current rules for the registration of medical devices do not provide for an expedited approval process.

Once granted by the MOH, a license (marketing authorization) for a medical device is valid for five years from the date of registration of the device, except for implants with a life-supporting function, for which the validity is for only two years from the date of registration. Furthermore, the holder of the license, the Israeli Registration Holder, or IRH, must do the following to maintain its license:

●	Reside and maintain a place of business in Israel and serve as the regulatory representative.

●	Respond to questions from AMAR concerning the registered products.

●	Report adverse events to AMAR.

●	Renew the registration on time to keep the market approval active.

Comply with post-marketing requirements, including reporting of adverse and unexpected events occurring in Israel or in other countries where the device is in use.

Getting a device listed on Israel’s four major Sick Funds (health insurance entities) is also necessary in order for Israeli hospitals and health care providers to order such products.

Microbot intends to apply for a license from the MOH for each of its medical devices. There is no guarantee that Microbot will be granted licenses for its pipeline products and failure to obtain such licenses would adversely affect its ability to grow its business.

48

Legal Proceedings - Litigation Resulting from 2017 Financing

We were named as the defendant in a lawsuit captioned Empery Asset Master Ltd., Empery Tax Efficient, LP, Empery Tax Efficient II, LP, Hudson Bay Master Fund Ltd., Plaintiffs, against Microbot Medical Inc., Defendant, in the Supreme Court of the State of New York, County of New York (Index No. 651182/2020). The complaint alleges, among other things, that we breached multiple representations and warranties contained in the SPA, of which the Plaintiffs participated, and fraudulently induced Plaintiffs into signing the Securities Purchase Agreement (the “SPA”) related to our June 8, 2017 equity financing (the “Financing”). The complaint seeks rescission of the SPA and return of the Plaintiffs’ $6.75 million purchase price with respect to the Financing.

As of January 26, 2024 (the “Effective Date”), we entered into a Settlement Agreement and Release with the Plaintiffs. Pursuant to the Settlement Agreement, we paid the Plaintiffs $2,154,000 (the “Total Settlement Amount”), consisting of a cash payment covered by our insurance carrier of $1,100,000 and 1,005,965 shares of restricted common stock which represent the whole number of restricted shares of our common stock calculated pursuant to the following formula: $1,054,000/[closing price of common stock on the Effective Date * 0.825]. Additionally, the Plaintiffs and the Company each agreed to fully release the other from all claims arising out of the 2017 financing, the Securities Purchase Agreement and/or the allegations and claims asserted in the lawsuit, subject to customary carve-outs.

As a result, the Plaintiffs are expected to file a stipulation discontinuing the Empery/Hudson Bay Lawsuit with prejudice.

Pursuant to a Registration Rights Agreement, we are filing a registration statement on Form S-1, of which this prospectus forms a part, covering the resale of the 1,005,965 shares, and we agreed to use reasonable best efforts to have such registration statement declared effective by the Securities and Exchange Commission within 60 days (or, in the event of a “full review” by the Securities and Exchange Commission, within 90 days) following the Effective Date. We shall be required to make cash payments to the Plaintiffs in the event we fail to register the shares and keep the registration statement effective pursuant to the terms of the Registration Rights Agreement, and if we fail to remove the restrictions on the shares pursuant to the terms of the Settlement Agreement.

Description of Property

Microbot’s U.S.-based employees currently either work remotely or at leased premises in the suburbs of Boston, Massachusetts of approximately 300 square feet. Microbot also occupies facilities in premises of approximately 6,975 square feet at 6 Hayozma St., Yokneam, P.O.B. 242, Israel. This facility is expected to provide the space and infrastructure necessary to accommodate its development work based on its current operating plan. Microbot does not own any real property.

Human Capital

Employees

As of March 27, 2024, we have 22 employees (including full-time and hourly employees).

Microbot’s Chief Executive Officer, President and Chairman, Harel Gadot, along with 5 other full-time employees, are based in the United States. Additionally, Microbot has 15 full-time employees and 1 part time employee based in its office located in Yokneam, Israel. These employees oversee day-to-day operations of the Company and leading engineering, manufacturing, intellectual property and administration functions of the Company. As required, Microbot also engages consultants to provide services to the Company, including regulatory, legal and corporate services. We are subject to labor laws and regulations within our locations in the U.S. and Israel. These laws and regulations principally concern matters such as pensions, paid annual vacation, paid sick days, length of the workday and work week, minimum wages, overtime pay, insurance for work-related accidents, severance pay and other conditions of employment. Microbot has no unionized employees.

We have historically been able to attract and retain top talent by creating a culture that challenges and engages our employees, offering them opportunities to learn, grow and achieve their career goals.

Compensation, Benefits and Wellbeing

We believe that we provide competitive compensation for our employees. We offer annual bonuses and stock-based compensation for eligible employees. As a result of our May 2023 cost reduction plan, our executive officers and certain of our employees took salary reductions, although all of them have since had their salaries reinstated. We can give no assurance that such plan will not have an adverse effect on our ability to attract and/or retain employees or remain competitive for talent.

Leadership, Training and Development

We aim to provide our employees with advanced professional and development skills, so that they can perform effectively in their roles and build their capabilities and career prospects for the future.

Diversity, Equity and Inclusion

We strive to encourage a diversity of views and to create an equal opportunity workplace. During the past year, we have increased the total number of women in management positions.

49

BOARD OF DIRECTORS AND MANAGEMENT

General

We currently have seven directors serving on our Board. The following table lists the names, ages and positions of the individuals who serve as directors of the Company, as of March 27, 2024:

Name	Age	Position
Harel Gadot	52	President, Chief Executive Officer and Chairman of the Board of Directors
Yoseph Bornstein(1)(3)	65	Director
Scott Burell(1)(2)	59	Director
Martin Madden(1)(3)	63	Director
Prattipati Laxminarain(2)	66	Director
Aileen Stockburger(3)	61	Director
Tal Wenderow(2)	49	Director

(1)	Member of Audit Committee.
(2)	Member of Corporate Governance Committee.
(3)	Member of Compensation Committee.

We have a classified Board, with each of our directors serving a staggered three-year term. The following table shows the current composition of the three classes of our Board:

Class I Directors (term scheduled to expire in 2025):

Harel Gadot
Martin Madden
Tal Wenderow

Class II Directors (term scheduled to expire in 2026):

Scott Burell
Aileen Stockburger

Class III Directors (term scheduled to expire in 2024):

Yoseph Bornstein
Prattipati Laxminarain

Harel Gadot, became President, Chief Executive Officer and Chairman of the Company’s Board following the consummation of the Merger. Mr. Gadot is a co-founder of Microbot Israel and has served as Microbot Israel’s Chief Executive Officer since Microbot Israel was founded in November 2010. He has been the Chairman of Microbot Israel’s board of directors since July 2014. He also served as a director until January 2024 of XACT Robotics Ltd., an Israel-based private company that recently ceased operations and is in insolvency proceedings in Israel, and was its Chairman from August 2013 until September 2023. Mr. Gadot serves as Chairman of MEDX Xelerator L.P., a medical device and digital health Israeli incubator, since July 2016. From December 2007 to April 2010 Mr. Gadot was a Worldwide Group Marketing Director at Ethicon Inc., a Johnson and Johnson Company, where he was responsible for the global strategic marketing of the Company. Mr. Gadot also held management positions, as well as leading regional strategic position for Europe, Middle-East and Africa, as well as In Israel, while at Johnson and Johnson. Mr. Gadot served as director for ConTIPI Ltd. from August 2010 until November 2013 when ConTIPI Ltd. was acquired by Kimberly-Clark Corporation. Mr. Gadot holds a B.Sc. in Business from Siena College, Loudonville NY, and an M.B.A. from the University of Manchester, UK. The Company believes that Mr. Gadot is qualified to serve as Chairman of the Board and as President and Chief Executive Officer of the Company due to his extensive experience in strategic marketing and general management in the medical device industry.

50

Yoseph Bornstein, became a director of the Company following the Merger. Mr. Bornstein is a co-founder of Microbot Israel and has been a member of the Board of Directors since Microbot Israel was founded in November 2010. Mr. Bornstein founded Shizim Ltd., a life science holding group in October 2000 and has served as its CEO and director since then. Mr. Bornstein is the Chairman of, and through Shizim owns a stake in: GCP Clinical Studies Ltd., a provider of clinical research services and educational programs in Israel since January 2002; Biotis Ltd., a service company for the bio-pharmaceutical industry, since June 2000; Dolphin Medical Ltd., which supplies the medical device industry, since April 2012, and LSA - Life Science Accelerator Ltd., since 2000. He is the Chairman of ASIS Enterprises B.B.G. Ltd., a business development company focusing on creating business ties between Israeli and Japanese entities, since August 2007. Mr. Bornstein is a co-founder and until January 2024 was a director of XACT Robotics, an Israel-based private company that recently ceased operations and is in insolvency proceedings in Israel. In October 1992, Mr. Bornstein founded Pharmateam Ltd., an Israeli company that specialized in representing international pharmaceutical companies which was sold in 2000. Mr. Bornstein is also a founder of a number of other privately held life-science companies. Mr. Bornstein served as the Biotechnology Committee Chairman of the United States-Israel Science & Technology Commission (the “USISTC”) from September 2002 to February 2005 as well as a consultant for USISTC from September 2002 to February 2005. He is also the founder of ILSI-Israel Life Science Industry Organization (who was integrated into IATI) and ITTN-Israel Tech Transfer Organization. He founded in July 2014 ShizimXL Ltd., an international medical device innovation center, and founded in January 2020 ShizimVS Ltd., a digital health innovation center. Mr. Bornstein is an external director in Can-fite BioPharma Ltd. (Nasdaq:CANF). At the time of his last nomination and election in 2022, the Company believed that Mr. Bornstein was qualified to serve as a member of the Board due to his extensive experience in, and knowledge of, the life sciences industry and international business.

Scott R. Burell, became a director of the Company in November 2016. Since August 2018, Mr. Burell has been the Chief Financial Officer and Secretary of AIVITA Biomedical, Inc., an Irvine California-based immuno-oncology company focused on the advancement of commercial and clinical-stage programs utilizing curative and regenerative medicines. From November 2006 until its sale to Invitae Corp. (NASDAQ: NVTA) in November 2017, he was the Chief Financial Officer, Secretary and Treasurer of CombiMatrix Corporation (NASDAQ: CBMX), a family health-focused clinical molecular diagnostic laboratory specializing in pre-implantation genetic screening, prenatal diagnosis, miscarriage analysis, and pediatric developmental disorders. He successfully led the split-off of CombiMatrix in 2007 from its former parent, has led several successful public and private debt and equity financing transactions as well as CombiMatrix’s reorganization in 2010. Prior to this, Mr. Burell had served as CombiMatrix’s Vice President of Finance since November 2001 and as its Controller from February 2001 to November 2001. From May 1999 to first joining CombiMatrix in February 2001, Mr. Burell was the Controller for Network Commerce, Inc. (NASDAQ: SPNW), a publicly traded technology and information infrastructure company located in Seattle. Prior to this, Mr. Burell spent nine years with Arthur Andersen’s Audit and Business Advisory practice in Seattle. During his tenure in public accounting, Mr. Burell worked with many clients, both public and private, in the high-tech and healthcare markets, and was involved in numerous public offerings, spin-offs, mergers and acquisitions. Mr. Burell obtained his Washington state CPA license in 1992 and is a certified public accountant (currently inactive). He holds Bachelor of Science degrees in Accounting and Business Finance from Central Washington University. The Company believes Mr. Burell’s qualifications to serve on the Board include his experience as an executive of a public life sciences company and knowledge of financial accounting in the medical technology field.

Martin Madden, has been a director of the Company since February 6, 2017. Mr. Madden has held various positions at Johnson & Johnson and its affiliates from 1986 to January 2017, most recently as Vice President, Research & Development of DePuy Synthes, a Johnson & Johnson Company, from February 2016 to January 2017. Prior to that, from July 2015 to February 2016, Mr. Madden was the Vice President, New Product Development of Johnson & Johnson Medical Devices. From January 2012 to July 2015, Mr. Madden was the Vice President, Research & Development of Johnson & Johnson’s Global Surgery Group. During his thirty-year tenure with Johnson & Johnson’s Medical Device organization, he was an innovator and research leader for nearly every medical device business including Cardiology, Electrophysiology, Peripheral Vascular Surgery, General and Colorectal Surgery, Aesthetics, Orthopaedics, Sports Medicine, Spine, and Trauma. As an executive of Johnson & Johnson, Mr. Madden served on the management boards of Johnson & Johnson’s Global Surgery Group, Ethicon, Ethicon Endo-Surgery, DePuy-Synthes, and Cordis, with responsibility for research and development - inclusive of organic and licensed/acquired technology. He was also Chairman of J&J’s Medical Device Research Council, with responsibility for talent strategy and technology acceleration. Mr. Madden serves on the Board of Directors of Novocure (NASDAQ: NVCR), a global oncology company, and is an advisor to numerous medical device start-ups. Mr. Madden holds a MBA from Columbia University, a M.S. from Carnegie Mellon University in Mechanical Engineering, and a B.S. from the University of Dayton in Mechanical Engineering. The Company believes that Mr. Madden is qualified to serve as a member of the Board due to his extensive experience in research and development, portfolio planning, technology assessment and assimilation, and project management and budgeting.

51

Prattipati Laxminarain, has been a director of the Company since December 6, 2017. From April 2006 through October 2017, Mr. Laxminarain served as Worldwide President at Codman Neuro, a global neurosurgery and neurovascular company that offers a portfolio of devices for hydrocephalus management, neuro intensive care and cranial surgery and other technologies, and which was part of DePuy Synthes Companies of Johnson & Johnson. Mr. Laxminarain is currently the CEO of Deinde Medical Corporation, and is a Board Member of Oculogica Inc., Millar Inc., and GT Medical Inc. He has a degree in Mechanical Engineering from Osmania University, Hyderabad, India and an MBA from Indian Institute of Management. The Company believes that Mr. Laxminarain is qualified as a Board member of the Company because of his extensive experience working with medical device companies and knowledge of the industries in which the Company intends to compete.

Aileen Stockburger was appointed by the Board on March 26, 2020 to fill a vacancy on the Board and to serve as a Class II director of the Company, with a term commencing on April 1, 2020. Since February 2018, Ms. Stockburger has provided M&A consulting and advisory services through Aileen Stockburger LLC. Prior to that, from 1989 through January 2018, Ms. Stockburger held various positions in Johnson & Johnson, most recently as Vice President, Worldwide Business Development & Strategic Planning for the DePuy Synthes Group of Johnson & Johnson, and as a member of its Worldwide Board and Group Operating Committee, from 2010-2018. In that role, she oversaw the group’s merger and acquisition activities, including deal structuring, negotiations, contract design and review, and deal terms. Before joining Johnson & Johnson, Ms. Stockburger spent several years at PriceWaterhouseCoopers, and earned her CPA certification. She is also the Chair of Next Science Limited (ASX: NXS), a medical technology company headquartered in Sydney, Australia, with a primary focus in the development and continued commercialization of its proprietary technology to reduce the impact of biofilm based infections in human health. She also serve on the Audit Committee and the People, Culture and Remuneration Committee of the Board of Directors of Next Science Limited. Ms. Stockburger received her MBA and BS from The Wharton School, University of Pennsylvania. The Company believes that Ms. Stockburger is qualified as a Board member of the Company because of her extensive experience in strategizing, managing and closing sizable, complex worldwide mergers and acquisitions, licensing agreements and divestitures, as well as her expertise in business development, strategic planning and finance.

Tal Wenderow was appointed by the Board on July 29, 2020 to fill a vacancy on the Board and to serve as a Class I director of the Company, with a term commencing on August 1, 2020. Since September 2021, Mr. Wenderow serves as the Venture Partner at Genesis MedTech, a global medical device company. Previously, from February 2019, Mr. Wenderow served as the President and CEO of Vocalis Health Inc., an AI healthtech company pioneering the development of vocal biomarkers. Previously, Mr. Wenderow co-founded Corindus Vascular Robotics in 2002, which was a New York Stock Exchange-listed company upon its acquisition by Siemens Healthineers in 2019. Mr. Wenderow held various positions at Corindus from founder, Chief Executive Officer and director at inception, Executive Vice President Product & Business Development to his most recent role as Executive Vice President of International & Business Development. Mr. Wenderow received a B.Sc. in Mechanical Engineering at the Technion - Israel Institute of Technology, Haifa, Israel. The Company believes that Mr. Wenderow is qualified as a Board member of the Company because of his extensive knowledge of the medical robotics space with specific focus on interventional procedures, as well as his medical devices start up experience.

52

Director Independence

NASDAQ’s listing standards and the Company’s Corporate Governance Guidelines require that the Company’s Board of Directors consist of a majority of independent directors, as determined under the applicable NASDAQ listing rules.

The independent members of our Board are Messrs. Bornstein, Burell, Madden, Laxminarain and Wenderow, and Ms. Stockburger.

Board Diversity Matrix

The matrix below reflects our Board’s gender and racial characteristics and LGBTQ+ status, based on the self-identification of our directors. Each of the categories listed below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of March 27, 2024)
Total Number of Directors	7

Gender Identity:	Male	Female	Non-Binary	Gender Undisclosed
Directors	6	1	0	0
Number of Directors who Identify in any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	5	1	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

53

Committees of the Board of Directors

Presently, the Board has three standing committees - the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), and the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”). All members of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee are, and are required by the charters of the respective committees to be, independent as determined under Nasdaq Listing rules.

Audit Committee

The Audit Committee is composed of Messrs. Burell, Madden and Bornstein. Each of the members of the Audit Committee is independent, and the Board has determined that Mr. Burell is an “audit committee financial expert,” as defined in SEC rules. The Audit Committee acts pursuant to a written charter which is available through our website at www.microbotmedical.com. The Audit Committee held four meetings during the fiscal year ended December 31, 2023.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee does this primarily by reviewing the Company’s financial reports and other financial information as well as the Company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established. The Audit Committee also assesses the Company’s auditing, accounting and financial processes more generally. The Audit Committee recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the Company’s financial statements contained in this proxy statement, and other related matters.

Compensation Committee

The Compensation Committee is composed of Messrs. Madden (Chairman), Bornstein and Stockburger. Each of the members of the Compensation Committee is independent. The Compensation Committee acts pursuant to a written charter which is available through our website at www.microbotmedical.com. The Compensation Committee held two meetings during the fiscal year ended December 31, 2023 and acted by unanimous written consent three times.

The Compensation Committee acts pursuant to a written charter. The Compensation Committee makes recommendations to the Board of Directors and management concerning salaries in general, determines executive compensation and approves incentive compensation for employees and consultants.

Corporate Governance Committee

The Corporate Governance Committee is composed of Messrs. Laxminarain, Burell and Wenderow. Each of the members of the Corporate Governance Committee is independent. The Corporate Governance Committee acts pursuant to a written charter which is available through our website at www.microbotmedical.com. The Corporate Governance Committee acted by unanimous written consent one time during the fiscal year ended December 31, 2023.

54

The Corporate Governance Committee oversees nominations to the Board and considers the experience, ability and character of potential nominees to serve as directors, as well as particular skills or knowledge that may be desirable in light of the Company’s position at any time. From time to time, the Corporate Governance Committee may engage the services of a paid search firm to help the Corporate Governance Committee identify potential nominees to the Board. The Corporate Governance Committee and Board seek to nominate and appoint candidates to the Board who have significant business experience, technical expertise or personal attributes, or a combination of these, sufficient to suggest, in the Board’s judgment, that the candidate would have the ability to help direct the affairs of the Company and enhance the Board as a whole. The Corporate Governance Committee may identify potential candidates through any reliable means available, including recommendations of past or current members of the Board from their knowledge of the industry and of the Company. The Corporate Governance Committee also considers past service on the Board or on the board of directors of other publicly traded or technology focused companies. The Corporate Governance Committee has not adopted a formulaic approach to evaluating potential nominees to the Board; it does not have a formal policy concerning diversity, for example. Rather, the Corporate Governance Committee weighs and considers the experience, expertise, intellect, and judgment of potential nominees irrespective of their race, gender, age, religion, or other personal characteristics. The Corporate Governance Committee may look for nominees that can bring new skill sets or diverse business perspectives. Potential candidates recommended by security holders will be considered as provided in the company’s “Policy Regarding Shareholder Candidates for Nomination as a Director,” which sets forth the procedures and conditions for such recommendations. This policy is available through our website at www.microbotmedical.com.

Director Oversight and Qualifications

While management is responsible for the day-to-day management of the risks the company faces, the Board, as a whole and through its committees, has responsibility for the oversight of risk management. An important part of risk management is not only understanding the risks facing the company and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. In support of this oversight function, the Board receives regular reports from our Chief Executive Officer and members of senior management on operational, financial, legal, and regulatory issues and risks. The Audit Committee additionally is charged under its charter with oversight of financial risk, including the company’s internal controls, and it receives regular reports from management, the company’s internal auditors and the company’s independent auditors. The chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the company’s management and affairs through its standing committees and, when necessary, special meetings of directors.

Legal Proceedings Involving Directors

There were no legal proceedings involving the members of the Board.

Executive Officers

Following are the name, age and other information for our executive officers, as of March 27, 2024. All company officers have been appointed to serve until their successors are elected and qualified or until their earlier resignation or removal. Information regarding Harel Gadot, our Chairman, President and Chief Executive Officer, is set forth above under “Board of Directors.”

Name	Age	Position
Harel Gadot	52	President, Chief Executive Officer and Chairman of the Board of Directors
Rachel Vaknin	45	Chief Financial Officer
Simon Sharon	64	Chief Technology Officer and General Manager, Microbot Israel
Juan Diaz-Cartelle	48	Chief Medical Officer

Rachel Vaknin, has served as the Company’s Chief Financial Officer since April 2022 and before that was its VP Finance since January 2022. From September 2017 to December 2021, Ms. Vaknin served as the Chief Financial Officer at Imagry, an Israeli-American autonomous technologies software provider. From April 2004 through December 2016, Ms. Vaknin was the FP&A Department Manager at Mellanox Technologies Ltd., an Israeli-American multinational supplier of computer networking products acquired by Nvidia in 2020, where she was responsible, among other things, for budget planning, budget control, building and maintaining business intelligence key performance indicators, leading teams with respect to preparing quarterly financial statements, obtaining and managing grant monies, and Sarbanes-Oxley controls.

Simon Sharon, has served as the Company’s Chief Technology Officer since April 2018 and as the General Manager of Microbot Israel since April 2021. From August 2016 to March 2018, Mr. Sharon served as the Chief Technology Officer at MEDX Xelerator, an Israel-based medical device and digital health incubator. He was also a director until January 2024 of XACT Robotics Ltd., an Israel-based private company that recently ceased operations and is in insolvency proceedings in Israel. Mr. Harel Gadot, the Company’s President, CEO and Chairman, is the Chairman of MEDX Xelerator. Prior to this, Mr. Sharon held the position of Chief Operating Officer at Microbot Israel before it became a publicly traded company from February 2013 to August 2016. Prior to joining Microbot Israel, Mr. Sharon was the Vice President of Research & Development with IceCure Medical, a TASE traded company developing a portfolio of cryogenic ablation systems. Prior to IceCure, he held roles of increasing responsibility at Rockwell Automation-Anorad Israel Ltd., a leading linear motor-based, precision positioning equipment manufacturer. Prior to Rockwell, Mr. Sharon was the Research & Development Manager at Disc-O-Tech Medical Technologies Ltd., a private orthopedic venture that was acquired by Kyphon (currently part of Medtronic), and before this was the Research & Development Manager at CI Systems, a worldwide supplier of a wide range of electro-optical test and measurement equipment.

Dr. Juan Diaz-Cartelle, has served as the Company’s Chief Medical Officer since December 1, 2023. As CMO, Dr. Diaz-Cartelle will lead the development and execution of the clinical strategy of the Company, including its planned clinical trials for the LIBERTY® Endovascular Robotic Surgical System in the U.S., the medical affairs activity, and will be an integral part of the team leading its regulatory process with the FDA and commercial efforts. Most recently, from May 2022 to November 2023, Dr. Diaz-Cartelle served as the Executive Medical Director at Haemonetics Corporation (NYSE: HAE), where he advised that company on new investments in the cardiovascular space, among other responsibilities. Prior to that, from June 2008 to May 2022, Dr. Diaz-Cartelle served as the Senior Medical Director for the Peripheral Interventional Division (Endovascular and Interventional Oncology) at Boston Scientific Corporation (NYSE: BSX), where he played a pivotal part in the development of global clinical strategy and study oversight, supporting commercial activities and future pipeline development. Dr. Diaz-Cartelle obtained his medical degree at the University of Navarra (Spain) and completed his specialty as Angiologist and Vascular Surgeon at Hospital General Universitario Gregorio Maranon in Madrid (Spain).

Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us, or written representations from the reporting persons that no Form 5 was required, we believe that, during the fiscal year ended December 31, 2023, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met.

Code of Business Conduct and Ethics and Compensation Recovery

We have adopted a Code of Ethics and Conduct that applies to all of our directors, officers, employees, and consultants. A copy of our code of ethics is posted on our website at www.microbotmedical.com. We intend to disclose any substantive amendment or waivers to this code on our website. There were no substantive amendments or waivers to this code in 2023.

In the fourth quarter of 2023, the Company adopted a clawback policy which implements the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as required under the listing standards of Nasdaq, and requires recovery of incentive-based compensation received by current or former executive officers during the three fiscal years preceding the date it is determined that the Company is required to prepare an accounting restatement.

55

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding each element of compensation that was paid or awarded to the named executive officers of the Company for the periods indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Harel Gadot	2023	372,521	386,000	(2)	-	470,302	-	55,300	(3)	1,284,123
CEO, President & Chairman	2022	514,049	300,000	(5)	-	971,217	-	52,900	(4)	1,838,166

Simon Sharon	2023	195,901	87,022	(2)	-	88,418	-	98,589	(6)	469,930
CTO and GM	2022	255,621	89,721	(5)	-	65,114	-	115,874	(6)	526,330

Eyal Morag	2023	146,403	82,878	(2)	-	101,356	-	181,235	(8)	511,872
CMO (7)	2022	284,024	89,164	(5)	-	90,836	-	137,245	(8)	601,269

Rachel Vaknin	2023	139,601	27,626	(2)	-	76,533	-	45,743	(9)	289,503
CFO	2022	142,012	-		-	45,263	-	47,372	(9)	234,647

(1)	Amounts shown do not reflect cash compensation actually received by the named executive officer. Instead, the amounts shown are the non-cash aggregate grant date fair values of stock option awards made during the periods presented as determined pursuant to ASC Topic 718 and excludes the effect of forfeiture assumptions. The assumptions used to calculate the fair value of stock option awards are set forth under Note 10 to the Consolidated Financial Statements of the Company for the fiscal year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(2)	Represents bonus for the 2022 fiscal year, which amount was actually paid in 2023.
(3)	All Other Compensation includes contributions to the named executive officer’s 401(k) Plan, and a yearly automobile allowance.
(5)	Represents bonus for the 2021 fiscal year, which amount was actually paid in 2022.
(6)	All Other Compensation includes contributions or payments to the named executive officer’s convalescence pay, pension fund, work disability insurance, severance fund, education fund, and social security, and yearly automobile allowance.
(7)	On August 29, 2023, Dr. Morag resigned from his position with the Company, effective November 29, 2023.
(8)	All Other Compensation includes contributions or payments to the named executive officer’s convalescence pay, pension fund, work disability insurance, severance fund, education fund, and social security. It also includes a yearly automobile allowance and, for the 2023 fiscal year, payments for accrued vacation days upon termination of employment.
(9)	All Other Compensation includes contributions or payments to the named executive officer’s convalescence pay, pension fund, work disability insurance, severance fund, education fund, and social security.

56

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the end of the fiscal year ended December 31, 2023.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market value of Shares of Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Harel Gadot	77,846	-	$4.20	1/01/2025	-	-	-	-
	120,847	-	15.75	9/14/2027	-	-	-	-
	166,666	-	9.64	2/25/2030	-	-	-	-
	190,000	-	8.48	02/01/2031	-	-	-	-
	62,500	37,500	6.48	01/26/2032	-	-	-	-
	64,000	96,000	3.73	12/21/2032	-	-	-	-
	-	80,000	2.43	08/01/2033	-	-	-	-

Simon Sharon	10,000	-	9.00	08/13/2028	-	-	-	-
	14,170	-	5.95	08/12/2029	-	-	-	-
	15,625	9,375	6.48	01/26/2032	-	-	-	-
	11,375	23,625	3.48	12/21/2032	-	-	-	-
	-	17,500	2.43	08/01/2033	-	-	-	-

Rachel Vaknin	12,500	7,500	6.48	01/26/2032	-	-	-	-
	4,750	5,250	4.80	07/18/2032	-	-	-	-
	5,200	7,800	3.73	12/21/2032	-	-	-	-
	-	17,500	2.43	08/01/2033	-	-	-	-

Eyal Morag	25,000	-	6.16	02/29/2024	-	-	-	-
	15,625	-	6.48	02/29/2024	-	-	-	-

Executive Employment Agreements

Harel Gadot Employment Agreement

The Company entered into an employment agreement (the “Gadot Agreement”) with Harel Gadot on November 28, 2016, to serve as the Company’s Chairman of the Board of Directors and Chief Executive Officer, on an indefinite basis subject to the termination provisions described in the Agreement. The Gadot Agreement was amended most recently on January 26, 2022, with a subsequent annual salary increase on December 21, 2022. Mr. Gadot’s annual base salary for 2023 was $530,450; however, as a result of the Company’s May 2023 cost reduction plan, Mr. Gadot agreed to a 50% reduction of his base salary, with reinstatement of his full base salary effective as of January 1, 2024. The salary is reviewed on an annual basis by the Compensation Committee of the Company to determine potential increases taking into account such performance metrics and criteria as established by Mr. Gadot and the Company.

Effective as of January 26, 2022, Mr. Gadot shall also be entitled to receive a target annual cash bonus of up to a maximum amount of 75% of base salary. For the 2023 fiscal year, Mr. Gadot received (a) a cash bonus of $298,377, payable (i) 50% ($149,188.50) in the event we raise at least $3.0 million in new money by June 30, 2024 and (ii) 50% ($149,188.50) in the event we raise at least $6 million in new money by September 30, 2024 (cumulative, so if $3.0 million is not raised by June 30, 2024 but the full $6.0 million is raised by September 30, 2024, the full amount is payable) and (b) a bonus in the form of 79,567 stock options.

57

Mr. Gadot shall be further entitled to a monthly automobile allowance and tax gross up on such allowance of $1,150. Upon execution of the Gadot Agreement, he was granted options to purchase shares of common stock of the Company representing 5% of the issued and outstanding shares of the Company. Since then, the Compensation Committee of the Board of Directors considers the granting to Mr. Gadot of additional compensatory options on an annual basis. Most recently, in August 2023, the Company granted Mr. Gadot 80,000 options, and in February 2024, the Company granted Mr. Gadot an aggregate of 240,000 options (exclusive of the bonus options described above).

In the event Mr. Gadot’s employment is terminated as a result of death, Mr. Gadot’s estate would be entitled to receive any earned annual salary, bonus, reimbursement of business expenses and accrued vacation, if any, that is unpaid up to the date of Mr. Gadot’s death.

In the event Mr. Gadot’s employment is terminated as a result of disability, Mr. Gadot would be entitled to receive any earned annual salary, bonus, reimbursement of business expenses and accrued vacation, if any, incurred up to the date of termination.

In the event Mr. Gadot’s employment is terminated by the Company for cause, Mr. Gadot would be entitled to receive any compensation then due and payable incurred up to the date of termination.

In the event Mr. Gadot’s employment is terminated by the Company without cause, he would be entitled to receive (i) any earned annual salary; (ii) 12 months’ pay and full benefits, (iii) a pro rata bonus equal to the maximum target bonus for that calendar year; (iv) the dollar value of unused and accrued vacation days; and (v) applicable premiums (inclusive of premiums for Mr. Gadot’s dependents) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve (12) months from the date of termination for any benefits plan sponsored by the Company. In addition, 100% of any unvested portion of his stock options shall immediately vest and become exercisable.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Gadot agrees not to compete and solicit with the Company. Mr. Gadot also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Rachel Vaknin Employment Agreement

The Company entered into an employment agreement (the “Vaknin Agreement”), dated November 22, 2021, with Ms. Vaknin, amended as of May 15, 2023 (the “Vaknin Addendum”), to serve as the Company’s Chief Financial Officer, on an indefinite basis subject to the termination provisions described in the Vaknin Agreement. The salary is reviewed on an annual basis by the Compensation Committee of the Company to determine potential increases taking into account such performance metrics and criteria as established by the Company. Ms. Vaknin was to receive an annual base salary in 2023 of $170,000; however, as a result of the Company’s May 2023 cost reduction plan and the Vaknin Addendum, Ms. Vaknin’s gross monthly salary was decreased to a gross amount of NIS 35,000 and social and fringe benefits due to Ms. Vaknin were calculated based upon the updated salary, excluding sick days and vacation days which continued to be accumulated per her existing Agreement. The reinstatement of her full base salary was effective as of November 1, 2023.

Ms. Vaknin shall also be entitled to receive a target annual cash bonus, based on certain milestones, of up to a maximum amount of 35% (increased from 25% in February 2024) of her annual salary. For the 2023 fiscal year, Ms. Vaknin received a cash bonus of 150,000 NIS (approximately $41,000), payable 50% immediately and 50% payable in the event we raise at least $3.0 million in new money by September 30, 2024.

Ms. Vaknin shall be further entitled to a monthly automobile allowance not to exceed NIS 1,000 per month plus expenses and applicable taxes, and originally was granted options to purchase 20,000 shares of common stock of the Company based on vesting and other terms set forth in the Vaknin Agreement. Since then, the Compensation Committee of the Board of Directors considers the granting to Ms. Vaknin of additional compensatory options on an annual basis. Most recently, in August 2023, the Company granted Ms. Vaknin 17,500 options and in February 2024, the Company granted Ms. Vaknin an aggregate of 52,500 options.

Pursuant to the Vaknin Agreement, the Company shall pay an amount equal to 8.33% of Ms. Vaknin’s salary to be allocated for severance pay, 6.5% of Ms. Vaknin’s salary to be allocated for pension savings and 7.5% to be allocated to an educational fund. The Company may have additional payment obligations for disability insurance as specified in the Vaknin Agreement.

58

Either the Company or Ms. Vaknin may terminate the Vaknin Agreement at its discretion at any time by providing the other party with two months prior written notice of termination (the “Advance Notice Period”).

The Company may terminate the Vaknin Agreement “For Cause” (as defined in the Vaknin Agreement) at any time by written notice without the Advance Notice Period.

The Vaknin Agreement contains customary non-competition and non-solicit provisions pursuant to which Ms. Vaknin agrees not to compete and solicit with the Company. Ms. Vaknin also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Simon Sharon Employment Agreement

The Company entered into an employment agreement, dated as of March 31, 2018 and amended pursuant to a First Amendment to Employment Agreement dated as of April 19, 2021 (as so amended, the “Sharon Agreement”), as further amended as of May 15, 2023 (the “Sharon Addendum”), with Mr. Sharon, to serve as the Company’s Chief Technology Officer and the General Manager of Microbot Israel, on an indefinite basis subject to the termination provisions described in the Sharon Agreement.

The salary is reviewed on an annual basis by the Compensation Committee of the Company to determine potential increases taking into account such performance metrics and criteria as established by the Company.

Pursuant to the terms of the Sharon Agreement, Mr. Sharon was to have received in 2023 a combined base salary and overtime payment of NIS 74,160 per month. For 2023, as a result of the Company’s May 2023 cost reduction plan and the Sharon Addendum, Mr. Sharon’s gross monthly salary was decreased to a gross amount of NIS 44,496 and social and fringe benefits due to Mr. Sharon were calculated based upon the updated salary, excluding sick days and vacation days which continued to be accumulated per the Sharon Agreement. The reinstatement of his full base salary was effective as of November 1, 2023.

Mr. Sharon is also entitled to receive an annual cash bonus of up to 35% of the annual combined salary and overtime payment, based on certain performance factors established and assessed by the Compensation Committee of the Board of Directors of the Company. For the 2023 fiscal year, Mr. Sharon received a cash bonus of 311,472 NIS (approximately $85,000), payable 50% immediately and 50% payable in the event we raise at least $3.0 million in new money by September 30, 2024.

Mr. Sharon shall be further entitled to a monthly automobile allowance plus a tax gross up to cover taxes relating to the grant of such motor vehicle, and pursuant to the Sharon Agreement was initially granted options in 2018 to purchase 150,000 shares (pre-stock split) of common stock of the Company. Since then, the Compensation Committee of the Board of Directors considers the granting to Mr. Sharon of additional compensatory options on an annual basis. Most recently, in August 2023, the Company granted Mr. Sharon 17,500 options and in February 2024, the Company granted Mr. Sharon an aggregate of 52,500 options.

Pursuant to the Sharon Agreement, the Company pays to (unless agreed otherwise by the parties) an insurance company or a pension fund, for Mr. Sharon, an amount equal to 8.33% of the base salary and overtime payments, which shall be allocated to a fund for severance pay, and an additional amount equal to 6.5% of the base salary and overtime payments, which shall be allocated to a provident fund or pension plan. The Company also pays an additional sum for disability insurance to insure Mr. Sharon for up to 75% of base salary and overtime payments, and 7.5% of each monthly payment to be allocated to an educational fund.

Either the Company or Mr. Sharon may terminate the Sharon Agreement without cause (as defined in the Sharon Agreement) by providing the other party with ninety days prior written notice.

The Company may terminate the Sharon Agreement for cause at any time by written notice without any advance notice.

The Sharon Agreement contains customary non-competition and non-solicit provisions pursuant to which Mr. Sharon agrees not to compete and solicit with the Company. Mr. Sharon also agreed to customary terms regarding confidentiality and ownership of intellectual property.

59

Juan Diaz-Cartelle Employment Agreement

We entered into an employment agreement (the “Diaz-Cartelle Agreement”), effective as of December 1, 2023, with Dr. Diaz-Cartelle, to serve as Chief Medical Officer on an indefinite basis subject to the termination provisions described in the Diaz-Cartelle Agreement. Pursuant to the terms of the Agreement, Dr. Diaz-Cartelle shall receive an annual base salary of $350,000, which shall be reviewed on an annual basis by the Company’s Compensation Committee, which may provide for increases as it may determine, taking into account such performance metrics and criteria of Dr. Diaz-Cartelle and the Company in its sole discretion.

Dr. Diaz-Cartelle shall also be entitled to receive a target annual cash bonus, based on corporate performance factors established and assessed by the Compensation Committee, of up to a maximum amount of 30% of his annual base salary.

Dr. Diaz-Cartelle was granted 10-year options to purchase 25,000 shares of common stock of the Company pursuant to the Company’s 2020 Omnibus Performance Award Plan, as amended, having an exercise price per share based on the closing price of the Company’s common stock on the date of grant, and which vests in total over three years. He shall also be entitled to receive additional incentive equity awards on an annual basis at the discretion of the Compensation Committee, and in February 2024, the Company granted Mr. Diaz-Cartelle an aggregate of 35,000 options.

Subject to the terms and conditions of the Agreement, either the Company or Dr. Diaz-Cartelle shall have the right to earlier terminate Dr. Diaz-Cartelle’s employment at any time for any reason or no reason upon at least one month prior written notice.

The Company may terminate the Agreement for “Cause” (as defined in the Diaz-Cartelle Agreement) at any time by written notice, subject to Dr. Diaz-Cartelle’s right to cure as provided in the Diaz-Cartelle Agreement. Upon Dr. Diaz-Cartelle’s termination of employment for Cause, or if Dr. Diaz-Cartelle shall terminate without Good Reason (as defined below), Dr. Diaz-Cartelle shall forfeit the right to receive any and all further payments under the Diaz-Cartelle Agreement, other than the right to receive any compensation then due and payable to him through to the date of termination.

Dr. Diaz-Cartelle may terminate the Agreement with “Good Reason” (as defined in the Diaz-Cartelle Agreement) at any time by written notice, subject to the Company’s right to cure as provided in the Diaz-Cartelle Agreement. In the event of the termination of Dr. Diaz-Cartelle’s employment by the Company without Cause or upon Dr. Diaz-Cartelle’s voluntary termination of his employment for Good Reason, (i) all amounts of base salary accrued but unpaid as of the termination date shall be paid by the Company within thirty days following the date of termination, (ii) an amount equal to the base salary on the date of termination for a period of one month (in the event such termination is on or prior to the one year anniversary of the Diaz-Cartelle Agreement) or two months (in the event such termination is subsequent to the one year anniversary of the Diaz-Cartelle Agreement) shall be paid by the Company in twelve equal monthly installments, (iii) the dollar value of unused and accrued vacation days shall be paid by the Company; and (iv) applicable premiums (inclusive of premiums for his dependents) shall be paid by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve months from the date of termination for any benefits plan sponsored by the Company.

The Company may terminate the Diaz-Cartelle Agreement as a result of any mental or physical disability or illness which results in (i) Dr. Diaz-Cartelle being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days within any period of 365 days or (ii) Dr. Diaz-Cartelle being subject to a permanent or indefinite inability to perform essential functions based on the reasonable opinion of a qualified medical provider chosen in good faith by the Company. Termination will be effective on the date designated by the Company, and Dr. Diaz-Cartelle will be paid any unpaid earned base salary, earned target bonus (if any), reimbursement of business expenses and accrued vacation, if any, and benefits through the date of termination.

The Diaz-Cartelle Agreement contains customary non-competition and non-solicit provisions pursuant to which Dr. Diaz-Cartelle agrees not to compete and solicit with the Company. Dr. Diaz-Cartelle also agreed to customary terms regarding non-disparagement, confidentiality and ownership of intellectual property.

60

Indemnification Agreements

The Company generally enters into indemnification agreements with each of its directors and executive officers. Pursuant to the indemnification agreements, the Company has agreed to indemnify and hold harmless these current and former directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The agreements generally cover expenses that a director or officer incurs or amounts that a director or officer becomes obligated to pay because of any proceeding to which he is made or threatened to be made a party or participant by reason of his service as a current or former director, officer, employee or agent of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The agreements also provide for the advancement of expenses to the directors and officers subject to specified conditions. There are certain exceptions to the Company’s obligation to indemnify the directors and officers, and, with certain exceptions, with respect to proceedings that he initiates.

Limits on Liability and Indemnification

We provide directors and officers insurance for our current directors and officers.

Our certificate of incorporation eliminate the personal liability of our directors to the fullest extent permitted by law. The certificate of incorporation further provide that the Company will indemnify its officers and directors to the fullest extent permitted by law. We believe that this indemnification covers at least negligence on the part of the indemnified parties. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Director Compensation

The Company adopted in January 2021 an amended compensation package for the non-management members of its Board, pursuant to which each such Board member would receive for his or her services $35,000 per year. Furthermore, each member of the Audit Committee of the Board receives an additional $10,000 per year ($20,000 if Chairman), each member of the Compensation Committee of the Board receives an additional $7,500 per year ($15,000 if Chairman) and each member of the Corporate Governance and Nominating Committee of the Board receives an additional $5,000 per year ($10,000 if Chairman). Board members are also entitled to receive equity awards. Upon joining the Board, a member would receive an initial grant of $190,000 of stock options (calculated as the product of the exercise price on the date of grant multiplied by the number of shares underlying the stock option award required to equal $190,000), with an additional grant of stock options each year thereafter, to purchase such number of shares of the Company’s common stock equal to $95,000, computed on a similar basis. As a result of the Company’s May 2023 cost reduction plan, the independent members of the Board agreed to a suspension of their quarterly director fees, with reinstatement of such fees effective as of January 1, 2024.

The following table summarizes cash and equity-based compensation information for our outside directors, for the year ended December 31, 2023:

Name	Fees earned or paid in cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Yoseph Bornstein	$13,125	-	$60,998	-	-	-	$74,123
Scott Burell	$15,000	-	$60,998	-	-	-	$75,998
Martin Madden	$15,000	-	$60,998	-	-	-	$75,998
Prattipati Laxminarain	$11,250	-	$60,998	-	-	-	$72,248
Aileen Stockburger	$10,625	-	$64,386	-	-	-	$75,011
Tal Wenderow	$10,000	-	$63,701	-	-	-	$73,701

(1)	Amounts shown do not reflect cash compensation actually received by the director. Instead, the amounts shown are the non-cash aggregate grant date fair values of stock option awards made during the period presented as determined pursuant to U.S. GAAP. The assumptions used to calculate the fair value of stock option awards are described in Note 10 to the Consolidated Financial Statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Mr. Gadot received compensation for his services to the Company as set forth under the summary compensation table above.

61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related parties can include any of our directors or executive officers, certain of our stockholders and their immediate family members. Each year, we prepare and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. This helps us identify potential conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the company as a whole. Our code of ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our general counsel, who serves as our compliance officer. In addition, the Corporate Governance Committee is responsible for considering and reporting to the Board any questions of possible conflicts of interest of Board members. Our code of ethics further requires pre-clearance before any employee, officer or director engages in any personal or business activity that may raise concerns about conflict, potential conflict or apparent conflict of interest. Copies of our code of ethics and the Corporate Governance Committee charter are posted on the corporate governance section of our website at www.microbotmedical.com.

There have been no related party transactions or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

Equity Compensation Plan Information Table

The following table provides information about shares of our common stock that may be issued upon the exercise of options under all of our existing compensation plans as of December 31, 2023.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Plan Category
Equity compensation plans approved by security holders:
2017 Equity Incentive Plan	492,133	$10.48	131,585
2020 Omnibus Performance Award Plan	1,463,806	$4.14	556,846
Equity compensation plans not approved by security holders:
Microbot Israel Employee Stock Option Plan(1)	61,577	$0.01	-
Stock Options (2)	77, 846	$4.20	-
Total	2,095,362		688,431

(1)	Such options were originally issued by Microbot Israel under its Employee Stock Option Plan and represented the right to purchase an aggregate of 500,000 shares of Microbot Israel’s ordinary shares. As of the effective time of the Merger, such options were retroactively adjusted to reflect the Merger and now represent the right to purchase shares of our common stock.
(2)	Such options were originally issued by Microbot Israel to MEDX Ventures Group LLC, of which Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner, and represented the right to purchase an aggregate of 486,263 of Microbot Israel’s ordinary shares. As of the effective time of the Merger, such options were retroactively adjusted to reflect the Merger and now represent the right to purchase shares of our common stock.

62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned, as of March 27, 2024, by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our current directors and executive officers as a group, and (iv) all those known by us to be a beneficial owner of more than 5% of the Company’s common stock. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire common stock that are currently exercisable or will become exercisable within 60 days of March 27, 2024. We calculated percentage ownership in accordance with the rules of the SEC. The percentage of common stock beneficially owned is based on 14,398,964 shares outstanding as of March 27, 2024. In addition, shares issuable pursuant to options or other convertible securities that may be acquired within 60 days of March 27, 2024 are deemed to be issued and outstanding and have been treated as outstanding in calculating and determining the beneficial ownership and percentage ownership of those persons possessing those securities, but not for any other persons.

This table is based on information supplied by each director, officer and principal stockholder of the Company. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided by such stockholders. Unless otherwise indicated, the address for each director, executive officer and 5% or greater stockholders of the Company listed is: c/o Microbot Medical Inc., 288 Grove Street, Suite 388, Braintree, MA 02184.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Harel Gadot(1)	1,031,273	6.74%
Yoseph Bornstein(2)	292,854	2.03%
Scott Burell(3)	50,826	*
Martin Madden(3)	50,826	*
Prattipati Laxminarain(3)	50,826	*
Aileen Stockburger(3)	45,730	*
Simon Sharon(3)	83,357	*
Tal Wenderow(3)	44,139	*
Rachel Vaknin(3)	51,112	*
Juan Diaz-Cartelle(3)	-	-
Eyal Morag(3)	-	-
All current directors and executive officers as a group (10 persons)(4)	1,700,943	10.82%

*	Less than 1%.
(1)	Includes (i) 136,847 shares of our common stock owned by MEDX Ventures Group LLC, (ii) 77,846 shares of our common stock issuable upon the exercise of options granted to MEDX Ventures Group LLC, and (iii) 816,580 shares of our common stock issuable upon the exercise of options granted to Mr. Gadot. Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner of MEDX Venture Group, LLC and thus may be deemed to share voting and investment power over the shares and options beneficially owned by this entity.
(2)	Represents (i) 242,028 shares of our common stock owned by LSA - Life Science Accelerator Ltd. and (ii) 50,826 shares of our common stock issuable to Mr. Bornstein upon exercise of options. Based on representations and other information made or provided to the Company by Mr. Bornstein, Mr. Bornstein is the CEO and Director of LSA - Life Science Accelerator Ltd. and of Shizim Ltd., and Mr. Bornstein is the majority equity owner of Shizim Ltd. Shizim Ltd. is the majority equity owner of LSA - Life Science Accelerator Ltd. Accordingly, Mr. Bornstein may be deemed to share voting and investment power over the shares beneficially owned by these entities and has an address of 16 Irus Street, Rosh-Ha’Ayin Israel 4858022.
(3)	Represents options to acquire shares of our common stock.
(4)	Includes shares of our common stock issuable upon the exercise of options as set forth in footnotes (1), (2) and (3).

63

SELLING STOCKHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders. For additional information regarding the issuances of those shares of common stock, see “Litigation Settlement” above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and as described in “Litigation Settlement” described above, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock, as of the referenced date.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of the number of shares of common stock issued to the selling shareholders in “Litigation Settlement” described above. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		% of Class	Minimum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	% of Class
Empery Asset Master, Ltd.(1)	280,574	(5)	1.95%	280,574	-	-
Empery Tax Efficient, LP(2)	140,999	(5)	*	140,999	-	-
Empery Tax Efficient III, LP (3)	182,006	(5)	1.26%	182,006	-	-
Hudson Bay Master Fund Ltd.(4)	402,386	(6)	2.79%	402,386	-	-
TOTAL	1,005,965		6.99%	1,005,965	-	-%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)

Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Management LP is One Rockefeller Plaza, Suite 1205, New York, New York 10020.

(2)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Management LP is One Rockefeller Plaza, Suite 1205, New York, New York 10020.
(3)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Management LP is One Rockefeller Plaza, Suite 1205, New York, New York 10020.
(4)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Capital Management LP is 28 Havemeyer Place, 2nd Floor, Greenwich CT 06830.
(5)	As of February 8, 2024.
(6)	As of February 9, 2024.

Information about any other selling stockholders will be included in prospectus supplements or post-effective amendments, if required. Information about the selling stockholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements.

Material Relationships with the Selling Stockholders

Other than in connection with the transactions described above and elsewhere in this prospectus, we have not had any material relationships with the selling stockholders in the last three years.

64

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchasers of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

65

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our certificate of incorporation and our bylaws, and to the provisions of applicable Nevada law.

General

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01, of which 14,398,964 shares were issued and outstanding as of March 27, 2024 and 1,000,000 shares of preferred stock, none of which are issued and outstanding. Our preferred stock and/or common stock may be issued from time to time without prior approval by our stockholders. Our preferred stock and/or common stock may be issued for such consideration as may be fixed from time to time by our Board of Directors. Our Board of Directors may issue such shares of our preferred stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Common Stock

We are authorized to issue 60,000,000 shares of common stock, $0.01 par value. Each share of common stock shall have one vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at all meetings of our stockholders. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of the Board of Directors.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, out of funds that we may legally use to pay dividends, subject to any preferential dividend rights of any outstanding series of preferred stock or series of preferred stock that we may designate and issue in the future. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock. Our Board of Directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, as well as to fix the designation and any preferences, conversion and other rights and limitations of such series. These rights and limitations may include voting powers, limitations as to dividends, and qualifications and terms and conditions of redemption of the shares of each such series. As of the date of this prospectus, no shares of our preferred stock were outstanding or designated.

66

Options

As of December 31, 2023, we had:

●	2,070,362 shares of our common stock issuable upon the exercise of outstanding stock options granted to employees, directors and consultants, with exercise prices ranging from approximately $0.005 to $15.75 and having a weighted-average exercise price of $5.56 per share;

●	131,585 shares of our common stock reserved for future grant under our 2017 Equity Incentive Plan; and

●	581,846 shares of our common stock reserved for future grant under our 2020 Omnibus Performance Award Plan.

Warrants and Preferred Investment Options

As of March 27, 2024, we had outstanding:

●	51,125 shares of our common stock issuable upon the exercise of outstanding warrants expiring in October 2027, at an exercise price per share of $6.1125;

●	32,778 shares of our common stock issuable upon the exercise of outstanding warrants expiring in November 2026, at an exercise price per share of $2.75;

●	60,476 shares of our common stock issuable upon the exercise of outstanding warrants expiring in November 2026, at an exercise price per share of $2.75;

●	35,088 shares of our common stock issuable upon the exercise of outstanding warrants expiring in November 2026, at an exercise price per share of $2.6719;

●	1,685,682 shares of our common stock issuable upon the exercise of outstanding series E preferred investment options expiring in July 2029, at an exercise price per share of $1.50;

●	31,231 shares of our common stock issuable upon the exercise of outstanding warrants expiring in June 2028, at an exercise price per share of $4.0625; and

●	84,284 shares of our common stock issuable upon the exercise of outstanding placement agent preferred investment options expiring in July 2029, at an exercise price per share of $2.025.

Trading Market

The shares of our common stock are currently quoted on the Nasdaq Capital Market under the symbol “MBOT”.

Transfer Agent

The transfer agent of our common stock is Computershare Trust Company, N.A. Its address is 33 North LaSalle Street, Suite 1100, Chicago, IL 60602.

Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws

Anti-Takeover Provisions

Delaware Law

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

67

Staggered Board

Our restated certificate of incorporation and restated by-laws provide for the Board of Directors to be divided into three classes serving staggered terms. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a three-year term of office. All directors elected to our classified Board of Directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The Board of Directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the Board of Directors may only be removed for cause and only by the affirmative vote of 80% of the outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our Board of Directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Advance notice provisions for stockholder proposals

Our restated by-laws establish an advance notice procedure for stockholder nominations of candidates for election to our Board of Directors, as well as procedures for including proposed nominations at special meetings at which directors are to be elected. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has complied with the procedures and requirements set forth in the by-laws. Although the by-laws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, these by-laws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Microbot.

Special meetings of stockholders

Special meetings of the stockholders may be called only by the Board of Directors, president or secretary upon the application of a majority of the directors. Stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

No stockholder action by written consent

Our restated certificate of incorporation and restated by-laws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-majority stockholder vote required for certain actions.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless the corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal certain provisions of our restated certificate of incorporation. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our restated by-laws by the stockholders. Our restated by-laws may be amended or repealed by a vote of a majority of the total number of authorized directors.

68

Limitation of Liability and Indemnification

Our restated certificate of incorporation and our amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, Article Ninth of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL; and

●	from any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with our directors and certain officers, in addition to the indemnification provided in our restated certificate of incorporation and our amended and restated bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of our restated certificate of incorporation, amended and restated bylaws, indemnification agreements, indemnity agreement, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, amended and restated bylaws, indemnification agreements, indemnity agreement, or law.

69

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Ruskin Moscou Faltischek, PC, Uniondale, New York.

EXPERTS

The consolidated financial statements of Microbot Medical Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this Prospectus, have been audited by Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.microbotmedical.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 288 Grove Street, Suite 388, Braintree, MA 02184, (781) 875-3605.

70

MICROBOT MEDICAL INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Microbot Medical Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Microbot Medical Inc. and its subsidiary (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of comprehensive loss, shareholders’ equity and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the financial statements, the Company’s financial statements include a net loss of $ 10,740 thousand for the year ended December 31, 2023 and accumulated deficit of $ 79,501 thousand as of December 31, 2023. The Company is dependent on its ability to obtain additional debt and/or equity in order to continue its operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

F-2

Contingencies - Settlement of litigation resulting from the 2017 financing — Refer to Notes 9G and 16C to the financial statements.

Critical Audit Matter Description

On January 26, 2024, the Company entered into a settlement agreement and release with third parties, effectively resolving a lawsuit brought against the Company in 2020. The lawsuit stemmed from securities purchase agreements made between the Company and the third parties in 2017. The settlement amount consisted of a cash payment and shares of restricted common stock.

The Company concluded that the settlement agreement gave rise to loss contingency in the scope of Accounting Standards Codification Subtopic 450-20, Contingencies – Loss Contingencies, and as of December 31, 2023, the Company recorded a contingent liability.

The settlement amount was recorded in the Company’s consolidated financial statements as non-operating loss, offset by loss recovery received from the Company’s insurance company.

Given the significant judgments made by management with respect to the contingent liability arising from the settlement agreement and the loss recovery received from the Company’s insurance company, performing audit procedures to evaluate the reasonableness of management’s assumptions and conclusions concerning the recognition and measurement of the contingent liability and the insurance recovery receivables, required a high degree of auditor judgment and an increased extent of effort.

How the Critical Audit Matter Was Addressed in the Audit

●	We read the settlement agreement, agreement with the Company’s insurance company, and other supporting documentation, followed by inquiries with the Company’s external counsel and general counsel regarding the details of the agreements.

●	With the assistance of our technical accounting specialists, we evaluated the management’s assessment and conclusion with regards to the accounting treatment of the settlement agreement and loss recovery received from the Company’s insurance company. Our procedures included evaluating the Company’s accounting memorandum and inquires with the management with regard to judgements made.

●	We evaluated the Company’s calculation of the contingent liability.

●	We evaluated the appropriateness of the disclosures in the financial statements pertinent to the settlement agreement and loss recovery received from the Company’s insurance company by comparing management’s disclosures to audit evidence obtained.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A firm in the Deloitte Global Network

Tel Aviv, Israel

March 27, 2024

We have served as the Company’s auditor since 2013.

F-3

MICROBOT MEDICAL INC.

Consolidated Balance Sheets

U.S. dollars in thousands

(Except share and per share data)

		As of December 31,
	Notes	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	3	$2,468	$2,442
Marketable securities	3,4	3,917	5,760
Short-term deposit		-	3
Restricted cash		49	77
Insurance recovery receivable related to legal settlement and legal expenses	16C	1,335	-
Prepaid expenses and other current assets	5	152	532
Total current assets		7,921	8,814

Property and equipment, net	7	146	221
Operating right-of-use assets	6	260	502
Total assets		$8,327	$9,537

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payables		$357	$116
Lease liabilities	6	191	283
Legal settlement accrual	16C	2,211	-
Accrued liabilities	8	1,027	1,670
Total current liabilities		3,786	2,069

Non-current liabilities:
Long-term lease liabilities	6	40	179
Total liabilities		3,826	2,248

Commitments and contingencies	9	-	-

Shareholders’ equity:

Common stock; $0.01 par value; 60,000,000 shares authorized as of December 31, 2023 and 2022; 11,707,317 and 7,890,628 shares issued and outstanding as of December 31, 2023 and 2022, respectively.	10	118	80
Additional paid-in capital		83,884	75,970
Accumulated deficit		(79,501)	(68,761)
Total shareholders’ equity		4,501	7,289
Total liabilities and shareholders’ equity		$8,327	$9,537

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MICROBOT MEDICAL INC.

Consolidated Statements of Comprehensive Loss

U.S. dollars in thousands

(Except share and per share data)

	Notes	For the Years Ended December 31,
		2023	2022
Research and development, net	12	$(5,724)	$(7,736)
General and administrative, net	13	(4,131)	(5,545)
Operating loss		(9,855)	(13,281)

Financing income, net		228	118
Loss on disposal of property and equipment		(2)	(5)
Loss on legal settlement, net	16C	(1,111)	-
Net loss		$(10,740)	$(13,168)

Basic and diluted net loss per share		$(1.05)	$(1.81)

Basic and diluted weighted average common shares outstanding		10,199,984	7,260,344

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MICROBOT MEDICAL INC.

Consolidated Statements of Shareholders’ Equity

U.S. dollars in thousands

(Except share and per share data)

	Common Stock		Additional Paid-In	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Equity

Balances, December 31, 2021	7,108,133	$72	$69,902	$(55,593)	$14,381
Issuance of common stock and warrants net of issuance costs (*)	782,495	8	4,316	-	4,324
Share-based compensation	-	-	1,752	-	1,752
Net loss	-	-	-	(13,168)	(13,168)
Balances, December 31, 2022	7,890,628	80	75,970	(68,761)	7,289
Issuance of common stock and warrants net of issuance costs (**)	3,816,689	38	6,520	-	6,558
Share-based compensation	-	-	1,394	-	1,394
Net loss	-	-	-	(10,740)	(10,740)
Balances, December 31, 2023	11,707,317	$118	$83,884	$(79,501)	$4,501

(*)	Net of issuance costs in the amount of $676.
(**)	Net of issuance costs in the amount of $1,075.

The accompanying notes are an integral part of these consolidated financial statements.

F-6

MICROBOT MEDICAL INC.

Consolidated Statements of Cash Flows

U.S. dollars in thousands

	For the Years Ended December 31,
	2023	2022
Operating activities:
Net loss	$(10,740)	$(13,168)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation of property and equipment	106	102
Loss on legal settlement	2,211	-
Insurance recovery related to legal settlement	(1,335)	-
Interest income and unrealized gains from marketable securities, net	(160)	(12)
Loss on disposal of property and equipment	2	5
Share-based compensation	1,394	1,752
Changes in assets and liabilities:
Prepaid expenses and other assets	672	13
Other payables and accrued liabilities	(683)	(241)
Net cash flows used in operating activities	(8,533)	(11,549)
Investing activities:
Short-term deposit	3	(3)
Purchase of property and equipment	(33)	(84)
Proceeds from maturities of marketable securities	9,164	-
Purchase of marketable securities	(10,060)	(3,749)
Proceeds from sales of marketable securities	2,899	-
Net cash flows provided by (used in) investing activities	1,973	(3,836)
Financing activities:
Issuance of common stock and warrants, net of issuance costs	6,558	4,324
Net cash flows provided by financing activities	6,558	4,324

Decrease in cash, cash equivalents and restricted cash	(2)	(11,061)
Cash, cash equivalents and restricted cash at beginning of year	2,519	13,580
Cash, cash equivalents and restricted cash at ending of year	$2,517	$2,519

Supplemental disclosure of cash flow information:

Cash received from interest	$130	$51
Right-of-use assets obtained in exchange for lease liabilities	$50	$103

The accompanying notes are an integral part of these consolidated financial statements.

F-7

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 1 – GENERAL

A. Description of business:

Microbot Medical Inc. (the “Company”) is a preclinical medical device company specializing in the research, design and development of next generation robotic endoluminal surgery devices targeting the minimally invasive surgery space. The Company is primarily focused on leveraging its micro-robotic technologies with the goal of redefining surgical robotics while improving surgical outcomes for patients.

The Company incorporated on August 2, 1988 in the State of Delaware under the name Cellular Transplants, Inc. The original Certificate of Incorporation was restated on February 14, 1992 to change the name of the Company to Cyto Therapeutics, Inc. On May 24, 2000, the Certificate of Incorporation as restated was further amended to change the name of the Company to StemCells, Inc.

On November 28, 2016, the Company consummated a transaction pursuant to an Agreement and Plan of Merger, dated August 15, 2016, with Microbot Medical Ltd., a private medical device company organized under the laws of the State of Israel (“Microbot Israel”). On the same day and in connection with the Merger, the Company changed its name from StemCells, Inc. to Microbot Medical Inc. On November 29, 2016, the Company’s common stock began trading on the Nasdaq Capital Market under the symbol “MBOT”.

The Company and its subsidiary are sometimes collectively referred to as the “Company” as the context may require.

B. Risk Factors:

Going Concern

To date, the Company has not generated revenues from its operations. As of December 31, 2023, the Company had cash equivalents and marketable securities balance of approximately $6,385, excluding restricted cash. Due to continuing research and development activities, the Company expects to continue to incur additional losses for the foreseeable future. The Company implemented a cost reduction program in May 2023, and consummated capital raises in May and June 2023 and in January 2024. The Company will seek to raise additional funds through future issuances of either debt and/or equity securities and possibly additional grants from the Israeli Innovation Authority and other government institutions. The Company’s ability to raise additional capital in the equity and debt markets is dependent on a number of factors, including, but not limited to, the market demand for the Company’s stock, which itself is subject to a number of development and business risks and uncertainties, as well as the uncertainty that the Company would be able to raise such additional capital at a price or on terms that are favorable to the Company.

Accordingly, these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

F-8

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

B. Risk Factors:

War in Israel

On October 7, 2023, the State of Israel, where the Company’s operations are primarily based, suffered a surprise attack by hostile forces from Gaza, which led to the declaration by Israel of the “Iron Swords” military operation. This military operation and related activities are on-going as of the issuance date of these financial statements.

The Company has considered various ongoing risks relating to the military operation and related matters, including:

●	That some of the Company’s Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities; and

●	A slowdown in the number of international flights in and out of Israel.

The Company is closely monitoring how the military operation and related activities could adversely affect its anticipated milestones and its Israel-based activities to support future clinical and regulatory milestones, including the Company’s ability to import materials that are required to construct the Company’s devices and to ship them outside of Israel. As of the issuance date of these financial statements, the Company has determined that there have not been any materially adverse effects on its business or operations, but it continues to monitor the situation, as any future escalation or change could result in a material adverse effect on the ability of the Company’s Israeli office to support the Company’s clinical and regulatory activities. The Company does not have any specific contingency plans in the event of any such escalation or change.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the preparation of the financial statements are as follows:

A. Basis of presentation:

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

B. Financial statement in U.S. dollars:

The functional currency of the Company is the U.S. dollar (“dollar”) since the dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

Transactions and balances denominated in dollars are presented at their original amounts. Transactions and balances denominated in foreign currencies have been re-measured to dollars in accordance with the provisions of Accounting Standards Codification (“ASC”) 830-10, “Foreign Currency Translation”.

All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of comprehensive loss as financial income or expenses, as appropriate.

C. Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions pertaining to transactions and matters whose ultimate effect on the financial statements cannot precisely be determined at the time of financial statements preparation. Although these estimates are based on management’s best judgment, actual results may differ from these estimates.

F-9

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

D. Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Inter-company balances and transactions have been eliminated in consolidation.

E. Reclassification of prior year disclosures:

Certain prior year amounts have been reclassified for consistency with the current year disclosures. These reclassifications had no effect on the reported consolidated balance sheets, the related consolidated statements of comprehensive loss, shareholders’ equity and cash flows.

F. Acquisitions of assets:

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is accounted for as business combination or an acquisition of assets.

G. Cash and cash equivalents:

Cash and cash equivalents consist of cash and demand deposits in banks, and other short-term liquid investments (primarily interest-bearing time deposits) with original maturities of three months or less at the date of purchase.

H. Restricted cash:

Restricted cash of $49 as of December 31, 2023, serves as collateral for the Company’s lease agreement, and $77 as of December 31, 2022, serves as collateral for lease agreements and credit cards.

I. Fair value of financial instruments:

The carrying values of cash and cash equivalents, other receivable and other accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of these instruments.

The Company measures the fair value of certain of its financial instruments (such as marketable securities) on a recurring basis. The method of determining the fair value of marketable securities is discussed in Note 4 below.

A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

J. Concentrations of credit risk:

Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents and marketable securities. The Company holds these investments in highly rated financial institutions. These amounts at times may exceed federally insured limits. The Company has not experienced any credit losses in such accounts and does not believe it is exposed to any significant credit risk on these funds. The Company has no off-balance sheet concentrations of credit risk, such as foreign currency exchange contracts, option contracts, or other hedging arrangements.

F-10

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

K. Property and equipment:

Property and equipment are presented at cost less accumulated depreciation. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%

Research equipment and software	25-33
Furniture and office equipment	7
Leasehold improvements	Over the lease period

The Company assesses property and equipment impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the property and equipment assets, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s estimated fair value and its carrying value. For property and equipment assets, the estimate of fair value is typically based on a discounted cash flow model. As of December 31, 2023, and 2022, no impairment charge has been recorded.

L. Liabilities due to termination of employment agreements:

Under Israeli employment laws, employees of Microbot Israel are included under Article 14 of the Severance Compensation Act, 1963 (“Article 14”). According to Article 14, these employees are entitled to monthly deposits made by Microbot Israel on their behalf with insurance companies. Payments in accordance with Article 14 release Microbot Israel from any future severance payments (under the Israeli Severance Compensation Act, 1963) with respect of those employees. The aforementioned deposits are not recorded as an asset in the Company’s balance sheets.

As for the U.S. employees, the Company has certain defined contribution plans, including a 401(k)-retirement plan in the U.S., whereby contributions made by eligible employees are matched by the Company with certain limitations.

M. Common stock warrants:

The Company accounts for warrants issued to investors as either equity-classified or liability-classified instruments, based on an assessment of the warrant’s specific terms and the applicable authoritative guidance in FASB ASC 480 and FASB ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, or meet all of the requirements for equity classification under FASB ASC 815, including whether the warrants are indexed to the Company’s own shares of common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

N. Basic and diluted net loss per share:

Basic net loss per share is calculated by dividing net loss attributable to common stock shareholders by the weighted average number of shares of common stock outstanding during the year without consideration of potentially dilutive securities. For purposes of the diluted net loss per share attributable to common shareholders calculation, stock options and warrants are considered to be common stock equivalents. All common stock equivalents have been excluded from the calculation of the diluted loss per share for the years ended December 31, 2023 and December 31, 2022, as their effect would be anti-dilutive. Therefore, basic and diluted net loss per share were the same for both years presented. In the calculation of the basic and diluted net loss, the Company included warrants that would be exercised for no or little consideration and are exercisable with no contingencies.

O. General and administrative expenses, net:

General and administrative expenses are charged to the statement of comprehensive loss as incurred. Insurance loss recoveries are recognized when the amount is determinable and approved by the insurance company and applied as a deduction from general and administrative expenses. General and administrative expenses, net, for the years ended December 31, 2023 and 2022, were offset by insurance loss recoveries in the amounts of approximately $281 and $156, respectively.

P. Research and development expenses, net:

Research and development expenses are charged to the statement of comprehensive loss as incurred. Grants for funding of approved research and development projects and others are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and applied as a deduction from the research and development expenses. See Note 2V below.

F-11

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Q. Share-based compensation:

The Company applies ASC 718-10, “Share-Based Payment” (“ASC 718-10”), which requires the measurement and recognition of compensation expenses for all share-based payment awards made to employees and directors including stock options under the Company’s stock plans based on estimated fair values.

ASC 718-10 requires companies to estimate the fair value of stock options using an option-pricing model, which is recognized as an expense over the requisite service periods in the Company’s statement of comprehensive loss, based on a straight-line method. The Company recognizes compensation cost for an equity classified award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant date fair value of such award that is vested at that date.

The Company estimates the fair value of stock options granted as share-based payment awards using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is estimated based on the standard deviation of the Company’s closing prices according to the expected life (SAB107) for each of the grants. The Company has historically not paid dividends and has no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from governmental zero-coupon bonds with an equivalent term.

The expected stock option term is calculated for stock options granted using the “simplified” method. Changes in the determination of each of the inputs can affect the fair value of the stock options granted and the results of operations of the Company.

R. Income taxes:

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2023, and 2022, the Company had a full valuation allowance against deferred tax assets.

F-12

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

S. Marketable securities:

The Company invests in various debt securities and an equity security. Debt securities consist of U.S. treasury securities. Equity security consist of a mutual fund. The Company records these investments in the consolidated balance sheet at fair value. For all of the Company’s debt securities, the Company elected the fair value option and thus all unrealized gains or losses for these securities are reflected in the statements of comprehensive loss as financial income or expenses, as appropriate. Unrealized gains or losses for the equity security are reflected in the statements of comprehensive loss as financial income or expenses, as appropriate. The Company classifies its investments as current based on the nature of the investments and their availability for use in current operations.

T. Leases:

The Company determines if an arrangement is a lease at inception. Operating lease assets are presented as operating lease long-term right-of-use assets (“ROU”), and corresponding as lease liabilities (current portion), and as operating long-term lease liabilities, on the Company’s consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the remaining lease payments over the lease term at commencement date. The Company’s leases do not provide an implicit interest rate. The Company calculates the incremental borrowing rate to reflect the interest rate that it would have to pay to borrow on a collateralized basis an amount equal to the lease payments in a similar economic environment over a similar term and considers the Company’s historical borrowing activities and market data in this determination. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components, which it accounts for as a single lease component. The Company has elected not to recognize ROU assets and lease liabilities for short-term leases that have a term of 12 months or less. The effect of short-term leases on the Company’s ROU assets and lease liabilities was not material. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. In addition, the Company does not have any related party leases.

F-13

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

U. Contingencies:

Management records and discloses legal contingencies in accordance with ASC Topic 450 Contingencies. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company monitors the stage of progress of its litigation matters to determine if any adjustments are required. Refer to Note 16C below.

The Company carries liability insurance to mitigate its exposure to losses, including litigation losses. The Company records the estimated amount of expected insurance proceeds for litigation losses incurred as an asset (typically a receivable from the insurer) and offset to losses up to the amount of the losses incurred when the amount is determinable and approved by the insurance company. Refer to Note 2O above and Note 16C below.

V. Government grants:

Government grants which are received from the Israeli Ministry of Economy and Israel Innovation Authority (“IIA”) by way of participation in research and development that is conducted by Microbot Israel, are received in installments as the program progresses based on qualified research spending. Grants received are recognized when the grant becomes receivable, provided there was reasonable assurance that Microbot Israel will comply with the conditions attached to the grant and there was reasonable assurance the grant will be received.

The grants are deducted from the research and development expenses as the applicable costs are incurred. Research and development expenses, net, for the years ended December 31, 2023 and 2022, include participation in research and development expenses in the amount of approximately $279 and $0, respectively.

W. Recently issued accounting pronouncements:

From time to time, new accounting pronouncements are issued by FASB, or other standard-setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

NOTE 3 – CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES

The following table sets forth our cash, cash equivalents and marketable securities as of December 31, 2023 and 2022:

	As of December 31,
	2023	2022
Cash and cash equivalents:
Cash	$2,468	$1,195
U.S. treasury securities	-	1,247
Total cash and cash equivalents	$2,468	$2,442

Marketable securities:
Money market mutual funds	$1,420	$1,999
U.S. treasury securities	2,497	3,761
Total marketable securities	$3,917	$5,760

Total cash, cash equivalents and marketable securities	$6,385	$8,202

The unrealized gains on our marketable securities were $59 and $12 for the years ended December 31, 2023 and 2022, respectively.

Treasuries have contractual maturities of less than 12 months.

F-14

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 4 - FAIR VALUE MEASUREMENTS

The following table summarizes the Company’s financial assets subject to fair value measurement and the level of inputs used in such measurements as of December 31, 2023 and 2022:

	As of December 31, 2023
	Total	Level 1	Level 2	Level 3

Marketable securities:
U.S. treasury securities	$2,497	$2,497	$-	$-
Money market mutual funds	1,420	1,420	-	-
	$3,917	$3,917	$-	$-

	As of December 31, 2022
	Total	Level 1	Level 2	Level 3

Cash equivalents:
U.S. treasury securities	$1,247	$1,247	$-	$-

Marketable securities:
U.S. treasury securities	$3,761	$3,761	$-	$-
Money market mutual funds	1,999	1,999	-	-
	$5,760	$5,760	$-	$-

The Company’s financial assets are measured at fair value on a recurring basis by level within the fair value hierarchy. The Company’s securities and money market funds are classified as Level 1. Other than that, the Company doesn’t have any other financial assets or financial liabilities marked to market at fair value as of December 31, 2023 and 2022.

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

	As of December 31,
	2023	2022

Amounts due from government institutions	$61	$103
Prepaid expenses and other receivables	91	429
	$152	$532

F-15

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 6 - LEASES

In November 2019, the Company signed an office space lease agreement for the period from November 2019 until October 2024. In addition, the Company received an option to extend the lease agreement for an additional 5 years. The monthly lease payments are approximately $16. To secure the lease payments the Company had issued a bank guarantee of $49 in favor of the facility’s lessor. Additionally, the Company entered into agreements for car leases.

The following table presents the components of the Company’s lease cost and the classification of such costs in the Company’s consolidated statements of comprehensive loss for the years ended December 31, 2023 and 2022:

		For the Years Ended December 31,
Component of Lease Cost	Statements of Comprehensive Loss Line Item	2023	2022
Operating lease cost	Research and development, net	$279	$300

Supplemental cash flow information related to operating leases was as follows:

	For the Years Ended December 31,
	2023	2022
Cash paid under operating lease agreements	$283	$344

Undiscounted maturities of future operating lease payments as of December 31, 2023 are summarized as follows:

As of December 31,
2023
2024	$208
2025	48
2026	21
Total future lease payments	277
Less imputed interest	(47)
Total lease liabilities	$231

The following table includes the weighted-average lease terms and discount rates for operating leases as of December 31, 2023 and 2022:

	As of December 31,
	2023	2022

Operating leases weighted average remaining lease term (in years)	0.8	2
Operating leases weighted average discount rate	7%	9%

F-16

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 7 - PROPERTY AND EQUIPMENT, NET

	As of December 31,
	2023	2022
Historical Cost:
Research equipment and software	$177	$143
Leasehold improvement	229	229
Furniture and office equipment	233	236
	639	608
Accumulated Depreciation:
Research equipment and software	109	63
Leasehold improvement	181	135
Furniture and office equipment	203	189
	493	387
	$146	$221

NOTE 8 - ACCRUED LIABILITIES

	As of December 31,
	2023	2022

Employee-related liabilities	$725	$1,372
Other current liabilities	302	298
	$1,027	$1,670

F-17

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

A. Government grants:

Microbot Israel has received grants from the IIA for participation in research and development since 2013 through December 31, 2023 totaling approximately $1,804. This amount includes amounts received in 2023 of approximately $304, which are a portion of an additional grant from the IIA in the amount of approximately NIS 1,620,000 (approximately $447) approved by the IIA on June 1, 2023, to further finance the development of the manufacturing process of the LIBERTY® Endovascular Robotic Surgical System.

In addition, as a result of the agreement with CardioSert Ltd. (“CardioSert”) on January 4, 2018, Microbot Israel took over the liability to repay CardioSert’s IIA grants in the aggregate amount of approximately $530.

In addition, as a result of the agreement with Nitiloop, on October 6, 2022, Microbot Israel took over the liability to repay Nitiloop’s IIA grants in the aggregate amount of approximately $925.

In relation to the IIA grants described above, the Company is obligated to pay royalties amounting to 3.0%-5% of its future sales of the products relating to such grants.

The grants are linked to the exchange rate of the dollar to the New Israeli Shekel and bears interest of SOFR per year (SOFR is a benchmark interest rate which replaced LIBOR).

The repayment of the grants is contingent upon the successful completion of the Company’s research and development programs and generating sales. The Company has no obligation to repay these grants, if the project fails, is unsuccessful or aborted or if no sales are generated. The financial risk is assumed completely by the Government of Israel. The grants are received from the Government on a project-by-project basis.

On December 11, 2022, the Company received approval for a grant from the Ministry of Economy, in the amount of NIS 300,000 (approximately $83), for participation in expenses related to the LIBERTY® Endovascular Robotic Surgical System in the U.S. market. As of December 31, 2023, the Company received approximately $27 of such grant. In relation with the Ministry of Economy grant, the Company is obligated to pay royalties amounting to 3% of future sales of the LIBERTY® Endovascular Robotic Surgical System up to the grant amount plus interest.

B. TRDF agreement:

Microbot Israel signed an agreement with the Technion Research and Development Foundation (“TRDF”) in June 2012 by which TRDF transferred to Microbot Israel a global, exclusive, royalty-bearing license (as amended, the “License Agreement”) with respect to the Company’s Self-Cleaning Shunt (SCS) project and its TipCat assets in addition to certain technology relating to the Company’s LIBERTY® Endovascular Robotic Surgical System. As partial consideration for the license, Microbot Israel shall pay TRDF royalties on net sales (between 1.5%-3.0%) and on sublicense income as detailed in the License Agreement.

In October 2022 the Company suspended the SCS project and as a result of the Company’s May 2023 implementation of its core-business focus program and cost reduction plan, the Company returned the licensed intellectual property for the TipCat back to TRDF in June 2023, and returned the licensed intellectual property for the SCS (ViRob) back to TRDF in July 2023.

F-18

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

C. Agreement with CardioSert Ltd.:

On January 4, 2018, Microbot Israel entered into an agreement with CardioSert (the “CardioSert Agreement”) to acquire certain of its patent-protected technology (the “Technology”). Pursuant to the CardioSert Agreement, Microbot Israel made aggregate payments of $300 in cash and 6,738 shares of common stock estimated at $74 to complete the acquisition.

The CardioSert Agreement may be terminated by CardioSert in case the first commercial sale does not occur by the third anniversary of the date of signing of the CardioSert Agreement except if Microbot Israel has invested more than $2,000 in certain development stages, or the first commercial sale does not occur within 50 months. As of December 31, 2023, the 50 months period has expired and CardioSert can buy-back the Technology at any time.

In each of the above termination events, or in case of breach by Microbot Israel, CardioSert shall have the right to buy back the Technology from Microbot Israel for $1.00 (dollar not in thousands), upon 60 days prior written notice, but only 1 year after such termination events. Additionally, the CardioSert Agreement may be terminated by either party upon breach of the other (subject to cure). Until May 2023, Microbot Israel paid CardioSert a monthly consultation fee of NIS 40,000 (or approximately US$11, based on an exchange rate of NIS 3.7 to the dollar) covering up to 60 consulting hours per month, relating to the development of the Technology. As a result of its core-business focus program and its cost reduction plan enacted in May 2023, the Company has terminated the CardioSert Agreement effective as of August 17, 2023 and ceased its research and development and commercialization efforts for, and maintaining, the Technology, which subsequent to the balance sheet date resulted in CardioSert triggering its right to reacquire the Technology for nominal consideration. See Note 16E below.

D. ATM agreement:

On June 10, 2021, the Company entered into an At-the-Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co. LLC (“Wainwright”), as sales agent, in connection with an “at the market offering” under which the Company may offer and sell, from time to time in its sole discretion, shares of its common stock having an aggregate offering price of up to $10,000 at market prices or as otherwise agreed with Wainwright. To date, we have not sold any shares of common stock pursuant to the ATM Agreement, and as of October 13, 2022, the Company suspended the ATM Agreement, which otherwise remains in full force and effect subject to reactivation.

F-19

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

E. Engagement letters with H.C. Wainwright:

In connection with registered direct and private placement offerings referred to in Note 10 below, the Company entered into engagement letters (the “Engagement Letters”) with Wainwright on October 3, 2022, on May 16, 2023 and on October 24, 2023, pursuant to which Wainwright agreed to serve as the exclusive placement agent for the issuance and sale of securities of the Company.

As compensation for such placement agent services, the Company has agreed to pay Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from offerings contemplated by the Engagement Letters, plus a management fee equal to 1.0% of the gross proceeds received by the Company from such offerings, as well as other reimbursable expenses. The Company has also agreed to issue to Wainwright or its designees preferred investment options upon the closing of such offerings, equal to five (5.0%) percent of the aggregate number of such shares of common stock in such offerings, including upon exercise for cash of any warrants issued to investors in such offering.

F. Acquisition of Nitiloop’s assets:

On October 6, 2022, Microbot Israel purchased substantially all of the assets, including intellectual property, devices, components and product related materials (the “Assets”), of Nitiloop Ltd., an Israeli limited liability company (“Nitiloop”). The Assets include intellectual property and technology in the field of intraluminal revascularization devices with anchoring mechanism and integrated microcatheter (the “Technology”) and the products or potential products incorporating the Technology owned by Nitiloop and designated by Nitiloop as “NovaCross”, “NovaCross Xtreme” and “NovaCross BTK” and any enhancements, modifications and improvements thereof (“Devices”). Microbot Israel did not assume any material liabilities of Nitiloop other than obligations Nitiloop has to the IIA and relating to certain renewal/maintenance fees for a European patent application.

In consideration for the acquisition of the Assets, Microbot Israel shall pay royalties to Nitiloop, which shall not, in the aggregate, exceed $8,000, as follows:

●	Royalties at a rate of 3% of net revenue generated as a result of sales, license or other exploitation of the Devices; and
●	Royalties at a rate of 1.5% of net revenue generated from the sale, license or other exploitation of commercialization of the technology as part of an integrated product.

Based on the Company’s analysis, the Company concluded that the acquisition of the assets does not meet the definition of a business for the purpose of applying SEC Rules (S-X Rules of 3-05, 8-04 and 11-01).

F-20

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

G. Litigation resulting from the 2017 financing:

The Company was named as the defendant in a lawsuit captioned Empery Asset Master Ltd., Empery Tax Efficient, LP, Empery Tax Efficient II, LP, Hudson Bay Master Fund Ltd., (the “Plaintiffs”), against Microbot Medical Inc., Defendant, in the Supreme Court of the State of New York, County of New York (Index No. 651182/2020) (the “Lawsuit”). The complaint alleged, among other things, that the Company breached multiple representations and warranties contained in the Securities Purchase Agreement (the “SPA”) related to the Company’s June 8, 2017 equity financing (the “2017 Financing”), of which the Plaintiffs participated, and fraudulently induced Plaintiffs into signing the SPA. The complaint sought rescission of the SPA and return of the Plaintiffs’ $6,750 purchase price with respect to the 2017 Financing.

The Lawsuit was settled in January 2024. Refer to Note 16C below.

H. Mona litigation:

On April 28, 2019, the Company brought an action against Alliance Investment Management, Ltd. (“Alliance”), later amended to add Joseph Mona (“Mona”) as a defendant, in the Southern District of New York under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), to compel Alliance and/or Mona to disgorge short swing profits realized from purchases and sales of the Company’s securities within a period of less than six months. The amount of profits was estimated in the complaint to be approximately $468.

On March 31, 2021, the Court entered a judgment against Mona and in favor of the Company in the amount of approximately $485. Collection of the judgment was deferred pending resolution of Mona’s counterclaim.

On August 4, 2023, the Magistrate Judge issued a Report & Recommendation, which recommended that the District Court dismiss Mona’s Section 10(b) counterclaim in the entirety. On August 22, 2023, the District Court adopted the Report and Recommendation in full and dismissed the Section 10(b) counterclaim in its entirety. The time for appeal has expired and the Company is proceeding with collection efforts for the $485 judgment against Mona (the “Judgment”).

The Court has permitted the Company’s ongoing execution efforts to continue notwithstanding Mona’s purported appeal of the Court’s denial of his motion to vacate. On March 15, 2024, the Magistrate Judge issued an Order to Show Cause (“OTSC”) directing the liquidation of certain of Mona’s accounts, and the transfer of the sale proceeds to the Company in partial satisfaction of the Judgment. The OTSC hearing is scheduled to be held in the second quarter of 2024.

F-21

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 10 - SHARE CAPITAL

A. Share capital developments:

As of December 31, 2023 and 2022, the Company has 11,707,317 and 7,890,628 shares of common stock issued and outstanding, respectively.

On October 21, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company issued and sold, in a registered direct offering priced at-the-market under the rules of The Nasdaq Stock Market (the “Registered Offering”), (i) an aggregate of 782,495 shares of common stock, at an offering price of $4.89 per share and (ii) pre-funded warrants exercisable for up to 240,000 shares of common stock (the “Pre-Funded Warrants”) to the Investor at an offering price of $4.8899 per Pre-Funded Warrant, for aggregate gross proceeds from the Offerings (as defined below) of approximately $5,000 before deducting the placement agent fee (as described below) and related offering expenses.

Each Pre-Funded Warrant represents the right to purchase one share of common stock at an exercise price of $0.0001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full.

In a concurrent private placement (the “Private Placement” and, together with the Registered Offering, the “Offerings”), the Company issued to the Investor (i) Series A preferred investment options to purchase up to 1,022,495 shares of common stock (the “Series A Warrants”) at an exercise price of $4.64 per share and (ii) Series B preferred investment options to purchase up to 1,022,495 shares of common stock (the “Series B Warrants”) at an exercise price of $4.64 per share. Each Series A Warrant is exercisable immediately and will expire five years from the initial exercise date. Each Series B Warrant is exercisable immediately and will expire two years from the initial exercise date.

F-22

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 10 - SHARE CAPITAL

On October 3, 2022 and in connection with the Offerings, the Company entered into an Engagement Letter with Wainwright as mentioned in Note 9E, as compensation for such placement agent services, the Company paid Wainwright aggregate cash fees and reimbursed Wainwright for its expenses aggregating approximately $565. The Company incurred other related offering expenses of $111. The Company also issued to Wainwright or its designees warrants to purchase 51,125 shares of common stock (the “Wainwright Warrants”). The Wainwright Warrants have a term of five years from the commencement of sales in the Offerings, and have an exercise price of $6.11 per share. The Company estimated the fair value of the warrants using a Black-Scholes options pricing model and concluded it is approximately $138.

On February 13, 2023, 240,000 of the Company’s outstanding pre-funded warrants were exercised into an equivalent number of shares of common stock, at an exercise price of $0.0001 per share.

B. Registered direct and private placement offerings:

On May 22, 2023, the Company entered into a securities purchase agreement with an institutional investor, pursuant to which it agreed to issue and sell in a registered direct offering an aggregate of 655,569 shares of common stock, at an offering price of $2.20 per share, for aggregate gross proceeds of $1,442 before deducting the placement agent fee and related offering expenses of approximately $222 (the “First May Offering”). The Company also issued to Wainwright or its designees preferred investment options to purchase 32,778 shares of common stock, which have a term of three and one-half years from the commencement of sales in the First May Offering, and have an exercise price of $2.75 per share. The First May Offering was consummated on May 23, 2023. The Company estimated the fair value of the warrants using a Black-Scholes options pricing model and concluded it is approximately $46.

On May 23, 2023, the Company entered into a securities purchase agreement with an institutional investor, pursuant to which it agreed to issue and sell in a registered direct offering (i) an aggregate of 975,000 shares of common stock, at an offering price of $2.20 per share and (ii) pre-funded warrants exercisable for up to 234,500 shares of the Company’s common stock, at an offering price of $2.1999 per pre-funded warrant, for aggregate gross proceeds of $2,661 before deducting the placement agent fee and related offering expenses of approximately $345 (the “Second May Offering”). The pre-funded warrants are exercisable immediately and may be exercised at any time until the pre-funded warrants are exercised in full. The Second May Offering was consummated on May 24, 2023. All of such pre-funded warrants were subsequently immediately exercised in accordance with their terms at an exercise price per share of $0.0001 into an equivalent number of shares of common stock.

The Company also issued to Wainwright or its designees preferred investment options to purchase 60,476 shares of common stock, which have a term of three and one-half years from the closing of the Second May Offering, and have an exercise price of $2.75 per share. The Company estimated the fair value of the warrants using a Black-Scholes options pricing model and concluded it is approximately $72.

F-23

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 10 - SHARE CAPITAL

Registered Direct and Private Placement Offerings:

On June 2, 2023, the Company entered into a securities purchase agreement with institutional investors, pursuant to which it agreed to issue and sell in a registered direct offering an aggregate of 701,756 shares of common stock, at an offering price of $2.1375 per share, for aggregate gross proceeds, with the concurrent private placement described below, of $1,500 before deducting the placement agent fee and related offering expenses of approximately $227 (the “First June Offering”). The Company also issued to Wainwright or its designees preferred investment options to purchase 35,088 shares of its common stock, which have a term of five years from the commencement of sales in the First June Offering, and have an exercise price of $2.6719 per share. The Company estimated the fair value of the warrants using a Black-Scholes options pricing model and concluded it is approximately $58. The registered direct offering was consummated on June 6, 2023. In a concurrent private placement, the Company also issued to the purchasers of shares of common stock in the First June Offering, series C preferred investment options to purchase up to 350,878 shares of common stock. Each series C preferred investment option is exercisable for one share of common stock at an exercise price of $2.075 commencing on the date of issuance and expiring five and one-half years from the issuance date.

On June 26, 2023, the Company entered into a securities purchase agreement with institutional investors, pursuant to which it agreed to issue and sell in a registered direct offering an aggregate of 624,618 shares of its common stock, at an offering price of $3.25 per share, for aggregate gross proceeds, with the concurrent private placement described below, of $2,030 before deducting the placement agent fee and related offering expenses of approximately $281 (the “Second June Offering”). The Company also issued to Wainwright or its designees preferred investment options to purchase 31,231 shares of its common stock, which have a term of five years from the commencement of sales in the Second June Offering, and have an exercise price of $4.0625 per share. The Company estimated the fair value of the warrants using a Black-Scholes options pricing model and concluded it is approximately $68. The registered direct offering was consummated on June 28, 2023. In a concurrent private placement, the Company also issued to the purchasers of shares of common stock in the Second June Offering, series D preferred investment options to purchase up to 312,309 shares of the Company’s common stock. Each series D preferred investment option is exercisable for one share of common stock at an exercise price of $3.19 commencing on the date of issuance and expiring five and one-half years from the issuance date.

The common stock of the Company are recognized as equity under the requirements of ASC Topic 505 Equity.

The Company analyzed the accounting treatment for the series A preferred investment option, the series B preferred investment option, the series C preferred investment option, the series D preferred investment option, and all of the pre-funded warrants issued to investors. Based on the Company’s analysis all such warrants were classified as equity.

The Company analyzed the accounting treatment for all of the preferred investment options issued to Wainwright in the aforementioned offerings. Since the Company did not identify any features causing liability classification according to ASC 718, it concluded that all such preferred investment options are equity-classified awards.

C. Preferred investment options amendment:

In connection with the Second May Offering, the Company amended the terms of (i) the Series A preferred investment options to purchase 1,022,495 shares of its common stock for an exercise price of $4.64 per share which are scheduled to expire on October 25, 2027 and (ii) the Series B preferred investment options to purchase 1,022,495 shares of its common stock for an exercise price of $4.64 per share which were initially scheduled to expire on October 25, 2024 (the “Series B Preferred Investment Options”), in each case previously issued to the investor in October 2022 under the securities purchase agreement dated October 21, 2022 (collectively, the “Existing Preferred Investment Options”), which investor also participated in the Second May Offering, such that effective upon the closing of the Second May Offering, the Existing Preferred Investment Options have a reduced exercise price of $2.20 per share and the Series B Preferred Investment Options expire on October 25, 2027. These modifications to the Existing Preferred Investment Options represent issuance costs associated with the Second May Offering. The Company estimated the amount of the effect of the modifications using a Black-Scholes option pricing model and concluded that is approximately $1,230. On June 16, 2023, the holder of the Series B Preferred Investment Options exercised all of such Series B Preferred Investment Options pursuant to its cashless exercise provision into 385,246 shares of common stock.

The grant date fair values of preferred investment options issued to Wainwright and preferred investment options issued to investors that were modified in the years ended December 31, 2023 and 2022 were estimated using the Black-Scholes valuation model with the following:

	For the Years Ended December 31,
	2023	2022
Expected volatility	101.31%-122.39%	87.96%
Risk-free interest	3.85%- 4.93%	4.25%
Dividend yield	-%	-%
Expected terms (years)	1.42-5	4.99

F-24

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 10 - SHARE CAPITAL

D. Employee stock option grants:

During the year ended December 31, 2022, the Company granted to Mr. Harel Gadot, the Company’s Chairman of the Board, President and CEO (the “CEO”), options to purchase an aggregate of 260,000 shares of the Company’s common stock, at an exercise price per share ranging from $3.73-$6.48. The stock options vest over a period of three years as outlined in the option agreements evidencing such grants.

During the year ended December 31, 2022, the Company granted to certain employees, consultants and directors, options to purchase an aggregate of 270,822 shares of the Company’s common stock, at an exercise price per share ranging from $3.73-$6.48. The stock options vest over a period of three years as outlined in the option agreements evidencing such grants.

During the year ended December 31, 2023, the Company granted to the CEO, options to purchase an aggregate of 80,000 shares of the Company’s common stock, at an exercise price per share of $2.43. The stock options vest over a period of three years as outlined in the option agreements evidencing such grants.

During the year ended December 31, 2023, the Company granted stock option awards to certain officers, directors and employees to purchase an aggregate of 631,308 shares of the Company’s common stock, at an exercise price per share ranging from $1.16-$3.48 with a vesting period of three years.

A summary of the Company’s option activity related to options to employees and directors, and related information is as follows:

F-25

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 10 - SHARE CAPITAL

Employee stock option grants:

	For the Year Ended December 31, 2023
	Number of stock options	Weighted average exercise price

Outstanding as of December 31, 2022	1,507,137	$7.31
Granted	711,308	1.75
Forfeitures	(123,083)	5.78
Outstanding as of December 31, 2023	2,095,362	$5.51

Vested as of December 31, 2023	1,176,118	$7.74

	For the Year Ended December 31, 2022
	Number of stock options	Weighted average exercise price

Outstanding as of December 31, 2021	997,148	$8.48
Granted	530,822	5.14
Forfeitures	(20,833)	8.16
Outstanding as of December 31, 2022	1,507,137	$7.31

Vested as of December 31, 2022	899,609	$8.52

The Company recognizes forfeitures of outstanding options as they occur.

The intrinsic value is calculated as the difference between the fair market value of the common stock and the exercise price, multiplied by the number of in-the-money stock options on those dates that would have been received by the stock option holders had all stock option holders exercised their stock options on those dates as of December 31, 2023 and December 31, 2022, respectively.

As of December 31, 2023, and 2022, the aggregate intrinsic value of the outstanding options is $277 and $185, respectively, and the aggregate intrinsic value of the exercisable options is $102 and $185, respectively.

The weighted average grant date fair value of options granted during the years ended December 31, 2023 and 2022 was $1.40 and $4.50, respectively.

F-26

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 10 - SHARE CAPITAL

Employee stock option grants:

As of December 31, 2023, there were approximately $1,918 of total unrecognized compensation costs related to unvested share-based compensation awards granted under the Share Incentive Plan. The costs are expected to be recognized over a weighted average period of 2.4 years.

The stock options outstanding as of December 31, 2023 and December 31, 2022, summarized by exercise prices, are as follows:

Exercise price $	Stock options outstanding as of December 31, 2023	Stock options outstanding as of December 31, 2022	Weighted average remaining contractual life – years as of December 31, 2023	Weighted average remaining contractual life – years as of December 31, 2022	Stock options exercisable as of December 31, 2023	Stock options exercisable as of December 31, 2022
0.00-0.01	61,577	61,577	2.3	3.3	61,577	61,577
1.00-3.73	860,808	211,000	9.6	10	95,925	-
4.2-7.26	639,232	687,482	6.3	8.0	484,871	315,807
8.16-9.64	380,872	380,872	6.6	7.6	380,872	356,019
15.3-15.75	152,873	166,206	3.7	4.8	152,873	166,206
	2,095,362	1,507,137			1,176,118	899,609

F-27

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 10 - SHARE CAPITAL

Employee stock option grants:

The grant date fair values of employee stock options granted in the years ended December 31, 2023 and 2022 were estimated using the Black-Scholes valuation model with the following:

	For the Years Ended December 31,
	2023	2022
Expected volatility	86.5%-98.2%	111.2%-161.7%
Risk-free interest	3.3%- 4.7%	1.7%- 3.7%
Dividend yield	-%	-%
Expected terms (years)	5.8	6.2

E. Warrants:

The remaining outstanding warrants and terms as of December 31, 2023 and 2022 are as follows:

Issuance date	Outstanding and exercisable as of December 31, 2023	Outstanding and exercisable as of December 31, 2022	Exercise Price			Exercisable Through
Series A (2013)	-	183		$2,754.00		April 9, 2023
Warrant to underwriters December 2019	-	45,643		$13.13		June 25, 2023
Warrant to underwriters December 2019	-	47,619		$13.13		June 27, 2023
Warrant to underwriters December 2019	-	45,045		$13.88		June 30, 2023
Series A October 2022	1,022,495	1,022,495		$2.20		October 25, 2027
Series B October 2022	-	1,022,495		$2.20		October 25, 2027
Prefunded warrants October 2022	-	240,000	$	(*	)	No limit
Warrant to underwriters October 2022	51,125	51,125		$6.11		October 21, 2027
Warrant to underwriters May 2023	32,778	-		$2.75		November 23, 2026
Warrant to underwriters May 2023	60,476	-		$2.75		November 24, 2026
Warrant to underwriters June 2023	35,088	-		$2.67		June 2, 2028
Warrant series C June 2023	350,878	-		$2.08		December 6, 2028
Warrant to underwriters June 2023	31,231	-		$4.06		June 28, 2028
Warrant series D June 2023	312,309	-		$3.19		December 28, 2028

(*)	Less than $0.01.

F-28

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 11 - BASIC AND DILUTED NET LOSS PER SHARE

The basic and diluted net loss per share and weighted average number of shares of common stock used in the calculation of basic and diluted net loss per share were presented in the consolidated statements of comprehensive loss for the years ended December 31, 2023 and 2022.

In the calculation of the basic and diluted net loss, the Company included warrants that would be exercised for no or little consideration and are exercisable with no contingencies.

Due to the net loss to common shareholders in each of the periods presented above, diluted loss per share was computed without consideration to potentially dilutive instruments as their inclusion would have been anti-dilutive. As of December 31, 2023 and 2022, potentially dilutive securities excluded from the diluted loss per share calculation are as follows:

	For the Years Ended December 31,
	2023	2022

Series A 2013	-	183
Warrant to underwriters December 2019	-	45,643
Warrant to underwriters December 2019	-	47,619
Warrant to underwriters December 2019	-	45,045
Series A and B warrants October 2022	1,022,495	2,044,990
Warrant to underwriters October 2022	51,125	51,125
Warrant to underwriters May 2023	32,778	-
Warrant to underwriters May 2023	60,476	-
Warrant to underwriters June 2023	35,088	-
Warrant series C June 2023	350,878	-
Warrant to underwriters June 2023	31,231	-
Warrant series D June 2023	312,309	-
Outstanding employee stock options to purchase common stock	2,095,362	1,507,137

F-29

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 12 - RESEARCH AND DEVELOPMENT EXPENSES, NET

	For the Years Ended December 31,
	2023	2022
Payroll and related expenses	$2,455	$3,558
Share-based compensation	407	387
Professional services	1,842	2,097
Materials	520	559
Patents	157	341
Rent	213	224
Office and maintenance expenses	55	100
Depreciation	106	102
Other	248	368
Less - grants	(279)	-
	$5,724	$7,736

NOTE 13 - GENERAL AND ADMINISTRATIVE EXPENSES, NET

	For the Years Ended December 31,
	2023	2022
Payroll and related expenses	$1,223	$1,813
Government fees	58	35
Share-based compensation	988	1,365
Professional services	1,204	1,154
Insurance	442	733
Public and investor relations	148	220
Office and maintenance expenses	95	120
Travel	160	180
Other	94	81
Less – insurance loss recoveries	(281)	(156)
	$4,131	$5,545

F-30

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 14 - RELATED PARTIES

There were no material related party transactions in each of the years ended December 31, 2023 and 2022 that were outside of the Company’s normal course of business.

NOTE 15 - TAXES ON INCOME

The Company is subject to U.S. federal tax rate of 21% for the years ended December 31, 2023 and 2022.

The Company has not been audited by the Internal Revenue Service since its incorporation.

As of December 31, 2023 and 2022, the Company has generated accumulated net operating losses in the U.S. of approximately $506,317 and $502,053, respectively. Net operating losses in the United States are available through 2035. Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

Microbot Israel is subject to Israeli corporate tax rate of 23% for the years ended 2023 and 2022. Microbot Israel has not received a final tax assessment since 2018.

As of December 31, 2023 and 2022, Microbot Israel has generated accumulated net operating losses in Israel of approximately $41,164 and $34,688, respectively, which may be carried forward and offset against taxable income in the future for an indefinite period.

F-31

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 15 - TAXES ON INCOME

The Company is still in its development stage and has not yet generated revenues, therefore, it is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future. Therefore, a valuation allowance was recorded to reduce the deferred tax assets to its recoverable amounts.

	As of December 31,
	2023	2022

Net operating loss carryforwards	$115,778	$113,393
Operating lease liabilities	53	105
Accrued vacation pay	59	71
Legal settlement accrual	464	-
Advance payment from IIA	17	-
Total deferred tax assets	116,371	113,569
Less: valuation allowance	(116,014)	(113,455)
Net deferred tax assets	357	114

Operating leases, right-of-use assets	(60)	(114)
Grant receivable (Ministry of Economy)	(5)	-
Insurance recovery receivable	(280)	-
Marketable securities	(12)	-
Total deferred tax liabilities	(357)	(114)
Total net deferred tax assets	$-	$-

Reconciliation of Income Taxes:

The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

F-32

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

NOTE 16 – SUBSEQUENT EVENTS

A. Preferred investment options inducement:

On December 29, 2023, the Company entered into a preferred investment option exercise inducement offer letter with certain holders of existing (i) Series A preferred investment options to purchase 1,022,495 shares of the Company’s common stock at an exercise price of $2.20 per share, issued on October 25, 2022, as amended on May 24, 2023, (ii) Series C preferred investment options to purchase 350,878 shares of the Company’s common stock at an exercise price of $2.075 per share, issued on June 6, 2023, and (iii) Series D preferred investment options to purchase 312,309 shares of the Company’s common stock at an exercise price of $3.19 per share issued on June 26, 2023 (clauses (i) through (iii) collectively, the “Existing Preferred Investment Options”), pursuant to which the holders agreed to exercise for cash their Existing Investment Options to purchase an aggregate of 1,685,682 shares of the Company’s common stock, at a reduced exercised price of $1.62 per share, in consideration for the Company’s agreement to issue new series E preferred investment options having terms to purchase up to 1,685,682 shares of the Company’s common stock (the “Inducement Investment Options”). Each Inducement Investment Option will have an exercise price equal to $1.50 per share, and will be exercisable from the date of the issuance until five and one-half (5.5) years following the date of the issuance. The Company received aggregate gross proceeds of approximately $2,730 from the exercise of the Existing Investment Options by the Holders and the sale of the Inducement Investment Options, before deducting placement agent fees and other offering expenses payable by the Company.

As mentioned in Note 9E above, the Company engaged Wainwright to act as its exclusive placement agent in connection with the transactions summarized above pursuant to an Engagement Letter, dated October 24, 2023 and paid Wainwright a cash fee equal to 7.0% of the gross proceeds received from the exercise of the Existing Investment Options as well as a management fee equal to 1.0% of the gross proceeds from the exercise of the Existing Investment Options. The Company also paid Wainwright $60 for non-accountable expenses, and approximately $16 for certain administrative fees. The Company also issued to Wainwright or its designees preferred investment options to purchase up to 84,284 shares of common stock which have the same terms as the Inducement Investment Options except for an exercise price equal to $2.025 per share. Further, pursuant to the engagement letter, Wainwright has a right of first refusal to act as sole book-running manager, sole underwriter, or sole placement agent with respect to any public offering or private placement of equity, equity-linked or debt securities using an underwriter or placement agent occurring during the twelve-month period following the closing date January 3, 2024.

The Closing of the preferred investment option exercise inducement offer letter, and the modification of the previous warrants, the issuance of the stock and the warrants, and the receipt of cash, all occurred after December 31, 2023.

B. Reinstatement of annual compensation:

On January 8, 2024, the Board of Directors of the Company authorized the reinstatement of the annual fees payable to the independent directors for their services, effective as of January 1, 2024. Such fees were suspended in May 2023 as a result of the Company’s cost reduction plan.

The Company also reinstated in full of the annual compensation of the CEO, effective as of January 1, 2024. Such compensation was reduced by 50% in May 2023 as a result of the Company’s cost reduction plan.

C. Settlement of litigation resulting from the 2017 financing:

On January 26, 2024 (the “Effective Date”), the Company entered into a settlement agreement and release with the Plaintiffs (the “Settlement Agreement”), effectively resolving a lawsuit brought against the Company in 2020. The lawsuit stemmed from securities purchase agreements made between the Company and the third parties in 2017.

Pursuant to the Settlement Agreement, the Company agreed to pay $2,154 consisting of a cash payment of $1,100, covered by the Company’s insurance company, and 1,005,965 shares of restricted common stock. Furthermore, the Company’s insurance company is responsible for covering legal expenses incurred by the Company in relation to the legal proceedings of the Lawsuit. As part of the Settlement Agreement, the Company is also obligated to register the restricted common stock. In February 2024, the Plaintiffs filed a stipulation discontinuing the Lawsuit with prejudice.

F-33

MICROBOT MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(Except share and per share data)

The Company concluded the Settlement Agreement gave rise to loss contingencies in the scope of ASC Subtopic 450-20, Contingencies – Loss Contingencies, and as of December 31, 2023, the Company recorded a contingent liability, as the Company deemed it both probable and reasonably estimable.

The Company determined that the loss contingency should be recognized as non-operating losses, offset by loss recoveries received from the Company’s insurance company.

As a result of the Settlement Agreement and the insurance recovery received from the insurance company, as of December 31, 2023, the Company recorded a liability and an asset on its balance sheet totaling $2,211 and $1,335, respectively. Within this asset, $1,100 represents the recovery of the cash payment of the settlement amount, and $235 represents recovery of legal expenses. A net non-operating loss of $1,111 from legal settlement was reflected in the Company’s statement of comprehensive loss for the year ended December 31, 2023.

D. Stock option grants and other compensation:

In February 2024, the Company granted the CEO, certain executives and certain employees, fully vested options to purchase an aggregate of 130,000 shares of the Company’s common stock, at an exercise price per share of $1.2684, attributable to performance goals achieved in January 2024. The Company also granted the CEO and other executives, options to purchase an aggregate of 132,500 shares of common stock at an exercise price per share of $1.25, with vesting based on meeting certain performance conditions in the year 2024.

In February 2024, the Company granted certain employees and advisors, options to purchase an aggregate of 77,500 shares of the Company’s common stock, at an exercise price per share of $1.2684, with a vesting period of three years.

Regarding the CEO’s 2023 annual bonus, in February 2024, the Company paid the CEO 25% of his 2023 annual bonus, amounting to approximately $99, through the grant of fully vested options to purchase an aggregate of 79,567 shares of the Company’s common stock with an exercise price per share of $1.25. The remaining 75% of the CEO’s bonus will be paid in cash contingent upon meeting certain conditions during 2024. As for other Company executives’ 2023 annual bonuses, in February 2024, the Company paid 50% of such bonuses in cash. The remaining 50% of such bonuses will be paid in cash contingent upon meeting certain conditions during 2024. As of December 31, 2023 and for the year then ended, the portions of the bonuses, which were paid in February 2024 in options and cash, were reflected as a liability in the Company’s balance sheet against payroll expenses in the Company’s statement of comprehensive loss, amounting to approximately $140.

E. Return of CardioSert intellectual property assets:

On March 3, 2024, the Company received notice from CardioSert that it was triggering its right to reacquire the Technology, pursuant to its rights under the CardioSert Agreement. The Company expects the transfer of the Technology back to CardioSert will occur in the second fiscal quarter of 2024.

F-34

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the common stock being registered. None of these costs or expenses will be borne by the selling stockholders. All amounts shown are estimates except for the Securities and Exchange Commission, or “SEC,” registration fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$181.14
Printing expenses	1,000.00	*
Legal fees and expenses	10,000.00	*
Accounting fees and expenses	15,000.00	*
Miscellaneous expenses	2,818.86	*
Total	$29,000.00	*

*	Estimated, as permitted under Item 511 of Regulation S-K.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits, in general, a Delaware corporation, to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that or she is or was a director, or officer, of the corporation, or served another business enterprise in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the DGCL also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s restated certificate of incorporation provides that the Company’s directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Company’s restated certificate of incorporation further provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and officers.

II-1

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements may require the Company, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Company’s directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at our request.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriter will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

On August 18, 2020, 14,685 outstanding warrants of the Company at an exercise price per share of $8.125, were exercised on a “net exercise” or “cashless” basis into 4,873 shares of common stock. The issuances of the 4,873 shares of common stock were exempt from registration under Section 4(a)(2) under the Securities Act of 1933, as amended and the rules promulgated thereunder (the “Securities Act”) as a transaction not involving a public offering to a single investor, and/or 3(a)(9) under the Securities Act.

On October 25, 2022, the Company sold in a private placement and issued to an investor (i) Series A preferred investment options to purchase up to 1,022,495 shares of Common Stock (the “Series A Warrants”) at an exercise price of $4.64 per share and (ii) Series B preferred investment options to purchase up to 1,022,495 shares of Common Stock (the “Series B Warrants” and, together with the Series A Warrants, the “Common Warrants”) at an exercise price of $4.64 per share. The Common Warrants and the shares of Common Stock issuable upon the exercise of the Common Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder. In connection with such private placement, the Company issued to the placement agent or its designees warrants to purchase 51,125 shares of Common Stock at an exercise price of $6.1125 per share. Such placement agent warrants and the shares of Common Stock issuable upon the exercise of the placement agent warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On May 23, 2023, in connection with a public offering of its securities, the Company issued to the placement agent or its designees warrants to purchase 32,778 shares of Common Stock at an exercise price of $2.75 per share. Such placement agent warrants and the shares of Common Stock issuable upon the exercise of the Common Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On May 24, 2023, in connection with a public offering of its securities, the Company issued to the placement agent or its designees warrants to purchase 60,476 shares of Common Stock at an exercise price of $2.75 per share. Such placement agent warrants and the shares of Common Stock issuable upon the exercise of the Common Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On June 6, 2023, the Company sold in a private placement and issued to an investor Series C preferred investment options to purchase up to 350,878 shares of Common Stock at an exercise price of $2.075 per share. Such Series C preferred investment options and the shares of Common Stock issuable upon the exercise of the Series C preferred investment options were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder. In connection with such private placement, the Company issued to the placement agent or its designees warrants to purchase 35,088 shares of Common Stock at an exercise price of $2.6719 per share. Such placement agent warrants and the shares of Common Stock issuable upon the exercise of the placement agent warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On June 16, 2023, the Company issued 385,246 to the holder of the Company’s Series B preferred investment options pursuant to the cashless exercise provision therein. Such shares of Common Stock issuable upon the exercise of the Series B preferred investment options were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

II-2

On June 28, 2023, the Company sold in a private placement and issued to an investor Series D preferred investment options to purchase up to 312,309 shares of Common Stock at an exercise price of $3.19 per share. Such Series D preferred investment options and the shares of Common Stock issuable upon the exercise of the Series D preferred investment options were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder. In connection with such private placement, the Company issued to the placement agent or its designees warrants to purchase 31,231 shares of Common Stock at an exercise price of $4.0625 per share. Such placement agent warrants and the shares of Common Stock issuable upon the exercise of the placement agent warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

On January 3, 2024, the Company issued, in a private placement, Series E preferred investment options to purchase up to 1,685,682 shares of Common Stock at an exercise price per share of $1.50, pursuant to a preferred investment option exercise inducement offer, to the holders of certain outstanding preferred investment options of the Company. Such Series D preferred investment options and the shares of Common Stock issuable upon the exercise of the Series D preferred investment options were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act. In connection with the inducement offer, the Company issued to the placement agent or its designees warrants to purchase an aggregate of 84,284 shares of Common Stock at an exercise price of $2.025 per share. Such placement agent warrants and the shares of Common Stock issuable upon the exercise of the placement agent warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

As of January 26, 2024, the Company issued an aggregate of 1,005,965 shares of restricted Common Stock (the “Settlement Shares”), as partial settlement to the plaintiffs in the lawsuit entitled Empery Asset Master Ltd., Empery Tax Efficient, LP, Empery Tax Efficient II, LP, Hudson Bay Master Fund Ltd., Plaintiffs, against Microbot Medical Inc., Defendant, in the Supreme Court of the State of New York, County of New York (Index No. 651182/2020). The Settlement Shares were issued pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2) as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The documents set forth below are filed herewith or incorporated by reference to the location indicated.

Exhibit Number	Description of Document
2.1	Agreement and Plan of Merger and Reorganization, dated as of August 15, 2016, by and among StemCells, Inc., C&RD Israel Ltd. and Microbot Medical Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K filed on August 15, 2016).
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed on March 15, 2007).
3.2	Certificate of Amendment to the Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 29, 2016).
3.3	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 4, 2018).
3.4	Amended and Restated By-Laws of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 3, 2016).
3.5	Certificate of Elimination (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 12, 2018).
3.6	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 11, 2019).
3.7	Amendment to Section 5 of the Amended and Restated By-Laws of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 3, 2021).
4.1	Description of the Company’s Securities (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019).
4.2	Form of Series A Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 25, 2022)
4.3	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 25, 2022)
4.4	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 23, 2023)
4.5	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 24, 2023)

II-3

4.6	Form of Warrant Amendment Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 24, 2023)
4.7	Form of Series C Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 6, 2023)
4.8	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 6, 2023)
4.9	Form of Series D Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 28, 2023)
4.10	Form of Wainwright Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 28, 2023)
4.11	Form of Inducement Investment Option (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 2, 2024)
4.12	Form of Placement Agent Investment Option (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 2, 2024)
5.1+	Opinion of Ruskin Moscou Faltischek, PC
10.1	Form of Indemnification Agreement, between the Company and each of its Directors and Officers (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 29, 2016).
10.2*	Employment Agreement with Harel Gadot (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 29, 2016).
10.3	License Agreement, dated June 20, 2012, by and between Technion Research and Development Foundation, and Microbot Medical Ltd. (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and filed on March 21, 2017).
10.4*	Form of Stock Option Agreement under the Microbot Medical Inc. 2017 Equity Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2017, filed on November 14, 2017).
10.5	Agreement, dated January 4, 2018, by and between CardioSert Ltd. and Microbot Medical Ltd. (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 8, 2018).
10.6*	Employment Agreement with Dr. Eyal Morag (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on April 14, 2020).
10.7*	Microbot Medical Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit A of the Company’s Definitive Proxy Statement on Schedule 14A filed on August 11, 2017).
10.8*	Microbot Medical Inc. 2020 Omnibus Performance Award Plan (incorporated by reference to Exhibit A of the Company’s definitive Proxy Statement on Schedule 14A filed on July 31, 2020)
10.9*	Form of Restricted Stock Unit Award Agreement under the Microbot Medical Inc. 2020 Omnibus Performance Award Plan (incorporated by reference to Exhibit 4.2 of the registration Statement on Form S-8 of the Company filed on November 25, 2020)
10.10*	Form of NQO Award Agreement under the Microbot Medical Ltd. 2020 Omnibus Performance Award Plan (incorporated by reference to Exhibit 4.3 of the registration Statement on Form S-8 of the Company filed on November 25, 2020)
10.11*	Form of Restricted Stock Award Agreement under the Microbot Medical Ltd. 2020 Omnibus Performance Award Plan (incorporated by reference to Exhibit 4.4 of the registration Statement on Form S-8 of the Company filed on November 25, 2020)
10.12*	Form of SAR Award Agreement under the Microbot Medical Ltd. 2020 Omnibus Performance Award Plan (incorporated by reference to Exhibit 4.5 of the registration Statement on Form S-8 of the Company filed on November 25, 2020)
10.13*	Form of ISO Award Agreement under the Microbot Medical Ltd. 2020 Omnibus Performance Award Plan (incorporated by reference to Exhibit 4.6 of the registration Statement on Form S-8 of the Company filed on November 25, 2020)
10.14*	Employment Agreement, as of March 31, 2018, with Simon Sharon (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on April 7, 2021)
10.15*	First Amendment to Employment Agreement, dated as of April 19, 2021, with Simon Sharon (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on April 22, 2021)

II-4

10.16	At the Market Offering Agreement, dated June 10, 2021, by and between Microbot Medical Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on June 10, 2021)
10.17**	Strategic Collaboration Agreement for Technology Co-Development with Stryker Corporation, acting through its Neurovascular Division (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on December 27, 2021)
10.18	Asset Purchase Agreement with Nitiloop, Ltd. dated October 6, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 7, 2022)
10.19*	Employment Agreement with Rachel Vaknin (incorporated by reference to the Company’s Current Report on Form 8-K filed on April 5, 2022)
10.20*	Second Amendment to Employment Agreement with Harel Gadot (incorporated by reference to the Company’s Current Report on Form 8-K filed on February 1, 2022)
10.21	Letter Agreements dated March 18, 2021 between Microbot Medical Ltd. and Technion Research and Development Foundation Ltd. (incorporated by reference to the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2022, filed on March 31, 2023)
10.22	Form of Securities Purchase Agreement, dated as of October 21, 2022, by and among Microbot Medical Inc. and the purchaser party thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 25, 2022)
10.23*	Addendum to Employment Agreement with Rachel Vaknin (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 22, 2023)
10.24*	Addendum to Employment Agreement with Simon Sharon (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 22, 2023)
10.25*	Addendum to Employment Agreement with Eyal Morag (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 22, 2023)
10.26*	Addendum to Employment Agreement with Eyal Morag. (incorporated by reference to the Company’s Current Report on Form 8-K filed on May 22, 2023)
10.27	Form of Securities Purchase Agreement, dated as of May 22, 2023, by and among Microbot Medical Inc. and the purchasers party thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 23, 2023)
10.28	Form of Securities Purchase Agreement, dated as of May 23, 2023, by and among Microbot Medical Inc. and the purchaser party thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 24, 2023)
10.29	Form of Securities Purchase Agreement, dated as of June 2, 2023, by and among Microbot Medical Inc. and the purchasers party thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 6, 2023)
10.30	Form of Securities Purchase Agreement, dated as of June 26, 2023, by and among Microbot Medical Inc. and the purchasers party thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 28, 2023)
10.31	Employment Agreement with Juan Diaz-Cartelle, MD (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 21, 2023)
10.32	Form of Inducement Letter (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 2, 2024)
10.33	Settlement Agreement and Release dated as of January 26, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 30, 2024)
10.34	Registration Rights Agreement dated as of January 26, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 30, 2024)
21.1	Subsidiaries of the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and filed on March 21, 2017).
23.1	Consent of Independent Registered Public Accounting Firm
23.2+	Consent of Ruskin Moscou Faltischek PC (included in Exhibit 5.1)
24.1+	Power of Attorney (included on signature page)
97.1	Clawback Policy (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and filed on March 27, 2024)
107+	Filing Fee Table

*	Indicates Management contract or compensatory plan or arrangement
**	Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
+	Previously filed.

II-5

(b) Financial statement schedule.

None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Braintree, Commonwealth of Massachusetts, on April 1, 2024.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harel Gadot	Chairman, President and Chief Executive Officer	April 1, 2024
Harel Gadot	(Principal Executive Officer)

/s/ Rachel Vaknin	Chief Financial Officer	April 1, 2024
Rachel Vaknin	(Principal Financial and Accounting Officer)

*	Director	April 1, 2024
Yoseph Bornstein

*	Director	April 1, 2024
Prattipati Laxminarain

*	Director	April 1, 2024
Scott Burell

*	Director	April 1, 2024
Martin Madden

*	Director	April 1, 2024
Aileen Stockburger

*	Director	April 1, 2024
Tal Wenderow

*	By:	/s/ Harel Gadot
Harel Gadot, Attorney-in-Fact

II-7